SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Callaway Golf Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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April 2, 2009

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Callaway Golf Company, which will be held on Tuesday, May 19, 2009, at the Sheraton Carlsbad, 5480 Grand Pacific Drive, Carlsbad, California 92008, commencing at 10:00 a.m. (PDT). A map is provided on the back page of these materials for your reference. Your Board of Directors and management look forward to greeting personally those shareholders who are able to attend.

At the meeting, your Board of Directors will ask shareholders to (i) elect eight directors, (ii) approve an amendment to our Amended and Restated 2004 Incentive Plan to increase the maximum number of shares of common stock available for issuance thereunder from 12,250,000 to 17,500,000 shares and make certain other changes, and (iii) ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm. These matters are described more fully in the accompanying Proxy Statement, which you are urged to read thoroughly. Your Board of Directors recommends a vote “FOR” each of the nominees and “FOR” each of the proposals.

It is important that your shares are represented and voted at the meeting whether or not you plan to attend. Accordingly, you are requested to return a proxy as promptly as possible either by voting through the Internet or telephone or by signing, dating, and returning a proxy card in accordance with the enclosed instructions.

Sincerely,

George Fellows
President and Chief Executive Officer

CALLAWAY GOLF COMPANY

2180 Rutherford Road

Carlsbad, California 92008

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Meeting Date: May 19, 2009

To Our Shareholders:

The 2009 Annual Meeting of Shareholders (the “Annual Meeting”) of Callaway Golf Company, a Delaware corporation, (the “Company”) is scheduled to be held at the Sheraton Carlsbad, 5480 Grand Pacific Drive, Carlsbad, California 92008, commencing at 10:00 a.m. (PDT), on Tuesday, May 19, 2009, to consider and vote upon the following matters described in this notice and the accompanying Proxy Statement:

1.	to elect as directors the eight nominees named in the accompanying Proxy Statement;

2.	to amend the Amended and Restated 2004 Incentive Plan to increase the number of shares of common stock available for issuance thereunder from 12,250,000 to 17,500,000 shares and make certain other changes;

3.	to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009; and

4	to transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The Board of Directors has nominated the following eight individuals to stand for election to the Board of Directors at the Annual Meeting: George Fellows, Samuel H. Armacost, Ronald S. Beard, John C. Cushman, III, Yotaro Kobayashi, John F. Lundgren, Richard L. Rosenfield and Anthony S. Thornley. All eight individuals are currently members of the Company’s Board of Directors. For more information concerning these individuals, please see the accompanying Proxy Statement.

The Board of Directors has fixed the close of business on March 23, 2009 as the record date for determination of shareholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment or postponement thereof, and only record holders of common stock at the close of business on that day will be entitled to vote. At the record date, 64,459,811 shares of Common Stock were issued and outstanding. In order to constitute a quorum for the conduct of business at the Annual Meeting, it is necessary that holders of a majority of all outstanding shares of Common Stock of the Company be present in person or represented by proxy.

TO ASSURE REPRESENTATION AT THE ANNUAL MEETING, SHAREHOLDERS ARE URGED TO RETURN A PROXY AS PROMPTLY AS POSSIBLE EITHER BY VOTING THROUGH THE INTERNET OR TELEPHONE OR BY SIGNING, DATING, AND RETURNING A PROXY CARD IN ACCORDANCE WITH THE ENCLOSED INSTRUCTIONS. ANY SHAREHOLDER ATTENDING THE ANNUAL MEETING MAY VOTE IN PERSON EVEN IF HE OR SHE PREVIOUSLY RETURNED A PROXY.

If you plan to attend the Annual Meeting in person, we would appreciate your response by so indicating when returning the proxy.

By Order of the Board of Directors,

Brian P. Lynch
Corporate Secretary

Carlsbad, California

April 2, 2009

PROXY STATEMENT

General Information	1
Purpose	1
Quorum and Voting	1
Solicitation of Proxies	2
Householding	2
Other Matters	3
Board of Directors and Corporate Governance	4
Introduction	4
Proposal No. 1 — Election Of Directors	4
Vote Required	7
Majority Vote Policy	7
Committees of the Board of Directors	7
Lead Independent Director	9
Meetings and Director Attendance	10
Director Compensation	10
Communications with the Board	11
Corporate Governance Guidelines and Code of Conduct	11
Report of the Audit Committee	12
Audit Committee Duties and Responsibilities	12
2008 Audit Committee Activities	13
Non-Audit Services	14
Information Concerning The Amended and Restated 2004 Incentive Plan	16
Proposal No. 2 — Amendment To Our Amended And Restated 2004 Incentive Plan To Increase The Maximum Number Of Shares Of Common Stock Available For Issuance Thereunder From 12,250,000 To 17,500,000 Shares and Make Certain Other Changes	16
General Information	16
Summary of the Amended and Restated 2004 Equity Incentive Plan	16
Federal Income Tax Consequences	20
Miscellaneous	22
Information Concerning Registered Public Accounting Firm	23
Proposal No. 3 — Ratification Of Independent Registered Public Accounting Firm	23
Fees of Independent Registered Public Accounting Firm	23
Policy for Preapproval of Auditor Fees and Services	24
Beneficial Ownership of the Company’s Securities	25
Report of the Compensation and Management Succession Committee	28
Compensation of Executive Officers and Directors	29
Compensation Discussion and Analysis	29
Introduction.	29
Compensation Committee Interlocks and Insider Participation	45
Summary Compensation Table	46
Grants of Plan-Based Awards in Fiscal Year 2008	48
Outstanding Equity Awards at Fiscal Year-End 2008	50
Option Exercises and Stock Vested in Fiscal Year 2008	52
Nonqualified Deferred Compensation in Fiscal Year 2008	53
Potential Payments Upon Termination or Change in Control	54
Director Compensation in Fiscal Year 2008	58
Transactions with Related Persons	59
Annual Report	60
Shareholder Proposals	60
Other Matters	61

i

CALLAWAY GOLF COMPANY

2180 Rutherford Road

Carlsbad, California 92008

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

Meeting Date: May 19, 2009

GENERAL INFORMATION

Purpose

This Proxy Statement and accompanying proxy card will first be made available to shareholders on the Internet on or about April 9, 2009 in connection with the solicitation of proxies by the Board of Directors of Callaway Golf Company, a Delaware corporation (the “Company”). The proxies are for use at the 2009 Annual Meeting of Shareholders of the Company, which will be held on Tuesday, May 19, 2009, at the Sheraton Carlsbad, 5480 Grand Pacific Drive, Carlsbad, California 92008, commencing at 10:00 a.m. (PDT), and at any meetings held upon adjournment or postponement thereof (the “Annual Meeting”). The record date for the Annual Meeting is the close of business on March 23, 2009 (the “Record Date”). Only holders of record of the Company’s common stock, $.01 par value (the “Common Stock”), on the Record Date are entitled to notice of the Annual Meeting and to vote at the Annual Meeting.

Quorum and Voting

Whether or not you plan to attend the Annual Meeting in person, please return a proxy indicating how you wish your shares to be voted as promptly as possible. You may return a proxy either by voting through the Internet or telephone or by signing, dating and returning a proxy card. Please follow the accompanying instructions. Any shareholder who returns a proxy has the power to revoke it at any time prior to its effective use either by filing with the corporate secretary of the Company a written instrument revoking it, or by returning (by mail, telephone or Internet) another later-dated proxy, or by attending the Annual Meeting and voting in person. If you sign and return your proxy but do not indicate how you want to vote your shares for each proposal, then for any proposal for which you do not so indicate, your shares will be voted at the Annual Meeting in accordance with the recommendation of the Board of Directors. The Board of Directors recommends a vote “FOR” each of the nominees for election as director as set forth in this Proxy Statement, “FOR” the amendment to our Amended and Restated 2004 Incentive Plan to increase the maximum number of shares of Common Stock available for issuance thereunder from 12,250,000 to 17,500,000 shares and make certain other changes and “FOR” ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009. By returning the proxy (either by mail, telephone or Internet), unless you notify the corporate secretary of the Company in writing to the contrary, you are also authorizing the proxies to vote with regard to any other matter which may properly come before the Annual Meeting or any adjournment or postponement thereof. The Company does not currently know of any such other matter. If there were any such additional matters, the proxies would vote your shares in accordance with the recommendation of the Board of Directors.

At the Record Date, there were 64,459,811 shares of the Company’s Common Stock issued and outstanding. No other voting securities of the Company were outstanding at the Record Date. The presence, either in person or by proxy, of persons entitled to vote a majority of the Company’s outstanding Common Stock is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Abstentions may be specified for all proposals except the election of directors. Under the rules of the New York Stock Exchange (“NYSE”), brokers who hold shares in street name for customers do not have the authority to vote on certain items when they have not received instructions from beneficial owners (“broker non-votes”). Abstentions and broker non-votes are counted for purposes of determining a quorum. Abstentions are counted in the tabulation of votes cast and have the same effect as voting against a proposal. Broker non-votes are not considered as having voted for purposes of determining the outcome of a vote. The election of directors (Proposal No. 1) and ratification of the appointment of independent registered public accounting firm (Proposal No. 3) being voted upon at the Annual Meeting are considered routine and brokers may generally vote on such proposals in their discretion if they do not receive instructions from the beneficial owners. The amendment to the Company’s Amended and Restated 2004 Incentive Plan to increase the maximum number of shares of Common Stock authorized for issuance thereunder from 12,250,000 to 17,500,000 shares and make certain other changes (Proposal No. 2) is considered non-routine and brokers may not vote on such proposal if they do not receive instructions from the beneficial owners.

Holders of Common Stock have one vote for each share on any matter that may be presented for consideration and action by the shareholders at the Annual Meeting, except that shareholders have cumulative voting rights with respect to the election of directors. Cumulative voting rights entitle each shareholder to cast as many votes as are equal to the number of directors to be elected multiplied by the number of shares owned by such shareholder, which votes may be cast for one candidate or distributed among two or more candidates. A shareholder may exercise cumulative voting rights by indicating on the proxy card the manner in which such votes should be allocated (Internet and telephone voting cannot accommodate cumulative voting). The eight nominees for director receiving the highest number of votes at the Annual Meeting will be elected. A return of a proxy giving authority to vote for the nominees named in this Proxy Statement will also give discretion to the proxies to vote shares cumulatively for one or more nominees so as to elect the maximum number of directors recommended by the Board of Directors.

Solicitation of Proxies

The cost of preparing, assembling, printing and mailing this Proxy Statement and the accompanying proxy card, and the cost of soliciting proxies relating to the Annual Meeting, will be borne by the Company. The Company may request banks and brokers to solicit their customers who beneficially own Common Stock listed of record in the name of such bank or broker or other third party, and will reimburse such banks, brokers and third parties for their reasonable out-of-pocket expenses for such solicitations. The solicitation of proxies by mail may be supplemented by telephone, facsimile, Internet and personal solicitation by directors, officers and other employees of the Company, but no additional compensation will be paid to such individuals. The Company has retained the firm of Mellon Investor Services LLC to assist in the solicitation of proxies for a base fee of approximately $8,400, plus out-of-pocket expenses.

Householding

With regard to the delivery of annual reports and proxy statements, under certain circumstances the Securities and Exchange Commission (“SEC”) permits a single set of such documents to be sent to any household at which two or more shareholders reside if they appear to be members of the same family. Each shareholder, however, still receives a separate proxy card. This procedure, known as “householding,” reduces the amount of duplicate information received at a household and reduces mailing and printing costs as well. A number of banks, brokers and other firms have instituted householding and have previously sent a notice to that effect to certain of the Company’s beneficial shareholders whose shares are registered in the name of the bank, broker or other firm. As a result, unless the shareholders receiving such notice gave contrary instructions, only one annual report and one annual proxy statement will be mailed to an address at which two or more such shareholders reside. If any shareholder residing at such an address wishes to receive a separate annual report or annual proxy statement in the future, such shareholder should telephone the householding election system (toll-free) at 1-800-542-1061. In addition, (i) if any shareholder who previously consented to householding desires to receive a separate copy of the annual report or annual proxy statement for each shareholder at his or her same address, or (ii) if any shareholder shares an address with another shareholder and both shareholders of such address desire to receive only a single copy of the annual report or annual proxy statement, then such shareholder should contact his or her bank, broker or other firm in whose name the shares are registered or contact the Company as follows: Callaway Golf Company, ATTN: Investor Relations, 2180 Rutherford Road, Carlsbad, CA 92008, telephone (760) 931-1771.

Other Matters

The main purpose of the Annual Meeting of Shareholders is to conduct the business described in this Proxy Statement. On some occasions in the past, the Company has chosen to expand the scope of the meeting to include presentations on portions of the Company’s business and to conduct a question and answer session with the Company’s leadership. At the upcoming Annual Meeting, it is the Company’s intention to have a brief presentation by the Chief Executive Officer after the completion of all business, followed by a short question and answer period. Due to legal and practical constraints, including regulations regarding the selective disclosure of material information, and consistent with the fact that the main purpose of the Annual Meeting is to conduct the necessary business of the Company, a significant, substantive presentation on the Company’s current or expected performance is not planned.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Introduction

Corporate governance is the system by which corporations ensure that they are managed ethically and in the best interests of the Company’s shareholders. The Company is committed to maintaining high standards of corporate governance. A copy of the Company’s Corporate Governance Guidelines is available on the Company’s website at www.callawaygolf.com under Investor Relations — Corporate Governance.

One of the most important aspects of corporate governance is the election of a Board of Directors to oversee the operation of the business and affairs of the Company. The Company’s Bylaws provide that the Company’s directors shall be elected at each annual meeting of shareholders. As a result, as discussed below, the first proposal the shareholders will be asked to vote upon at the Annual Meeting is the election of the eight nominees named in this Proxy Statement as directors to serve until the 2010 annual meeting of shareholders and until their successors are elected and qualified.

In today’s business environment, the selection of a qualified independent auditor has become a key aspect of corporate governance. This year the Board of Directors has asked that shareholders ratify the Audit Committee’s selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009.

Proposal No. 1 — Election Of Directors

Independence. The Company’s Bylaws and Corporate Governance Guidelines provide that a substantial majority of the Company’s directors must be independent. A director is independent only if the director is not an employee of the Company and the Board has determined that the director has no direct or indirect material relationship to the Company. To be independent, a director must also satisfy any other independence requirements under applicable law or regulation and the listing standards of the NYSE. In evaluating a particular relationship, the Board considers the materiality of the relationship to the Company, to the director and, if applicable, to an organization with which the director is affiliated. To assist in its independence evaluation, the Board adopted categorical independence standards, which are listed on Exhibit A attached to the Company’s Corporate Governance Guidelines, which are available on the Company’s website at www.callawaygolf.com under Investor Relations — Corporate Governance. Compliance with these internal and NYSE independence standards is reviewed at least annually. The Board has determined that each of the seven current non-management directors is independent; therefore, a majority of the members of the Board are independent. George Fellows, the Company’s President and Chief Executive Officer, is the only current director who is not independent.

Nominees for Election. The Board of Directors has nominated all of the Company’s eight current directors to stand for election at the Annual Meeting to serve until the 2010 annual meeting of shareholders and until their respective successors are elected and qualified. Each nominee has consented to being named in this Proxy Statement as a nominee for election as director and has agreed to serve as a director if elected. If any one or more of such nominees should for any reason become unavailable for election, the persons named in the accompanying form of proxy may vote for the election of such substitute nominees as the Board of Directors may propose. The accompanying form of proxy contains a discretionary grant of authority with respect to this matter.

The nominees for election as directors at the Annual Meeting are set forth below:

Name	Positions with the Company	Director Since
George Fellows	President and Chief Executive Officer	2005
Ronald S. Beard	Chairman of the Board and Lead Independent Director	2001
Samuel H. Armacost	Director	2003
John C. Cushman, III	Director	2003
Yotaro Kobayashi	Director	1998
John F. Lundgren	Director	2009
Richard L. Rosenfield	Director	1994
Anthony S. Thornley	Director	2004

Biographical Information of Nominees. Set forth below is certain biographical information about each of the nominees:

George Fellows. Mr. Fellows, 66, is President and Chief Executive Officer of the Company as well as one of its Directors. He has served in such capacities since August 2005. Prior to joining the Company, during the period 2000 through July 2005, he served as President and Chief Executive Officer of GF Consulting, a management consulting firm, and served as Senior Advisor to Investcorp International, Inc. and J.P. Morgan Partners, LLC. Previously, Mr. Fellows was a member of senior management of Revlon, Inc. from 1993 to 1999, including his terms as President commencing 1995 and Chief Executive Officer commencing 1997. He is a member of the board of directors of VF Corporation (a global apparel company). Mr. Fellows graduated with a B.S. degree from City College of New York, received an MBA from Columbia University, and completed the Advanced Management Program at Harvard University.

Ronald S. Beard. Mr. Beard, 70, has served as a Director of the Company since June 2001, held the position of Lead Independent Director since August 2002 and was appointed Chairman in August 2005. He is Chair of the Nominating and Corporate Governance Committee. Mr. Beard is currently a partner in the Zeughauser Group, consultants to the legal industry. Mr. Beard is a retired former Partner of the law firm of Gibson, Dunn & Crutcher LLP. He joined the firm in 1964, served as Chairman of the firm from April 1991 until December 2001, and was also its Managing Partner from April 1991 until mid-1997. Mr. Beard served as the Company’s general outside counsel from 1998 until he joined the Board of Directors. Mr. Beard also serves as a Director of Javo Beverage Company. He received his law degree in 1964 from Yale Law School.

Samuel H. Armacost. Mr. Armacost, 70, has served as a Director of the Company since April 2003 and is Chair of the Compensation and Management Succession Committee. He is Chairman of SRI International (formerly Stanford Research Institute), an independent nonprofit research institute. Mr. Armacost joined SRI International in 1998 and is a member of the board of directors of Sarnoff, Inc., a subsidiary of SRI International. He was Managing Director of Weiss, Peck & Greer LLC (an investment management and venture capital firm) from 1990 to 1998. He was Managing Director of Merrill Lynch Capital Markets from 1987 to 1990. Prior to that time he was President and Chief Executive Officer of BankAmerica Corporation from 1981 to 1986. He also served as Chief Financial Officer of BankAmerica Corporation from 1979 to 1981. Currently, Mr. Armacost serves as a member of the Board of Directors of Chevron Corporation, Exponent, Inc., Del Monte Foods Company and Franklin Resources, Inc. Mr. Armacost is a graduate of Denison University and received his MBA from Stanford University in 1964.

John C. Cushman, III. Mr. Cushman, 68, has served as a Director of the Company since April 2003. He has been Chairman of Cushman & Wakefield, Inc. since it merged with Cushman Realty Corporation in 2001, which he co-founded in 1978. Mr. Cushman also serves as Director and Chief Executive Officer of Cushman Winery Corporation, which is the owner of Zaca Mesa Winery, and which he co-founded in 1972. He began his career with Cushman & Wakefield, Inc., a commercial real estate firm, from 1963 to 1978. Currently, Mr. Cushman also serves on the boards of the following privately held corporations: D.A. Cushman Realty Corporation,

iCRETE LLC and Artoc Universal Properties (Cairo, Egypt). Mr. Cushman is a 1963 graduate of Colgate University where he also earned an Honorary Doctorate in Humane Letters in 2008, and he completed the Advanced Management Program at Harvard University in 1977.

Yotaro Kobayashi. Mr. Kobayashi, 75, has served as a Director of the Company since June 1998. He is the former Chairman and Chief Executive Officer of Fuji Xerox Co., Ltd., a global developer of xerographic and document-related products. Mr. Kobayashi joined Fuji Photo Film Co., Ltd. in 1958, was assigned to Fuji Xerox Co., Ltd. in 1963, named President and Chief Executive Officer in 1978 and Chairman and Chief Executive Officer in 1992. He served as Chairman of the Board from 1999 through March 2006. Mr. Kobayashi served as Chief Corporate Advisor from March 2006 through March 2009. Mr. Kobayashi is also a Director of Sony Corporation, Nippon Telegraph and Telephone Corporation (NTT) and the American Productivity and Quality Center. He holds positions as Chairman of The Aspen Institute Japan, Pacific Asia Chairman of the Trilateral Commission, and Chairman of the International University of Japan as well as Life-Time Trustee of Keizai Doyukai. He is also on the Advisory Board of the Council on Foreign Relations and serves on the Board of Trustees of Keio University. He is a 1956 graduate of Keio University and received his MBA from The Wharton School in 1958.

John F. Lundgren. Mr. Lundgren, 57, was appointed to the Company’s Board of Directors in March 2009. He is Chairman and Chief Executive Officer of The Stanley Works, a worldwide supplier of consumer products, industrial tools and security solutions for professional, industrial and consumer use. Prior to joining The Stanley Works in 2004, Mr. Lundgren served as President — European Consumer Products, of Georgia Pacific Corporation and also held various positions in finance, manufacturing, corporate development and strategic planning with Georgia Pacific and its predecessor companies, namely James River Corporation from 1995 — 1997 and Fort James Corporation from 1997 — 2000. Mr. Lundgren began his business career in brand management at the Gillette Corporation. Mr. Lundgren has been a director of The Stanley Works since 2004 and is a member of the Board of Directors of the National Association of Manufacturers (NAM). Mr. Lundgren is a graduate of Dartmouth College and received his MBA from Stanford University.

Richard L. Rosenfield. Mr. Rosenfield, 63, has served as a Director of the Company since April 1994. He is the Chair of the Executive Committee. He is co-founder, co-Chairman, co-President and co-Chief Executive Officer of California Pizza Kitchen, Inc., a gourmet pizza restaurant chain founded in 1985. In 2002, Mr. Rosenfield co-founded and served as co-President of LA Food Show, Inc., a Los Angeles restaurant company that is now owned by California Pizza Kitchen, Inc. From 1973 to 1985, Mr. Rosenfield was a principal and partner of the law firm of Flax & Rosenfield, a private law firm in Beverly Hills, California. From 1969 to 1973, Mr. Rosenfield served as an attorney in the U.S. Department of Justice. He is a 1969 graduate of DePaul University College of Law.

Anthony S. Thornley. Mr. Thornley, 62, has served as a Director of the Company since April 2004. He is the Chair and designated “Financial Expert” of the Audit Committee. From February 2002 to July 2005, he served as President and Chief Operating Officer of QUALCOMM Incorporated, the San Diego-based company that pioneered and developed technologies used in wireless networks throughout much of the world. He previously served as QUALCOMM’s Chief Financial Officer beginning in 1994, while also holding titles of Vice President, Senior Vice President and Executive Vice President. Prior to joining QUALCOMM, Mr. Thornley worked for Nortel Networks for 16 years, serving in various financial and information systems management positions including Vice President of Public Networks, Vice President of Finance NT World Trade, and Corporate Controller Northern Telecom Limited. Before Nortel, Mr. Thornley worked for Coopers & Lybrand. Mr. Thornley is a director of Airvana Inc. (provider of network infrastructure products), Cavium Networks (a semiconductor company), Transdel Pharmaceuticals, Inc., Proximetry, Inc. (a privately held wireless network management company), iSports Inc. (a privately held application software business) and KMF Audio, Inc. (a privately held microphone company) and also serves as Chief Financial Officer of KMF Audio. Mr. Thornley received his degree in chemistry from Manchester University, England, and is qualified as a chartered accountant.

Vote Required

Assuming a quorum is present, the eight nominees receiving the highest number of votes cast at the Annual Meeting will be elected as directors. You may vote “for” or “withhold” your vote with respect to the election of any or all of the nominees.

Majority Vote Policy

The Company’s Corporate Governance Guidelines set forth the Company’s procedure regarding a director who is elected but receives a majority of “withheld” votes. In an uncontested election of directors, any nominee who has a greater number of votes “withheld” from his or her election than votes “for” such election (a “Majority Withheld Vote”) is required to submit in writing an offer to resign. The Nominating and Corporate Governance Committee would consider, among other things, the reasons for the Majority Withheld Vote and make a recommendation to the Board of Directors whether or not to accept the resignation offer. The Board of Directors would consider the recommendation of the Nominating and Corporate Governance Committee and would determine whether to accept the resignation. The Board of Directors would disclose the basis for its determination. Full details of this procedure are set forth in the Company’s Corporate Governance Guidelines, posted on its website at www.callawaygolf.com under Investor Relations — Corporate Governance.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES LISTED ABOVE.

Committees of the Board of Directors

The Board of Directors currently has four standing committees and one subcommittee. They are the Audit Committee; the Compensation and Management Succession Committee, as well as its subcommittee, the Rule 16b-3 and Section 162(m) Subcommittee of the Compensation and Management Succession Committee; the Executive Committee; and the Nominating and Corporate Governance Committee. There is also an ad hoc Special Committee of the Board of Directors which was formed in 2005 to assist the Board of Directors in evaluating strategic alternatives. The Board of Directors has adopted written charters for each of the four standing committees and the subcommittee. A copy of each of the charters is available on the Company’s website at www.callawaygolf.com under Investor Relations — Corporate Governance — Board Committees. Upon request, the Company will provide to any person without charge a copy of such charters. Any such requests may be made by contacting the Company’s Investor Relations Department at the Company’s principal executive offices by telephone at (760) 931-1771 or by mail at 2180 Rutherford Road, Carlsbad, CA 92008. More detailed information about each committee is set forth below.

Audit Committee. The Audit Committee currently consists of Messrs. Thornley (Chair), Beard and Armacost. The Board of Directors has determined that each member of the Company’s Audit Committee is independent within the meaning of Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 10A-3 thereunder, and the applicable listing standards of the NYSE. The Board of Directors has also determined that each member of the Audit Committee is financially literate and has accounting or related financial management expertise within the meaning of the listing standards of the NYSE. In addition, the Board of Directors has determined that at least one member of the Audit Committee qualifies as an Audit Committee Financial Expert as defined by Item 407(d)(5) of Regulation S-K. The Board of Directors has designated Mr. Thornley as the Audit Committee Financial Expert. The Board also believes that the collective experiences of the other members of the Audit Committee make them well qualified to serve on the Company’s Audit Committee. Shareholders should understand that Mr. Thornley’s designation as an Audit Committee Financial Expert is a Securities and Exchange Commission disclosure requirement, and it does not impose on Mr. Thornley any duties, obligations or liabilities that are greater than those which are generally imposed on him as a member of the Audit Committee and the Board, and his designation as an Audit Committee Financial Expert pursuant to this requirement does not affect the duties, obligations or liabilities of any other member of the Audit Committee or the Board.

The Audit Committee is responsible for representing the Board of Directors in discharging its oversight responsibility relating to the accounting, reporting and financial practices of the Company and its subsidiaries, including the integrity of the Company’s financial statements, as well as oversight of the Company’s internal audit function. The Audit Committee also has oversight responsibility with regard to the Company’s legal and regulatory matters and has sole authority for all matters relating to the Company’s independent registered public accounting firm, including the appointment, compensation, evaluation, retention and termination of such firm.

Compensation and Management Succession Committee. The Compensation and Management Succession Committee currently consists of Messrs. Armacost (Chair), Beard, Cushman, Rosenfield and Thornley. All of the members of this Committee are independent directors as determined under the applicable independence standards described above, including the NYSE listing standards. The Committee is responsible for discharging the responsibilities of the Board relating to compensation of the Company’s executives and for assisting the Board with management succession issues and planning. The Committee, together with the other independent directors, sets the compensation of the Chief Executive Officer. The Committee sets the compensation of the other executive officers in consultation with the Chief Executive Officer.

In order to preserve the Company’s maximum flexibility for awarding, as well as taking deductions for, executive compensation, during 2007 the Board of Directors authorized the formation of the Rule 16b-3 and Section 162(m) Subcommittee of the Compensation and Management Succession Committee. The Subcommittee currently consists of Messrs. Armacost (Chair), Beard, Rosenfield and Thornley. The purpose of the Subcommittee is to ensure that at all times there is a Board committee comprised solely of two or more (i) “outside directors” (as defined in the regulations promulgated pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended) and (ii) “non-employee directors” (as defined in Rule 16b-3 promulgated pursuant to the Exchange Act). The Subcommittee is responsible for the performance from time to time (as requested by the Compensation and Management Succession Committee) of duties that require action by a compensation committee comprised solely of two or more “non-employee directors” and/or two or more “outside directors,” including administration of the Company’s incentive-compensation and equity-based compensation plans, the grant of awards to executive officers, and the responsibility to establish any performance goals related to such awards or other performance-based compensation for executive officers of the Company.

Executive Committee. The Executive Committee currently consists of Messrs. Rosenfield (Chair), Fellows, Beard and Cushman. As discussed above, Messrs. Rosenfield, Beard and Cushman are all currently deemed to be independent directors as determined under the applicable independence standards described above, including the NYSE listing standards, and Mr. Fellows is deemed to be a non-independent, management director. There is no requirement that the Company have an executive committee or that the members of the committee be independent. The Charter of the Executive Committee provides that a majority of the members be non-management directors. The Committee is responsible for assisting the Board of Directors in discharging its duties to the Company and to the Company’s shareholders. The Committee performs such tasks as the Board of Directors delegates to it from time to time. This Committee did not meet in 2008.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee currently consists of Messrs. Beard (Chair), Armacost, Cushman, Kobayashi, Rosenfield and Thornley. All of the members of this Committee are independent directors as determined under the applicable independence standards described above, including the NYSE listing standards. The Committee is responsible for identifying and recommending to the Board individuals who are qualified to serve on the Board of Directors and recommending candidates who should stand for election at each annual meeting of shareholders. The Committee is also responsible for oversight of the Company’s corporate governance practices, including the Company’s Corporate Governance Guidelines, and evaluation of the effectiveness of the Board and Board Committees.

The Committee believes that the continuing service of qualified incumbents promotes stability and continuity among the Board of Directors and contributes to the Board’s ability to function effectively. The continuing service of qualified incumbents also provides the Company with the benefit of the familiarity with and insight into the Company’s affairs that its directors have accumulated during their tenure. As a result, in considering candidates for nomination for each annual meeting of shareholders, the Committee first considers the Company’s incumbent directors who desire to continue their service on the Board. The Committee will generally recommend to the Board an incumbent director for re-election if the Committee has determined that (i) the incumbent director continues to satisfy the threshold criteria described below, (ii) the incumbent director has satisfactorily performed his or her duties as a director during the most recent term and (iii) there exists no reason why, in the Committee’s view, the incumbent director should not be re-elected.

If a vacancy becomes available on the Board of Directors as a result of the death, resignation or removal of an incumbent director or as a result of action taken by the Board to increase the size of the Board, the Committee proceeds to identify candidates who meet the threshold criteria described below. The Committee may use a variety of methods for identifying director candidates, including professional search firms and recommendations from the Company’s officers, directors, shareholders or other persons. Once a candidate has been identified, the Committee evaluates whether the candidate has the appropriate skills and characteristics to become a director and whether the candidate satisfies the following threshold criteria: (i) a candidate should exhibit very high personal and professional ethics, integrity and values; (ii) a candidate should not have any conflicting interest that would materially impair his or her ability to discharge the fiduciary duties of a director; (iii) a candidate should be committed to the best interests of the Company’s shareholders and be able to represent fairly and equally all shareholders without favoring or advancing any particular shareholder or other constituency; and (iv) a candidate should be able to devote adequate time to his or her service as a director. Candidates are also evaluated based upon their independence, education and relevant business and industry experience. These factors, and others, are considered by the Nominating and Corporate Governance Committee in the context of the Board as a whole and in light of the Board’s needs at a particular time.

If a shareholder believes that he or she has identified an appropriate candidate who is willing to serve on the Company’s Board of Directors, the shareholder may submit a written recommendation to the Chair of the Nominating and Corporate Governance Committee c/o the Company’s corporate secretary at 2180 Rutherford Road, Carlsbad, California 92008. Such recommendation must include detailed biographical information concerning the recommended candidate, including a statement regarding the candidate’s qualifications. The Nominating and Corporate Governance Committee may require such further information and obtain such further assurances concerning the recommended candidate as it deems reasonably necessary. The Nominating and Corporate Governance Committee will review properly submitted shareholder candidates in the same manner as it evaluates all other director candidates. In addition to bringing potential qualified candidates to the attention of the Nominating and Corporate Governance Committee as discussed above, a nomination of a person for election to the Board of Directors at an annual meeting of shareholders may be made by shareholders who meet the qualifications set forth in the Company’s Bylaws and who make such nominations in accordance with the procedures set forth in the Company’s Bylaws, including the procedures described under the heading “Shareholder Proposals” in this Proxy Statement.

Ad Hoc Committees. From time to time, the Board of Directors has formed ad hoc committees. In 2005, the Board formed an ad hoc Special Committee to assist it with evaluating strategic alternatives. The Special Committee currently consists of Messrs. Beard (Chair), Armacost, Cushman, Rosenfield and Thornley.

Lead Independent Director

The Board also appoints a Lead Independent Director. Ronald S. Beard is currently the designated Lead Independent Director and he has served in that role since August 2002. The Lead Independent Director coordinates the activities of the independent directors and serves as a liaison between the Chief Executive Officer and the independent directors. The Lead Independent Director also presides at the executive sessions (without management) of the independent directors. A copy of the Charter for the Lead Independent Director position is available at the corporate governance section of the Company’s website at www.callawaygolf.com under Investor Relations — Corporate Governance — Board Membership.

Meetings and Director Attendance

During 2008, the Company’s Board of Directors met seven times and the independent directors met in executive session at four of those meetings and determined that there was no need to meet in executive session at the other meetings; the Audit Committee met 12 times; the Compensation and Management Succession Committee met eight times; the Nominating and Corporate Governance Committee met four times; and the Special Committee met one time. During 2008 the Executive Committee did not hold any meetings. In addition to meetings, the members of the Board of Directors and its committees sometimes take action by written consent in lieu of a meeting, which is permitted under Delaware corporate law, or discuss Company business without calling a formal meeting. During 2008, all of the Company’s directors then serving attended in excess of 75% of the meetings of the Board of Directors and committees of the Board of Directors on which they served. Mr. Lundgren was not appointed to the Board of Directors until March 2009. All of the Board members are expected to attend the annual meetings of shareholders and all directors attended the 2008 annual shareholders’ meeting.

Director Compensation

Directors who are not employees of the Company are paid an annual base cash compensation, additional daily cash compensation for attendance at meetings of the Board of Directors and its committees, and are reimbursed for their expenses in attending meetings. The annual base cash compensation is $45,000. Directors also receive $1,500 per day per Board or Committee meeting attended. Non-employee directors who serve as Chairs of committees of the Board of Directors are paid an additional $300 per day per committee meeting attended. In recognition of the significant amount of time they are required to spend on Company business between meetings, the Lead Independent Director, the Chair of the Audit Committee and the Chair of the Compensation and Management Succession Committee are paid additional annual cash retainers of $30,000, $10,000 and $5,000, respectively. For additional information see “Compensation of Executive Officers and Directors — Director Compensation in Fiscal Year 2008” included in this Proxy Statement.

During 2008, the non-employee directors participated in the Callaway Golf Company Amended and Restated 2001 Non-Employee Directors Stock Incentive Plan (the “2001 Plan”), which was approved, as amended and restated, by the Company’s shareholders at the Company’s 2006 annual meeting. As so amended and restated, the 2001 Plan authorizes the grant of various equity awards, including stock options, restricted stock and restricted stock units, to allow the Board greater flexibility in setting the long-term incentives for directors. It is the Company’s current practice that upon the initial election or appointment of a new director and for each year of continuing service, a director is granted stock options, restricted stock, restricted stock units or a combination thereof pursuant to the 2001 Plan. Such initial and continuing service awards are made as of the date of appointment or re-election in the form and amount as determined by the Board of Directors on the recommendation of the Compensation Committee. With the exception of Mr. Lundgren, each of the non-employee directors were granted 7,820 restricted stock units in 2008 as continuing service awards, as described in “Compensation of Executive Officers and Directors — Director Compensation in Fiscal Year 2008.” Mr. Lundgren joined the Board of Directors on March 4, 2009 and in connection with his appointment was granted 11,574 restricted stock units. Subject to certain anti-dilution and weighting adjustments, a maximum of 500,000 shares are approved for issuance upon the exercise of awards granted under the 2001 Plan.

The Company has a policy that the non-employee directors should promote the Company’s products by using the Company’s current products whenever they play golf. To assist the directors in complying with this policy, non-employee directors are entitled to receive golf club products of the Company, free of charge, for their own personal use and the use of immediate family members residing in their households. The directors also receive other products (e.g., golf balls and accessories) and benefits (e.g., the right to participate in the Company’s deferred compensation plan, and the right to purchase a limited amount of additional golf clubs, balls and accessories at a discount) that are not material in amount.

Communications with the Board

Shareholders and other interested parties may contact the Company’s Lead Independent Director or the non-management directors as a group by email at: Non-managementdirectors@callawaygolf.com, or by mail to: Board of Directors, Callaway Golf Company, 2180 Rutherford Road, Carlsbad, California 92008. The Corporate Secretary’s office will review all incoming communications and will filter out solicitations and junk mail. All legitimate non-solicitation and non-junk mail communications are reviewed for distribution to the non-management directors or for handling as appropriate as directed by the Lead Independent Director.

Corporate Governance Guidelines and Code of Conduct

The Board of Directors has adopted and published on its website its Corporate Governance Guidelines to provide the Company’s shareholders and other interested parties with insight into the Company’s corporate governance practices. The Nominating and Corporate Governance Committee is responsible for overseeing these guidelines and for reporting and making recommendations to the Board concerning these guidelines. The Corporate Governance Guidelines cover, among other things, board composition and director qualification standards, responsibilities of the Board of Directors, Board compensation, committees of the Board of Directors and other corporate governance matters.

The Board of Directors has also adopted a Code of Conduct that applies to all of the Company’s employees, including its senior financial and executive officers, as well as the Company’s directors. The Company’s Code of Conduct covers the basic standards of conduct applicable to all directors, officers and employees of the Company, as well as the Company’s Conflicts of Interest and Ethics Policy and other specific compliance standards and related matters. The Company will promptly disclose any waivers of, or amendments to, any provision of the Code of Conduct that applies to the Company’s directors and senior financial and executive officers on its website at www.callawaygolf.com.

The Corporate Governance Guidelines and Code of Conduct are available on the Company’s website at www.callawaygolf.com under Investor Relations — Corporate Governance and — Corporate Overview, respectively. Upon request, the Company will provide to any person without charge a copy of the Company’s Corporate Governance Guidelines or Code of Conduct. Any such requests may be made by contacting the Company’s Investor Relations department at the Company’s principal executive offices by telephone at (760) 931-1771 or by mail at 2180 Rutherford Road, Carlsbad, California 92008.

REPORT OF THE AUDIT COMMITTEE

Audit Committee Duties and Responsibilities

The duties and responsibilities of the Audit Committee are set forth in its written charter. In summary, they are:

•	Review and discuss with the outside auditors the scope and results of the annual audit and any reports with respect to interim periods.

•

Review and discuss with management and the outside auditors the annual and quarterly financial statements of the Company, including any significant financial reporting issues and judgments, the effects of regulatory and accounting initiatives and off-balance sheet structures on the Company’s financial statements, disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in reports filed with the Securities and Exchange Commission, and any major issues regarding the Company’s accounting principles and financial statements.

•	Review and discuss the Company’s policies with respect to earnings press releases and other disclosures of financial information and/or guidance.

•	Responsibility and sole authority for all matters relating to the Company’s outside auditors, including their appointment, compensation, evaluation, retention and termination.

•	Approval of all services to be performed by the outside auditors, including pre-approval of any permissible non-audit services.

•	Recommend to the Board, based on its review and discussions with management and the outside auditors, whether the financial statements should be included in the Annual Report on Form 10-K.

•	Review and consider the independence of the outside auditors.

•	Obtain and review a report by the outside auditors on their internal quality control procedures and any material issues raised by the most recent internal quality control review or peer review.

•	Review and discuss with the principal internal auditor of the Company the scope and results of the internal audit program, and the adequacy and effectiveness of internal controls.

•	Review and discuss the adequacy and effectiveness of the Company’s disclosure controls and procedures.

•	Review material pending legal proceedings and material contingent liabilities.

•

Oversee the Company’s compliance programs with respect to legal and regulatory requirements and the Company’s Code of Conduct policies, including review of related party transactions and other conflict of interest issues.

•

Review and discuss the Company’s policies with respect to risk assessment and risk management, and oversee the Company’s legal and regulatory compliance programs, Code of Conduct, and conflict of interest policies.

•	Establish procedures for handling complaints about accounting, internal controls and audit matters.

•	Evaluate annually the performance of the Audit Committee and the adequacy of its charter.

Consistent with and in furtherance of its chartered duties, the Audit Committee has adopted (i) a written policy restricting the hiring of candidates for accounting or financial reporting positions if such candidates have certain current or former relationships with the Company’s independent auditors; (ii) procedures for the receipt, retention and treatment of complaints regarding accounting or auditing matters and the confidential submission by employees of any concerns regarding such accounting or auditing matters; (iii) a written policy governing the preapproval of audit and non-audit fees and services to be performed by the Company’s independent auditors;

and (iv) a written policy requiring management to report to the Committee transactions with the Company’s officers or certain other parties.

In general, the Audit Committee represents the Board of Directors in discharging its general oversight responsibilities for the Company and its subsidiaries in the areas of accounting, auditing, financial reporting, risk assessment and management, and internal controls. Management has the responsibility for the preparation, presentation and integrity of the Company’s financial statements and for its financial reporting process and the Company’s independent auditors are responsible for expressing an opinion on the conformance of the Company’s financial statements to accounting principles generally accepted in the United States. The Audit Committee is responsible for reviewing and discussing with management and the Company’s independent auditors the Company’s annual and quarterly financial statements and financial reporting process and for providing advice, counsel and direction to management and the Company’s independent auditors on such matters based upon the information it receives, its discussions with management and the independent auditors and the experience of the Audit Committee members in business, financial and accounting matters.

The Company has an internal audit department that, among other things, is responsible for objectively reviewing and evaluating the adequacy and effectiveness of the Company’s system of internal controls, including controls relating to the reliability of the Company’s financial reporting. The internal audit department reports directly to the Audit Committee and, for administrative purposes, to the Chief Financial Officer.

2008 Audit Committee Activities

During 2008, the Audit Committee met formally 12 times. Messrs. Armacost, Beard, and Thornley served on the Committee throughout 2008, throughout which Mr. Thornley served as Chair. The Board has determined that throughout 2008 all members of the Audit Committee met all applicable independence requirements of the NYSE and SEC during the time they served on the Committee, and that all members of the Audit Committee were financially literate and had accounting or related financial management expertise within the meaning of the NYSE listing standards. In addition, the Audit Committee has designated Mr. Thornley as the Audit Committee Financial Expert. Shareholders should understand that this designation is a Securities and Exchange Commission disclosure requirement, and does not impose on Mr. Thornley any duties, obligations or liabilities that are greater than those which are generally imposed on him as a member of the Audit Committee and the Board, and his designation as an Audit Committee Financial Expert pursuant to this requirement does not affect the duties, obligations or liabilities of him or any other member of the Audit Committee or the Board. The Audit Committee appointed Deloitte & Touche LLP (“Deloitte”) to serve as the Company’s independent registered public accounting firm for 2008.

The Audit Committee reviewed and discussed with management and Deloitte the Company’s quarterly and audited annual financial statements for the year ended December 31, 2008. The Committee also reviewed the report of management contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, as well as Deloitte’s Report of Independent Registered Public Accounting Firm included in the Company’s Annual Report on Form 10-K related to its audit of the consolidated financial statements and financial statement schedule. The Audit Committee discussed with Deloitte the matters that the auditors are required to discuss with the Audit Committee pursuant to Statement on Auditing Standards No. 114, “The Auditor’s Communication With Those Charged With Governance” and SEC Regulation S-X, Rule 2-07, “Communication with Audit Committees.”

During the course of 2008, the Audit Committee also oversaw management’s evaluation of the Company’s internal controls over financial reporting. The principal internal auditor and management documented, tested and evaluated the Company’s system of internal control over financial reporting in response to the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The Audit Committee was kept apprised of the progress of the evaluation and provided oversight and advice during the process. In connection with this oversight, the Committee received periodic updates provided by the principal internal auditor, management and

Deloitte at least quarterly at a Committee meeting. Upon completion of the evaluation, the principal internal auditor and management reported to the Committee regarding the effectiveness of the Company’s internal control over financial reporting and the Committee reviewed and discussed with Deloitte its Report of Independent Registered Public Accounting Firm included in the Company’s Annual Report on Form 10-K related to its audit of the effectiveness of internal control over financial reporting. The Committee continues to oversee the Company’s efforts related to its internal control over financial reporting.

In addition, the Audit Committee has received from the independent auditors the written disclosures and the letter required by Public Company Accounting Oversight Board (“PCAOB”) Rule 3526 (Communications with Audit Committees Concerning Independence) and has discussed with the independent auditors the independent auditors’ independence. Although such letter is only required annually, as a matter of procedure the Audit Committee requests that the Company’s independent auditors provide such letter at least quarterly and such letter was provided at least quarterly during 2008. The Audit Committee actively engaged in a dialogue with the independent auditors with respect to any disclosed relationships or services that might impact the auditors’ objectivity and independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, for filing with the Securities and Exchange Commission.

Non-Audit Services

In accordance with the Sarbanes-Oxley Act of 2002 and applicable rules of the Securities and Exchange Commission, it is the Audit Committee’s policy that all non-audit services to be performed by the Company’s independent registered public accounting firm must be preapproved by the Audit Committee. The Audit Committee generally approves the use of the Company’s auditors to perform non-audit services only in limited circumstances and the non-audit services that have been approved in the past generally have been tax-related services as is permitted under the rules of the Securities and Exchange Commission. In 2008, the Company used Deloitte for certain tax compliance services and non-audit services related to the completion of a consulting project that began in late 2006 as discussed below.

Major Consulting Project. As discussed in the Company’s proxy statement for the last two years, the Audit Committee made an exception to its general practices and approved (with the support of the full Board of Directors and many of the Company’s top shareholders) the engagement of Deloitte Consulting beginning in late 2006 for non-audit services that were not tax-related. These services included the identification and realization of potential expense reduction opportunities related to the procurement of indirect goods and services and inventory management. Deloitte Consulting completed these non-audit services in March 2008. As of the date of this report, Deloitte Consulting is no longer performing any non-audit consulting services for the Company.

The Committee approved the non-audit services only after considering the applicable SEC and PCAOB auditor independence rules and after numerous consultations with outside legal counsel and Deloitte (including a review of this matter at appropriate levels within Deloitte), and the Committee’s receipt of a written representation from Deloitte that it is independent with respect to this matter. It is the Audit Committee’s view that at all times during the provision of these non-audit services, Deloitte & Touche LLP remained independent.

The Committee believes that approving the engagement of Deloitte Consulting to assist the Company with these initiatives was in the best interests of the Company’s shareholders. The Company has already realized significant savings from these initiatives that are well in excess of the fees paid to Deloitte Consulting for these initiatives and the Company believes it will continue to realize significant cost savings from these initiatives. Management and the Audit Committee believe the Company would not have been able to realize such savings as quickly or cost efficiently without the services provided by Deloitte Consulting. See below, Information

Concerning Independent Registered Public Accounting Firm, for information concerning the fees paid to Deloitte for audit and non-audit services.

MEMBERS OF THE AUDIT COMMITTEE

Anthony S. Thornley (Chair)

Samuel H. Armacost

Ronald S. Beard

The preceding “Report of the Audit Committee” shall not be deemed soliciting material or to be filed with the Securities and Exchange Commission, nor shall any information in this report be incorporated by reference into any past or future filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent the Company specifically incorporates it by reference into such filing.

INFORMATION CONCERNING THE AMENDED AND RESTATED 2004 INCENTIVE PLAN

Proposal No. 2 — Amendment To Our Amended And Restated 2004 Incentive Plan To Increase The Maximum Number Of Shares Of Common Stock Available For Issuance Thereunder From 12,250,000 To 17,500,000 Shares and Make Certain Other Changes

General Information

Callaway Golf Company established The Callaway Golf Company 2004 Incentive Plan to promote the interests of the Company and its shareholders by using investment interests in the Company to attract, motivate and retain highly qualified key personnel, encourage equity ownership among this group, and enhance a mutuality of interest with shareholders in improving the long-term performance of the Company and the value of the Company’s Common Stock. The 2004 Incentive Plan was amended and restated effective as of June 5, 2007. Currently, the maximum number of shares of Common Stock available for issuance under the 2004 Equity Incentive Plan is 12,250,000. On March 25, 2009, the closing price of the Company’s Common Stock was $7.77.

The Board of Directors believes it is in the best interests of the Company and its shareholders to amend the 2004 Incentive Plan to increase the number of shares available for issuance by an additional 5,250,000 shares to a total of 17,500,000 shares. Without this amendment, there will be insufficient authorized shares for future issuances. The Board of Directors further believes it is in the best interests of the Company and its shareholders to amend the 2004 Incentive Plan to increase the number of awards that a participant may receive in any one calendar year from 1,000,000 to 2,000,000 shares and to provide that restricted stock unit awards will be treated the same as restricted stock awards upon a change in control. In addition, if this Proposal No. 2 is approved, the number of shares authorized for issuance under the 2004 Incentive Plan will be decreased by 2.0 shares for each share issued on or after May 19, 2009 pursuant to full value share awards that are restricted stock, restricted stock units, performance shares, performance share units or any other full value share awards (excluding options, stock appreciation rights or any other non-full value share awards). Prior to this amendment, the number of shares authorized for issuance is decreased by 2.5 shares for each share issued with respect to full value awards. The term of the 2004 Incentive Plan (which expires on May 24, 2014) will remain unchanged.

On March 27, 2009, based in part upon the recommendation of the Compensation and Management Succession Committee, the Board of Directors adopted the Amended and Restated 2004 Incentive Plan as amended effective May 19, 2009, subject to shareholder approval.

The principal features of the 2004 Incentive Plan are summarized below. The summary does not contain all information that may be important to you. The complete text of the 2004 Equity Incentive Plan reflecting all amendments approved by the Compensation Committee is set forth in Exhibit A to this Proxy Statement. The following discussion is qualified in all respects by reference to Exhibit A.

Summary of the Amended and Restated 2004 Incentive Plan

Plan Administration. The 2004 Incentive Plan is administered by the Compensation Committee. All of the members of the Compensation Committee meet the NYSE standards for director independence. The Compensation Committee has authority to, among other things:

•	Interpret and administer the 2004 Incentive Plan;

•	Make rules and regulations relating to the administration of the 2004 Incentive Plan; and

•	Make any other determinations and take any other action that it deems necessary or desirable for the administration of the 2004 Incentive Plan.

Decisions of the Compensation Committee or another person delegated responsibilities under the 2004 Incentive Plan shall be final, conclusive and binding on all persons.

Stock Subject to the Plan. The 2004 Incentive Plan currently authorizes the issuance of up to 12,250,000 shares of Common Stock and this Proposal No. 2 seeks shareholder approval for the authority to issue an additional 5,250,000 shares of Common Stock under the plan. Subject to certain limitations, if any shares that are subject to an award under the plan are forfeited, are cancelled, expire, lapse or otherwise terminate without the issuance of such shares, those shares will again be available for grant under the 2004 Incentive Plan. However, shares of Common Stock subject to an award but which shares are not delivered to an awardee (i) due to the “net exercise” of an award, (ii) because such shares are withheld by the Company for taxes or (iii) because such shares are tendered to the Company in payment of an exercise price will be counted (subject to any applicable award weighting) against the total number of shares available for issuance under the plan and will not become available again for issuance under the plan. The shares issued under the 2004 Incentive Plan may consist, in whole or in part, of authorized but unissued shares or treasury shares or shares held in trust for issuance under the 2004 Incentive Plan.

Grants under the 2004 Incentive Plan of stock options and stock appreciation rights reduce the shares available for award under the 2004 Incentive Plan on a one-for-one basis. The number of shares authorized for issuance under the 2004 Incentive Plan will be decreased by 2.0 shares for each share issued on or after May 19, 2009 pursuant to full value share awards that are restricted stock, restricted stock units, performance shares, performance share units or any other full value share awards (excluding options, stock appreciation rights or any other non-full value share awards). For shares issued prior to May 19, 2009, the number of shares authorized for issuance under the 2004 Incentive Plan will be decreased by 2.5 shares for each share issued with respect to full value awards. Likewise, if any such shares are issued in respect of full value share awards and are subsequently reacquired by the Company under the terms of the 2004 Incentive Plan as a result of the expiration, termination or cancellation of the related award, or otherwise, then the shares authorized for issuance will be increased for each share reacquired by the Company under the terms of the 2004 Incentive Plan by the same number of shares for which the shares authorized for issuance were reduced at the time the award was granted (e.g., 2.0x or 2.5x for each full value award). The purpose of this change is to more closely align the value of a stock option award with a full value award for share reserve purposes.

Limitations. Subject to adjustment, no participant is currently eligible to receive in any one calendar year awards relating to more than 1,000,000 shares of Common Stock. If this Proposal No. 2 is approved, subject to adjustment as provided in the 2004 Incentive Plan, no participant shall be eligible to receive in any one calendar year awards relating to more then 2,000,000 shares of Common Stock. As a result of the decrease in value of the Company’s long-term incentive awards, it is possible that in very limited circumstances a participant would receive awards for more than 1,000,000 shares in one calendar year. In order to maximize the deductibility for tax purposes of compensation expense under Section 162(m) of the Internal Revenue Code (“IRC”), it is proposed that this limit be increased to 2,000,000 shares.

Eligibility. As an “omnibus” plan intended to replace the various different types of plans used by the Company in the past, the 2004 Incentive Plan permits awards to employees (the Company has approximately 2,700 employees), officers, consultants, agents, advisors, independent contractors and other persons who render or who have rendered bona fide services to the Company or its affiliates.

Awards. The 2004 Incentive Plan provides for the grant of options (including non-statutory options), stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units, dividend equivalents, cash-based awards or other incentives payable in shares of Common Stock or cash as may be designated under the 2004 Incentive Plan.

Options. Incentive stock options and nonqualified stock options may be granted under the 2004 Incentive Plan, either alone or in combination with other awards. The terms of any option grant generally are determined by the Compensation Committee. The price at which a share may be purchased under an option may not be less than the fair market value of a share on the date the option is granted. Fair market value generally means the closing price for the Company’s Common Stock on the NYSE on the date of grant. The 2004 Incentive Plan provides that the term of an option cannot exceed ten years, and that no option will become fully exercisable in less than one year after the date of grant. Incentive stock options must comply in all respects with the provisions of Section 422 of the IRC.

Stock Appreciation Rights. Stock appreciation rights entitle a participant to receive payment from the Company in an amount determined by multiplying the difference between the fair market value of the shares on the date of exercise and the fair market value on the date of grant by the number of shares subject to the award. The terms of any grant of stock appreciation rights generally are determined by the Compensation Committee. Stock appreciation rights may be granted in tandem with an option or alone. The grant price of a tandem stock appreciation right is equal to the exercise price of the related option, and the grant price of a freestanding stock appreciation right is equal to the fair market value of the Common Stock on the grant date.

Restricted Stock and Restricted Stock Units. Restricted stock and restricted stock units reflect a right to receive shares of stock upon the satisfaction of certain terms, conditions and restrictions. Both may be issued under the 2004 Incentive Plan on such terms and conditions as the 2004 Incentive Plan permits and generally are subject to terms determined by the Compensation Committee. Restricted stock unit awards may be paid in cash, stock, or a combination of cash and stock. Participants holding restricted stock or restricted stock units may be permitted to receive dividends paid with respect to underlying shares or dividend equivalents, subject to such terms and conditions as may be applied.

Performance Shares and Performance Units. A grant of performance shares entitles the recipient to payment in the form of shares of Common Stock upon the attainment of performance goals and other terms and conditions as specified in the grant. In lieu of shares, a cash payment may be made in an amount equal to the fair market value of the Common Stock otherwise to be awarded.

A grant of performance units entitles the participant to a payment in cash or shares of Common Stock, as determined by the Compensation Committee, upon the attainment of performance goals and other terms and conditions as specified in the grant. The maximum amount granted during any calendar year under a performance unit by any employee subject to Section 162(m) of the IRC may not exceed $10,000,000.

Performance Goals. Awards of restricted stock, restricted stock units, performance shares, performance units and certain other awards may be made subject to the attainment of performance goals relating to one or more business criteria within the meaning of Section 162(m) of the IRC, including the following: (a) cash flow; (b) earnings (including gross margin, earnings before interest and taxes, earnings before taxes, and net earnings); (c) earnings per share; (d) growth in earnings or earnings per share; (e) stock price; (f) return on equity or average stockholders’ equity; (g) total stockholder return; (h) return on capital; (i) return on assets or net assets; (j) return on investment; (k) sales, growth in sales or return on sales; (l) income or net income; (m) operating income or net operating income; (n) operating profit or net operating profit; (o) operating margin; (p) return on operating revenue; (q) economic profit, (r) market share; (s) overhead or other expense reduction; (t) growth in stockholder value relative to various indices; and (u) strategic plan development and implementation (collectively, the “Performance Criteria”).

Any Performance Criteria may be used to measure the performance of the Company as a whole or with respect to any business unit, subsidiary or business segment of the Company, either individually, alternatively or in any combination, and may be measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous period results or to a designated comparison group, in each case as specified by the Compensation Committee. The Compensation Committee may appropriately adjust any evaluation of performance under the Performance Criteria to exclude any of the following extraordinary items: (a) extraordinary, unusual and/or nonrecurring items of gain or loss, (b) gains or losses on the disposition of a business, (c) changes in tax or accounting regulations or laws, or (d) the effects of a merger or acquisition, (e) asset write-downs, (f) litigation or claim judgments or settlements, (g) any accruals for reorganization and restructuring programs, and (h) any extraordinary non-recurring items as described in Accounting Principles

Board Opinion No. 30, all of which must be identified in the audited financial statements, including footnotes, or in the Management’s Discussion and Analysis section of the Company’s annual report.

Other Stock or Cash-Based Awards. Subject to the terms and conditions of the 2004 Incentive Plan, other incentives payable in cash or in shares of Common Stock may be awarded if determined to be in the best interests of the Company, such other incentives being subject to an annual maximum grant limit, if payable in cash, of $10,000,000 to any covered employee in any calendar year.

Tax Withholding. The Company may specify the terms and conditions on which any award recipient must satisfy any tax obligations occurring under federal, state, local or foreign law, and may withhold issuance of any shares of Common Stock until such terms and conditions are met.

Minimum Vesting Period. Except upon Termination of Service or a Change in Control (as such terms are defined in the 2004 Equity Incentive Plan), (i) no stock option or stock appreciation right shall vest and become exercisable earlier than one year from the date of grant, and (ii) no award of restricted stock or restricted stock units payable in shares shall vest earlier than one year from the date of grant, except that an award of restricted stock or restricted stock units that vests based solely on continued service shall not vest earlier than three years from the date of grant. If this Proposal No. 2 is approved, a participant’s change in status from an employee to a board member or from a board member to an employee shall not be considered a Termination of Service for purposes of exercising options to purchase Common Stock.

Assignability. Awards granted under the 2004 Incentive Plan are generally not transferable or assignable except by will or the laws of descent and distribution. However, participants may be permitted to assign or transfer an award for no consideration to the extent allowed by the Compensation Committee in its discretion and subject to Section 422 of the IRC.

Adjustments. In the event a stock dividend, stock split, spin-off, combination or exchange of shares, recapitalization, merger, consolidation, distribution to shareholders other than a normal cash dividend, or other change in the Company’s corporate or capital structure results in (a) the outstanding shares of Common Stock, or any securities exchanged therefor or received in their place, being exchanged for a different number or kind of securities of the Company or any other company or (b) new, different or additional securities of the Company or any other company being received by the holders of shares of Common Stock, then the Compensation Committee shall make proportional adjustments in (i) the maximum number and kind of securities available for issuance under the 2004 Incentive Plan; (ii) the maximum number and kind of securities that may be issued to an individual in any one calendar year; (iii) the maximum number and kind of securities that may be made subject to the different types of awards available under the 2004 Incentive Plan; and (iv) the number and kind of securities that are subject to any outstanding award and the per share price of such securities, without any change in the aggregate price to be paid therefor.

Change in Control. The Compensation Committee may provide that, in the event of a Change in Control (as defined in the 2004 Incentive Plan), (i) each outstanding option shall fully vest and then terminate upon the Change in Control, (ii) outstanding options shall terminate upon consummation of a Change in Control and each participant shall receive, in exchange therefor, a cash payment equal to the amount (if any) by which (a) the acquisition price of the Company’s Common Stock multiplied by the number of shares subject to such outstanding options (whether or not then exercisable) exceeds (b) the aggregate exercise price for such options, or (iii) options shall be assumed or an equivalent option or right shall be substituted by the successor company.

With respect to restricted stock or restricted stock units in the event of a Change in Control, the Compensation Committee may provide that (i) the vesting of shares subject to restricted stock or restricted stock units shall accelerate, or (ii) if unvested options are to be assumed or substituted by a successor company without acceleration upon the occurrence of a Change in Control, the terms and conditions of unvested restricted stock or restricted stock units shall continue with respect to shares of the successor company that may be issued in exchange or upon settlement of such awards.

With respect to other awards, the Compensation Committee shall have the discretion, exercisable at any time before a sale, merger, consolidation, reorganization, liquidation, dissolution or Change in Control of the Company, to take such further action as it determines to be necessary or advisable with respect to awards.

Amendment and Termination. The 2004 Incentive Plan may be amended, suspended or terminated by the Board of Directors or the Compensation Committee, subject to applicable law, regulation or stock exchange rule, including those that would require shareholder approval for amendment or change. The amendment, suspension or termination of the 2004 Incentive Plan or a portion thereof or the amendment of an outstanding award may not, without the participant’s consent, materially adversely affect any rights under any award.

Unless sooner terminated as provided in the 2004 Incentive Plan, the 2004 Incentive Plan shall terminate on May 24, 2014. Termination would not affect grants and awards then outstanding.

Deferral. The Compensation Committee may permit or require a participant to defer receipt of the payment of any award. If any such deferral election is permitted or required, the Compensation Committee, in its sole discretion, shall establish rules and procedures for such payment deferrals, which may include provisions for the payment or crediting of interest, or dividend equivalents, including converting such credits to deferred stock unit equivalents.

Effective Date. The 2004 Incentive Plan became effective on May 25, 2004, and was amended and restated effective June 5, 2007. If approved, the amendment proposed in this Proposal No. 2 will become effective on May 19, 2009.

Federal Income Tax Consequences

The following discussion summarizes certain federal income tax consequences of the issuance and receipt of awards under the 2004 Incentive Plan under the law as in effect on the date of this Proxy Statement. The summary does not purport to cover all federal employment tax or other federal tax consequences that may be associated with the 2004 Incentive Plan, nor does it cover state, local, or non-U.S. taxes.

Non-Qualified Options. A participant will not have taxable income upon the grant of a non-qualified option. Upon the exercise of a non-qualified option, the participant will recognize ordinary income equal to the difference between (i) one share of stock valued on the day the option is exercised and (ii) the exercise price of one share, multiplied by the number of shares exercised.

The participant will be subject to income tax withholding at the time when the ordinary income is recognized. The Company will be entitled to a tax deduction at the same time and in the same amount.

The subsequent sale of the shares by a participant generally will give rise to capital gain or loss equal to the difference between the sale price and the sum of the exercise price paid for the shares plus the ordinary income recognized with respect to shares, and the capital gains will be taxable as long-term capital gains if the participant held the shares for more than one year.

Stock Appreciation Rights (SARs). The grant of a SAR is generally not a taxable event for a participant. Upon exercise of the SAR, the participant will generally recognize ordinary income equal to the amount of cash and/or the fair market value of any shares received. The participant will be subject to income tax withholding at the time when the ordinary income is recognized. The Company will be entitled to a tax deduction at the same time for the same amount. If the SAR is settled in shares, the participant’s subsequent sale of the shares generally will give rise to capital gain or loss equal to the difference between the sale price and the ordinary income recognized when the participant received the shares, and these capital gains will be taxable as long-term capital gains if the participant held the shares for more than one year.

Restricted Stock. The tax consequences of a grant of restricted stock depends upon whether or not a participant elects under Section 83(b) of the IRC to be taxed at the time of the grant.

If no election is made, the participant will not recognize taxable income at the time of the grant of the restricted stock. When the restrictions on the restricted stock lapse, the participant will recognize ordinary income equal to the value (determined on the lapse date) of the restricted stock.

If the election is made, the participant will recognize ordinary income at the time of the grant of the restricted stock equal to the value of the stock at that time, determined without regard to any of the restrictions. If the restricted stock is forfeited before the restrictions lapse, the participant will generally be entitled to no deduction on account thereof.

The participant will be subject to income tax withholding at the time when the ordinary income (including any dividends taxed as ordinary income) is recognized. Subject to the Section 162(m) restrictions discussed below, the Company will be entitled to a tax deduction at the same time and for the same amount.

A subsequent sale of restricted stock generally will give rise to capital gain or loss equal to the difference between the sale price and the ordinary income the participant recognized with respect to the stock. The capital gains will be taxable as long-term capital gains if the participant held the stock for more than one year. The holding period to determine whether a participant has long-term or short-term capital gain or loss on a subsequent sale generally begins when the stock restrictions lapse, or on the date of grant if the participant made a valid Section 83(b) election.

Restricted Stock Units. A participant will not have taxable income upon the grant of a restricted stock unit. Rather, taxation will be postponed until the stock becomes payable which will be either immediately following the lapse of the restrictions on the restricted stock units or, if the participant has elected deferral to a later date, such later date. At that time, the participant will recognize ordinary income equal to the value of the amount then payable.

The participant will be subject to income tax withholding at the time when the ordinary income (including any dividend equivalents taxed as ordinary income) is recognized. Subject to the Section 162(m) restrictions discussed below, the Company will be entitled to a tax deduction at the same time and for the same amount.

If a restricted stock unit is settled in shares, subsequent sale of the shares generally will give rise to capital gain or loss equal to the difference between the sale price and the ordinary income recognized when the participant received the shares, and these capital gains will be taxable as long-term capital gains if the participant held the shares for more than one year.

Performance Unit and Performance Share Awards. A participant will not have taxable income upon the grant of a performance unit or a performance share award. Rather, taxation generally will be postponed until vesting of such awards ( i.e. , generally upon satisfaction of the applicable performance goals). At that time, the participant will recognize ordinary income equal to the value of any cash or property then payable. The participant will be subject to income tax withholding at the time when the ordinary income is recognized. Subject to the Section 162(m) restrictions discussed below, the Company will be entitled to a tax deduction at the same time and for the same amount.

Other Stock-Based Awards. The tax treatment of other stock-based awards will depend on the type of award. As a general rule, taxation generally will be imposed at the time of vesting of such an award, and ordinary income will generally equal the fair market value of the award at the time of vesting. The participant will be subject to income tax withholding at the time when the ordinary income is recognized. Subject to the Section 162(m) restrictions discussed below, the Company will be entitled to a tax deduction at the same time and for the same amount.

Other. In general, under Section 162(m) of the IRC, compensation paid by a public corporation to its chief executive officer or any of its other four most highly compensated executive officers is not deductible to the extent it exceeds $1,000,000 for any year. Taxable payments or benefits under the 2004 Equity Incentive Plan may be subject to this deduction limit. However, under Section 162(m) of the IRC, qualifying performance-based compensation, including income from stock options and other performance-based awards that are made under stockholder approved plans and that meet certain other requirements, is exempt from the deduction limitation. The 2004 Incentive Plan has been designed so that the Compensation Committee in its discretion may grant qualifying exempt performance-based awards under the 2004 Incentive Plan.

Under the so-called “golden parachute” provisions of the IRC, the accelerated vesting of stock options and benefits paid under other awards in connection with a change in control of a corporation may be required to be valued and taken into account in determining whether participants have received compensatory payments, contingent on the change in control, in excess of certain limits. If these limits are exceeded, a portion of the amounts payable to the participant may be subject to an additional twenty percent (20%) federal tax and may be nondeductible to the Company.

Miscellaneous

If the proposed amendment to the 2004 Incentive Plan is not approved by shareholders, the existing 2004 Incentive Plan will remain in effect and the Board of Directors will consider other alternatives for providing incentive compensation.

The 2004 Incentive Plan is not exclusive and does not limit the authority of the Board or its committees to grant awards or authorize any other compensation, with or without reference to shares, under any other plan or authority.

Vote Required and Recommendation of the Board of Directors

The affirmative vote of the holders of a majority of the shares of Common Stock represented and voting, in person or by proxy, at the Annual Meeting is required to amend the 2004 Incentive Plan to increase the maximum number of shares of Common Stock available for issuance thereunder from 12,250,000 to 17,500,000 shares and make certain other changes. Abstentions will be treated as being present and entitled to vote on the matter and, therefore, will have the effect of votes against the proposal. A “broker non-vote” is treated as not being entitled to vote on the matter and, therefore, is not counted for purposes of determining whether the proposal has been approved.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” AMENDMENT TO OUR AMENDED AND RESTATED 2004 INCENTIVE PLAN TO INCREASE THE MAXIMUM NUMBER OF SHARES OF COMMON STOCK AVAILABLE FOR ISSUANCE THEREUNDER FROM 12,250,000 TO 17,500,000 SHARES AND MAKE CERTAIN OTHER CHANGES.

INFORMATION CONCERNING REGISTERED PUBLIC ACCOUNTING FIRM

Proposal No. 3 — Ratification Of Independent Registered Public Accounting Firm

The Audit Committee, which is comprised entirely of independent directors, has appointed Deloitte & Touche LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009. Deloitte has served as the Company’s independent auditors since December 2002. Information concerning the services performed by Deloitte and the fees for such services for 2008 and 2007 are set forth below under “Fees of Independent Registered Public Accounting Firm.” Representatives of Deloitte are expected to attend the Annual Meeting, where they are expected to be available to respond to questions, and if they desire, to make a statement.

At the Annual Meeting, shareholders will be asked to ratify the appointment of Deloitte as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009. Pursuant to the Sarbanes-Oxley Act of 2002 and the listing standards of the NYSE, the Audit Committee is directly responsible for the appointment of the Company’s independent registered public accounting firm. Ratification of this appointment is not required to be submitted to shareholders and a shareholder vote on this matter is advisory only. Nonetheless, as a matter of good corporate governance, the Company is seeking ratification of the appointment of Deloitte. If the shareholders do not ratify the appointment, the Audit Committee will reconsider its appointment of Deloitte. Because the Audit Committee is directly responsible for appointing the Company’s independent registered public accounting firm, however, the ultimate decision to retain or appoint Deloitte in the future as the Company’s independent registered public accounting firm will be made by the Audit Committee based upon the best interests of the Company at that time.

Vote Required and Recommendation of the Board of Directors

The affirmative vote of the holders of a majority of shares of Common Stock represented and voting, in person or by proxy, at the Annual Meeting is required to ratify the appointment of Deloitte as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009. Abstentions will be treated as being present and entitled to vote on the matter and, therefore, will have the effect of votes against the proposal. A “broker non-vote” is treated as not being entitled to vote on the matter and, therefore, is not counted for purposes of determining whether the proposal has been approved.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF DELOITTE AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2009.

Fees of Independent Registered Public Accounting Firm

Audit Fees. Audit fees include fees for (i) the audit of the Company’s annual financial statements, (ii) the review of the Company’s interim financial statements, (iii) the audit of the Company’s internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002 and (iv) statutory audits and related services for the Company’s international subsidiaries. Audit fees also include other services that generally only the independent auditor can reasonably provide, including comfort letters, statutory audits, attest services, and consents and assistance with and review of documents filed with the SEC. The aggregate fees for audit services performed by Deloitte in 2008 were $1,569,277, and approximately 7% less than the fees of $1,684,575 in 2007.

Audit-Related Fees. Audit-related fees include fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements. The aggregate fees for audit-related services performed by Deloitte for 2008 and 2007 were $266,683 and $30,612, respectively. The fees for 2008 were incurred primarily in connection with due diligence services related to potential acquisitions and the audit of the financial statements for the Company’s 401(k) Retirement Investment Plan. The fees for 2007 were incurred primarily in connection with the audit of the financial statements for the Company’s 401(k) Retirement Investment Plan.

Tax Fees. Tax fees include fees for services performed by the professional staff in the tax department of the independent registered public accounting firm except for those tax services that could be classified as audit or audit-related services. For 2008, the tax fees paid to Deloitte totaled $145,000 and were incurred in connection with domestic tax compliance and tax advice, including the preparation of amended tax returns. There were no tax fees billed by Deloitte for 2007.

All Other Fees. All other fees include fees for all services except those described above. The aggregate of such other non-audit fees billed by Deloitte for 2008 and 2007 was $616,318 and $6,513,573, respectively, which was in connection with the consulting services provided by Deloitte Consulting with regard to the Company’s processes and practices related to the procurement of indirect goods and services and the planning and management of inventory. Deloitte completed the consulting services in March 2008. For additional information concerning these services, see the Report of the Audit Committee included in this Proxy Statement.

None of the fees listed above were approved by the Audit Committee in reliance on a waiver from pre-approval under Rule 2-01(c)(7)(i)(C) of Regulation S-X.

Policy for Preapproval of Auditor Fees and Services

The Audit Committee has adopted a policy that all audit, audit-related, tax and any other non-audit service to be performed by the Company’s independent registered public accounting firm must be preapproved by the Audit Committee. It is the Company’s policy that all such services be preapproved prior to the commencement of the engagement. The Audit Committee is also required to preapprove the estimated fees for such services, as well as any subsequent changes to the terms of the engagement. The Audit Committee has also delegated the authority (within specified limits) to the Chair of the Audit Committee to preapprove such services if it is not practical to wait until the next Audit Committee meeting to seek such approval. The Audit Committee Chair is required to report to the Audit Committee at the following Audit Committee meeting any such services approved by the Chair under such delegation.

The Audit Committee will only approve those services that would not impair the independence of the independent registered public accounting firm and which are consistent with the rules of the SEC and PCAOB. The Audit Committee policy specifically provides that the following non-audit services will not be preapproved: (i) bookkeeping or other services related to the Company’s accounting records or financial statements, (ii) financial information systems design and implementation services, (iii) appraisal or valuation services, fairness opinions or contribution-in-kind reports, (iv) actuarial services, (v) internal audit outsourcing services, (vi) management functions, (vii) human resources, (viii) broker-dealer, investment adviser or investment banking services, (ix) legal services and (x) expert services unrelated to an audit for the purpose of advocating the Company’s interests in litigation or in a regulatory or administrative proceeding or investigation.

Under this policy, the Audit Committee meets at least annually to review and where appropriate approve the audit and non-audit services to be performed by the Company’s independent registered public accounting firm. Any subsequent requests to have the independent registered public accounting firm perform any additional services must be submitted to the Audit Committee by the Chief Financial Officer, together with the independent registered public accounting firm, which request must include an affirmation from each that the requested services are consistent with the SEC and PCAOB’s rules on auditor independence.

BENEFICIAL OWNERSHIP OF THE COMPANY’S SECURITIES

The following table sets forth information regarding the beneficial ownership of the Company’s Common Stock as of February 27, 2009 (except as otherwise noted) by (i) each person who is known by the Company to own beneficially more than 5% of the Company’s outstanding Common Stock, (ii) each director of the Company, (iii) each of the executive officers named in the compensation tables appearing elsewhere in this Proxy Statement (“named executive officer”) and (iv) all directors of the Company, named executive officers and other executive officers of the Company as a group. As of February 27, 2009, there were 64,461,470 shares of Common Stock issued and outstanding.

	Shares Beneficially Owned
Name and Address of Beneficial Owner(1)	Number	Percent
NFJ Investment Group LLC(2) 2100 Ross Avenue, Suite 700 Dallas, TX 75201	4,545,600	7.05%
Royce & Associates, LLC(3) 1414 Avenue of the Americas New York, NY 10019	3,307,566	5.13%
AXA Financial, Inc.(4) 1290 Avenue of the Americas New York, NY 10104	3,807,561	5.91%
Cramer Rosenthal McGlynn, LLC(5) 520 Madison Avenue New York, NY 10022	3,647,154	5.66%
Union Bank of California, N.A., Trustee for the Callaway Golf Company Grantor Stock Trust(6) 530 B. Street San Diego, CA 92101	1,177,906	1.83%
Samuel H. Armacost(7)	52,000	*
Ronald S. Beard(8)	51,500	*
John C. Cushman, III(9)	44,200	*
George Fellows(10)	793,758	1.22%
Bradley J. Holiday(11)	426,497	*
Yotaro Kobayashi(12)	38,000	*
David A. Laverty(13)	35,657	*
John F. Lundgren(14)	—	*
Steven C. McCracken(15)	278,985	*
Richard L. Rosenfield(16)	66,100	*
Anthony S. Thornley(17)	33,000	*
Thomas T. Yang(18)	49,665	*
All directors, named executive officers and other executive officers as a group (12 persons)(19)	1,869,362	2.83%

*	Less than one percent
(1)

Except as otherwise indicated, the address for all persons shown on this table is c/o Callaway Golf Company, 2180 Rutherford Road, Carlsbad, California 92008. Unless otherwise indicated in the footnotes to this table, and subject to community property laws where applicable, to the knowledge of the Company each of the shareholders named in this table has sole voting and investment power with respect to the shares shown as beneficially owned by that shareholder. Furthermore, as indicated in the following footnotes, the number of shares a holder is deemed to beneficially own for purposes of this table includes shares issuable upon exercise of stock options if the options may be exercised on or before April 27, 2009, irrespective of the price at which the Company’s Common Stock is trading on the NYSE. Consequently, included in the number of shares beneficially owned are shares issuable upon the exercise of options. All of the options reflected in this table were at exercise prices above the trading price of the Company’s Common Stock on the NYSE, which was $6.77 on February 27, 2009. In addition, as indicated in the following footnotes, the number of shares a holder is deemed to beneficially own for purposes of this table (a) includes unvested shares of restricted stock granted under the Company’s equity–based compensation plans and (b) excludes unvested restricted stock units (“RSUs”) granted under such plans. Until vested, the shares of restricted stock and RSUs are subject to forfeiture and subject to restrictions on transfer. The holder of unvested restricted stock shares may vote the shares and is entitled to receive dividends; the holder of unvested RSUs may not vote the shares but is entitled to receive dividend equivalents thereon.

(2)	This information is based upon a Schedule 13G filed by NFJ Investment Group LLC with the Securities and Exchange Commission on February 17, 2009. This schedule also reported that NFJ Investment Group LLC has sole voting power with respect to 4,494,700 shares and sole dispositive power with respect to 4,545,600 shares.
(3)	This information is based upon a Schedule 13G/A filed by Royce & Associates, LLC with the Securities and Exchange Commission on January 23, 2009. This schedule also reported that Royce & Associates, LLC has sole voting and dispositive power with respect to all such shares.
(4)	This information is based upon a Schedule 13G filed jointly by AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, AXA and AXA Financial, Inc. with the Securities and Exchange Commission on February 13, 2009. This schedule also reported that: (i) the reporting persons have sole voting power with respect to 3,360,021 shares, (ii) AXA Financial, Inc. has sole dispositive power with respect to 3,782,061 shares, and (iii) AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle and AXA have sole dispositive power with respect to 3,807,561 shares.
(5)	This information is based upon a Schedule 13 G filed by Cramer Rosenthal McGlynn, LLC with the Securities and Exchange Commission on February 13, 2009. This schedule also reported that Cramer Rosenthal McGlynn, LLC has sole voting power with respect to 3,539,704 shares and sole dispositive power with respect to 3,615,154 shares.
(6)	The Callaway Golf Company Grantor Stock Trust (the “GST”) holds Company Common Stock pursuant to a trust agreement creating the GST in connection with the prefunding of certain obligations of the Company under various employee benefit plans. Both the GST and Union Bank of California, N.A., (the “Trustee”) disclaim beneficial ownership of all shares of Common Stock. The Trustee has no discretion in the manner in which the Company’s Common Stock held by the GST will be voted. The trust agreement provides that employees who hold unexercised options as of the Record Date under the Company’s stock option plans and employees who have purchased stock under the Company’s Employee Stock Purchase Plan during the twelve months preceding the Record Date will, in effect, determine the manner in which shares of the Company’s Common Stock held in the GST are voted. The Trustee will vote the Common Stock held in the GST in the manner directed by those employees who submit voting instructions for the shares.

The number of shares as to which any one employee can direct the vote will depend upon how many employees submit voting instructions to the Trustee. If all employees entitled to submit such instructions do so, as of March 23, 2009, the following named executive officers and group would have the right to direct the vote of the following approximate share amounts: Mr. Fellows — 267,689, Mr. Holiday — 76,718, Mr. Laverty — 20,088, Mr. McCracken — 50,788 and Mr. Yang — 21,335 and all current executive officers as a group 436,618. If fewer than all of the eligible employees submit voting instructions, then the foregoing amounts would be higher. The trust agreement further provides that all voting instructions received by the Trustee will be held in confidence and not disclosed to any person including the Company.

(7)	Includes 32,000 shares issuable upon exercise of options held by Mr. Armacost, which are currently exercisable or become exercisable on or before April 27, 2009. Mr. Armacost’s non-option shares are held in a family trust with his wife as a co-trustee. Excludes 3,910 RSUs, 2,808 RSUs and 3,862 RSUs, which are scheduled to vest on June 6, 2009, June 5, 2010 and May 20, 2011, respectively.
(8)	Includes 44,000 shares issuable upon exercise of options held by Mr. Beard, which are currently exercisable or become exercisable on or before April 27, 2009. Mr. Beard’s spouse has shared voting and investment power for his non-option shares. Excludes 3,910 RSUs, 2,808 RSUs and 3,862 RSUs, which are scheduled to vest on June 6, 2009, June 5, 2010 and May 20, 2011, respectively.

(9)	Includes 32,000 shares issuable upon exercise of options held by Mr. Cushman, which are currently exercisable or become exercisable on or before April 27, 2009. All non-option shares are held jointly with his spouse. Excludes 3,910 RSUs, 2,808 RSUs and 3,862 RSUs, which are scheduled to vest on June 6, 2009, June 5, 2010 and May 20, 2011, respectively.
(10)	Includes 673,782 shares issuable upon exercise of options held by Mr. Fellows, which are currently exercisable or become exercisable on or before April 27, 2009. Excludes 77,254 RSUs, 73,198 RSUs, 72,112 RSUs and 135,881 RSUs, which are scheduled to vest on January 16, 2010, January 14, 2011, December 15, 2011 and January 29, 2012, respectively.
(11)	Includes 417,284 shares issuable upon exercise of options held by Mr. Holiday, which are currently exercisable or become exercisable on or before April 27, 2009. Excludes 9,657 RSUs, 8,007 RSUs and 14,862 RSUs, which are scheduled to vest on January 16, 2010, January 14, 2011 and January 29, 2012, respectively.
(12)	Includes 38,000 shares issuable upon exercise of options held by Mr. Kobayashi, which are currently exercisable or become exercisable on or before April 27, 2009. Excludes 3,910 RSUs, 2,808 RSUs and 3,862 RSUs, which are scheduled to vest on June 6, 2009, June 5, 2010 and May 20, 2011, respectively.
(13)	Includes 27,983 shares issuable upon exercise of options held by Mr. Laverty, which are currently exercisable or become exercisable on or before April 27, 2009. Also includes 5,871 shares of restricted stock, which are scheduled to vest on August 1, 2009. Excludes 2,179 RSUs, 5,023 RSUs, 8,007 RSUs and 14,862 RSUs, which are scheduled to vest on January 16, 2010, August 22, 2010, January 14, 2011 and January 29, 2012, respectively.
(14)	Mr. Lundgren joined the Board of Directors on March 4, 2009. Excludes 11,574 RSUs, which are scheduled to vest on March 4, 2012.
(15)	Includes 244,339 shares issuable upon exercise of options held by Mr. McCracken, which are currently exercisable or become exercisable on or before April 27, 2009. Also includes 25,995 shares held by the McCracken/Waggener Family Trust for which Mr. McCracken is a trustee with voting and dispositive powers over such shares. Also includes 1,500 shares held by Mr. McCracken’s spouse. Excludes 9,657 RSUs, 8,007 RSUs and 14,862 RSUs which are scheduled to vest on January 16, 2010, January 14, 2011, and January 29, 2012, respectively.
(16)	Includes 38,000 shares issuable upon exercise of options held by Mr. Rosenfield, which are currently exercisable or become exercisable on or before April 27, 2009. Also includes 8,000 shares held in a trust for the benefit of Mr. Rosenfield’s children and 50 shares held by Mr. Rosenfield’s spouse. Excludes 3,910 RSUs, 2,808 RSUs and 3,862 RSUs, which are scheduled to vest on June 6, 2009, June 5, 2010 and May 20, 2011, respectively.
(17)	Includes 26,000 shares issuable upon exercise of options held by Mr. Thornley, which are currently exercisable or become exercisable on or before April 27, 2009. Excludes 3,910 RSUs, 2,808 RSUs and 3,862 RSUs, which are scheduled to vest on June 6, 2009, June 5, 2010 and May 20, 2011, respectively.
(18)	Includes 41,719 shares issuable upon exercise of options held by Mr. Yang, which are currently exercisable or become exercisable on or before April 27, 2009. Also includes 6,214 shares of restricted stock, which are scheduled to vest on July 20, 2009. Excludes 7,243 RSUs, 8,007 RSUs and 14,862 RSUs, which are scheduled to vest on January 16, 2010, January 14, 2011 and January 29, 2012, respectively.
(19)	Includes 1,615,107 shares issuable upon exercise of options held by these individuals, which are currently exercisable or become exercisable on or before April 27, 2009. Includes 12,085 shares of restricted stock and excludes 558,734 RSUs, all of which remain subject to future vesting.

REPORT OF THE COMPENSATION AND MANAGEMENT SUCCESSION COMMITTEE

During 2008, the responsibility for fixing the compensation of the Company’s executives was generally delegated by the Board of Directors to the Compensation Committee and its Rule 16b-3 and Section 162(m) subcommittee (the “Subcommittee”). In accordance with its written charter, the Compensation Committee has the following specific duties and responsibilities:

•

Oversee the Company’s overall compensation structure, policies and programs, and assess whether the Company’s compensation structure establishes appropriate incentives given the Company’s strategic and operational objectives.

•

Oversee the Company’s incentive compensation and equity-based compensation plans, including granting awards under any such plans, and approve, amend or modify the terms of management related compensation or benefit plans that do not require shareholder approval.

•

Review and approve corporate goals and objectives relevant to the compensation of the chief executive officer, evaluate his performance in light of those goals and objectives, and, together with the other independent members of the Board, set the chief executive officer’s compensation level based on this evaluation.

•	Set the compensation of other executive officers after considering the recommendation of the chief executive officer.

•	Approve employment agreements and severance arrangements for executive officers, including change in control provisions, plans or agreements.

•	Review succession plans relating to positions held by executive officers and make recommendations to the Board regarding selections of individuals to fill these positions.

•	Annually evaluate the performance of the Compensation Committee and the adequacy of the Compensation Committee charter.

•	Perform such other duties and responsibilities as are consistent with the purpose of the Compensation Committee as may be assigned from time to time by the Board.

The purpose of the Subcommittee is to perform from time to time as requested by the Compensation Committee the duties and responsibilities of the Compensation Committee which require action by a compensation committee comprised solely of two or more “non-employee directors” (within the meaning of Section 16b-3 under the Exchange Act) and/or two or more “outside directors” (within the meaning of Rule 162(m) under the IRC).

Additional information concerning the Company’s executive compensation programs can be found in “Compensation of Executive Officers and Directors — Compensation Discussion and Analysis” and the narrative and tabular disclosure that follows it in this Proxy Statement.

The Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this Proxy Statement for filing with the Securities and Exchange Commission.

COMPENSATION AND MANAGEMENT

SUCCESSION COMMITTEE

Samuel H. Armacost, Chair

Ronald S. Beard

John C. Cushman, III

Richard L. Rosenfield

Anthony S. Thornley

The preceding “Report of the Compensation and Management Succession Committee” shall not be deemed soliciting material or to be filed with the Securities and Exchange Commission, nor shall any information in this report be incorporated by reference into any past or future filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent the Company specifically incorporates it by reference into such filing.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Compensation Discussion and Analysis

Introduction.

The following is a discussion of the compensation paid for 2008 to the Company’s Chief Executive Officer, Chief Financial Officer, and the three other most highly compensated executive officers who were serving as executive officers on December 31, 2008. These individuals and their current positions are listed below:

George Fellows, President and Chief Executive Officer

Steven C. McCracken, Senior Executive Vice President and Chief Administrative Officer

Bradley J. Holiday, Senior Executive Vice President and Chief Financial Officer

David A. Laverty, Senior Vice President, Operations

Thomas T. Yang, Senior Vice President, International

These individuals are collectively referred to in this discussion as the “named executive officers” because they are named in the compensation tables included in this Proxy Statement. Investors are encouraged to read this discussion in conjunction with the compensation tables and related notes, which include more detailed information about the compensation paid to the named executive officers for 2008 as well as prior years.

Purpose of Executive Compensation Programs.

Callaway Golf Company is a public corporation engaged in the manufacture and sale of golf equipment, as well as the sale of other golf-related products, including golf bags, apparel, footwear, and accessories. The sale of golf products is a highly competitive business that is becoming more competitive each year. The Company has operations in the United States, the United Kingdom, Japan, Canada, Korea, Australia, China, and other regions, and directly, or indirectly through third party distributors, sells its products in over 100 countries worldwide. In 2008, the Company had net sales of over $1.1 billion. Given the complexity and size of the Company’s business, the Board of Directors must recruit and appoint highly qualified individuals to serve as the Company’s executive officers to oversee and manage the Company’s operations. The purpose of the Company’s executive compensation programs is to attract, retain, motivate and appropriately reward these executive officers. They are also intended to align the interests of the executive officers with those of the Company’s shareholders by incentivizing the executive officers to operate the Company in a manner that creates shareholder value.

Role of the Compensation and Management Succession Committee.

The Company’s Board of Directors has delegated to the Compensation and Management Succession Committee and its Rule 16b-3 and Section 162(m) subcommittee (collectively, the “Compensation Committee”) the general responsibility for oversight of the Company’s compensation philosophy, policies and programs, including those applicable to the Company’s named executive officers. The Compensation Committee, in consultation with the other independent directors, sets the compensation of the Chief Executive Officer and the Compensation Committee, in consultation with the Chief Executive Officer, sets the compensation of the other executive officers. The Compensation Committee also consults with independent advisors and legal counsel as appropriate.

The Compensation Committee has the responsibility for, among other things, approving and overseeing the Company’s executive compensation programs, including the design and implementation of those programs to ensure that the programs are reasonable and not excessive, that they reward corporate and individual performance, and that they provide appropriate incentives for the executive officers and do not encourage excessive risk taking. This responsibility includes setting base salaries, developing appropriate short-term and long-term incentives, approving equity-based award plans and grants, approving employment agreements (including severance and change-in-control provisions), and approving other compensation or benefit plans, arrangements and agreements applicable to executive officers.

In addition, each year, as soon as practical following the end of the fiscal year, the Compensation Committee reviews the performance of the executive officers. The review includes a detailed comparison of the Company’s financial performance in absolute terms and against its annual operating plan, a review of performance against stipulated metrics and performance criteria in various compensation plans, a review of the respective executive’s performance against agreed-upon objectives, and any other relevant factors pertinent to that year’s results. In the case of the Chief Executive Officer, the review also includes a written evaluation of his performance by each independent director based upon a review of the Chief Executive Officer’s agreed-upon annual objectives and his self-appraisal of performance against such goals. Following this detailed review by the Compensation Committee, all of the independent directors meet in executive session to review this information and act on the Compensation Committee’s recommendation for any changes in compensation for the Chief Executive Officer that may result from such review and appraisal.

The Compensation Committee routinely reviews the Company’s executive compensation programs and makes modifications as appropriate in light of current trends and best practices. The amounts paid to an individual executive in any given year reflect the Company’s current compensation programs, continuing prior commitments under previous programs or contracts, and the current performance of that executive. As a result, in any given year there may be circumstances that result in an executive’s compensation being different from the Company’s current programs and practices but over time compensation should in the aggregate be consistent with the Company’s compensation programs as they evolve in light of current trends and best practices.

Additional information concerning the responsibilities of the Compensation Committee (including its subcommittee) is set forth in their respective charters which are available on the Company’s website at www.callawaygolf.com under Investor Relations — Corporate Governance — Board Committees.

Guiding Principles for Executive Compensation.

In developing appropriate executive compensation programs, the Compensation Committee is generally guided by the following principles:

Compensation levels should be sufficiently competitive to attract and retain the executive talent needed.

The Company’s overall compensation levels are targeted to attract the management talent needed to achieve and maintain a leadership position in the businesses where the Company chooses to compete. In general, given the complexity and competitiveness of the Company’s business, the Committee believes it is necessary to pay above median compensation to attract the high quality management talent needed to run the Company’s business. In setting executive compensation, the Compensation Committee compares the total direct compensation (comprised of base salary, annual incentives, and long-term incentives) for the Company’s named executive officers to the 75th percentile based upon the Company’s Compensation Comparison Group (described below) and other appropriate market reference information.

A significant portion of total compensation should be related to performance.

Executive compensation should be linked to Company and individual performance. The annual incentive compensation element is tied directly to short-term corporate performance but the final payout may be affected by individual performance, and the long-term incentive compensation element is generally tied to long-term corporate performance. Under the Company’s plans, performance above targeted goals generally results in compensation above targeted levels, and performance below targeted goals generally results in compensation below targeted levels.

Compensation should reflect position and responsibility, and incentive compensation should be a greater part of total compensation for more senior positions.

Total compensation should generally increase with position and responsibility. At the same time, a greater percentage of total compensation should be tied to corporate and individual performance, and therefore at risk, as position and responsibility increases. Accordingly, individuals with greater roles and responsibility for achieving the Company’s performance targets should bear a greater proportion of the risk that those goals are not achieved and should receive a greater proportion of the reward if goals are met or surpassed.

Incentive compensation should strike a balance between short-term and long-term performance.

The Company’s compensation plans focus management on achieving strong annual performance in a manner that supports the Company’s long-term success and profitability. Accordingly, the Company uses both annual incentives and long-term incentives, with the proportion of long-term incentives increasing at higher levels of responsibility where individuals have the greatest influence over the Company’s strategic direction and results over time.

A significant portion of executive compensation should be equity-based.

In order to further align the interests of the Company’s executive officers with those of the Company’s shareholders, the Compensation Committee believes that a significant portion of executive compensation should be non-cash, equity-based compensation. As a result, the majority of the Company’s long-term incentives for executive officers is equity-based in the form of stock options, restricted stock, or restricted stock units. The executive officers are also subject to stock ownership guidelines (discussed in more detail below) which require the executive officers to hold a minimum amount of Company stock and hold a portion of the shares received from the long-term incentive awards until the executive satisfies the minimum holding requirements.

The tax deductibility of compensation should be maximized where appropriate.

To the extent consistent with the Company’s compensation strategy, the Company seeks to maximize the deductibility for tax purposes of all elements of compensation. In designing and approving the Company’s executive compensation plans, the Compensation Committee considers the effect of all applicable tax regulations, including Section 162(m) of the Internal Revenue Code which generally disallows a tax deduction to public corporations for non-qualifying compensation in excess of $1.0 million paid to the chief executive officer or certain of the Company’s other executive officers. Although maximizing the tax deductibility of compensation is an important consideration, the Compensation Committee may from time to time approve compensation that does not qualify for deductibility where it is appropriate to do so in light of other compelling interests or objectives.

The Compensation Committee Uses Various Resources to Guide Its Compensation Decisions.

In setting compensation, the Compensation Committee works with the Company’s Senior Vice President of Human Resources. In addition, the Compensation Committee has engaged Mercer as its outside compensation consultant to provide independent advice and information on executive compensation matters. Mercer representatives report directly to the Compensation Committee and provide comparative market data, information on compensation trends, and an objective view of compensation matters. The Company does not use Mercer for any other purposes, except that the Company occasionally purchases from Mercer broad industry survey data that Mercer makes available for third parties to purchase. The Compensation Committee requires that the Company obtain the committee’s approval prior to engaging Mercer for any other purpose. Representatives from Mercer generally attend the meetings of the Compensation Committee, and meet in executive session with the members of the Compensation Committee. The Compensation Committee also consults with legal counsel as appropriate.

In determining the reasonableness and competitiveness of the Company’s executive officer compensation, the Compensation Committee periodically reviews market data for comparisons to the Company’s programs. These comparisons are used as reference guides to aide the Compensation Committee in assessing the reasonableness of the Company’s proposed compensation levels and targets in any given year. None of the Company’s major competitors are stand-alone public golf corporations; rather, they are part of larger corporate conglomerates or are privately owned. Thus, it is difficult to obtain meaningful specific comparative data on their golf businesses. The Compensation Committee therefore compares executive compensation levels with those of a group of 14 other corporations (the “Compensation Comparison Group”) and with other relevant compensation information, including broad industry survey data and proxy statement data for other corporations as well. The Compensation Comparison Group consists of corporations that are in the consumer discretionary goods sector and which are similar in revenue size and have similar business characteristics as the Company. The median 2008 revenue for the corporations in this peer group was $1.1 billion, consistent with the Company’s 2008 revenue of $1.1 billion. The Compensation Comparison Group is reviewed at least annually and revised as appropriate to ensure that the corporations in the group continue to be a reasonable comparison for compensation purposes. There were no changes made to this group since the Company’s 2008 proxy statement. The corporations that currently comprise the Compensation Comparison Group are as follows:

Arctic Cat Inc. Coach, Inc Columbia Sportswear Company Fossil, Inc.	Hasbro, Inc. Jakks Pacific, Inc. LeapFrog Enterprises, Inc. Movado Group, Inc.	Nautilus, Inc Oxford Industries Polaris Industries, Inc. Quiksilver, Inc.	RC2 The Timberland Company

In addition to the Compensation Comparison Group, the Compensation Committee uses a broader peer group as a guide in setting performance targets under the short-term and long-term incentive programs (the “Performance Comparison Group”). The Performance Comparison Group generally consists of corporations in the S&P 400 and S&P 600 that are in the consumer durables and apparel industry. Most of the corporations in the Compensation Comparison Group are included in the Performance Comparison Group. The Performance Comparison Group, however, is broader than the Compensation Comparison Group because the corporations the Company competes with for capital are different than the corporations the Company competes with for executive talent. The size of a corporation is more relevant when determining competitive compensation levels than it is for evaluating corporate performance. As a result, the corporations in the Compensation Comparison Group are generally within a similar size range; whereas the corporations in the Performance Comparison Group fall within a much broader size range. The Performance Comparison Group is reviewed at least annually and revised as appropriate to ensure that the corporations in the group continue to be a reasonable comparison for goal setting purposes. The current Performance Comparison Group is based upon the Global Industry Classification Standards (GICS) and is comprised of 47 corporations in the S&P 400 and S&P 600 that fall within the Consumer Durables and Apparel Industry. There have been no changes in the Performance Comparison Group since the Company’s 2008 Proxy Statement and set forth below is a list of the corporations which currently comprise the Performance Comparison Group:

American Greetings	Iconix Brand Group, Inc.	National Presto Inds, Inc.	Skyline Corp.
Arctic Cat Inc.	Jakks Pacific, Inc.	Nautilus, Inc.	Standard Pacific Corp.
Bassett Furniture Inds.	K-Swiss, Inc.	Nvr, Inc.	Sturm Ruger & Co., Inc.
Blyth Inc.	La-Z-Boy, Inc.	Oxford Industries, Inc.	Timberland Co.
Champion Enterprises, Inc.	Libbey, Inc.	Phillips-Van Heusen Corp.	Toll Brothers, Inc.
Crocs, Inc.	M/I Homes, Inc.	Polaris Industries, Inc.	Tupperware Brands Corp.
Deckers Outdoor Corp.	Maidenform Brands, Inc.	Pool Corp.	Unifirst Corp.
Ethan Allen Interiors, Inc.	Marinemax, Inc.	Quiksilver, Inc.	Universal Electronics, Inc.
Fossil, Inc.	Mdc Holdings, Inc.	RC2 Corp.	Volcom, Inc.
Furniture Brands Int’l, Inc.	Meritage Homes Corp.	Russ Berrie & Co., Inc.	Warnaco Group, Inc.
Hanesbrands, Inc.	Mohawk Industries, Inc.	Ryland Group, Inc.	Wolverine World Wide
Hovnanian Enterprises, Inc.	Movado Group, Inc.	Skechers USA, Inc.

Investors should understand that both the Compensation Comparison Group and the Performance Comparison Group are used as a reference to aid the Compensation Committee in setting executive compensation levels and targets. The compensation comparative information is used only as a reference in part because the information is derived from the disclosures made by the corporations in the comparative groups and there can be a significant lag time in this information since much of the comparative information is derived from proxy statements. For example, in setting the Company’s executive compensation programs for 2008, the Company utilized comparative information based upon proxy statements that reported 2006 compensation since 2007 information was generally not yet reported. The comparative information is therefore used only as a guide in assessing the reasonableness of the Company’s proposed compensation levels and targets in any given year.

When making executive compensation decisions, the Compensation Committee also reviews a “tally sheet” for each executive officer for whom the decision is being made. The tally sheet for each executive officer summarizes the officer’s total compensation, including each element of total direct compensation, as well as perquisites, deferred compensation arrangements, and severance and change in control benefits. The Compensation Committee uses the tally sheet to understand the effect its decision will have upon the executive officer’s total compensation and the overall impact to the Company.

Components of the 2008 Executive Compensation Program.

The Compensation Committee developed a 2008 executive compensation program consisting of direct compensation as well as benefits and perquisites. The direct compensation is comprised of three elements: base salary, annual incentives and long-term incentives. Each element is intended to reward and motivate executives in different ways consistent with the Company’s overall guiding principles for compensation. The portion of total direct compensation intended to come from each element varies with position and level of responsibility, reflecting the principles that total compensation should increase with position and responsibility and that a greater percentage of an executive’s compensation should be tied to corporate and individual performance, and therefore at risk, as position and responsibility increase.

Consistent with the Company’s compensation philosophy, the 2008 executive compensation program incorporated a balance between guaranteed and at-risk compensation, a balance between cash and equity compensation, and a balance between short-term and long-term compensation. In 2008, approximately (i) 82% of the Chief Executive Officer’s targeted total direct compensation, and approximately 40%-45% of the targeted total direct compensation for each of the other named executive officers, was comprised of short-term and long-term incentives that were subject to change based upon corporate and individual performance and (ii) 63% of the Chief Executive Officer’s targeted total direct compensation, and 30%-40% of the targeted total direct compensation for the other named executive officers, was long-term, equity-based compensation. Mercer advised the Compensation Committee in connection with the 2008 executive compensation program and advised the Committee that the 2008 executive compensation program was reasonably based and not excessive.

Set forth below is an analysis of each of the elements of the 2008 executive compensation program. More detailed information concerning the compensation paid to the named executive officers for 2008 is set forth in the compensation tables and related notes contained in other sections of this Proxy Statement.

Analysis of Base Salary.

Base salaries serve as the guaranteed cash portion of executive compensation. Base salary is intended to compensate an executive for performing his or her job responsibilities on a day-to-day basis. An executive officer’s base salary is generally established at the time the executive is first hired or is promoted to the executive officer level. The Committee sets the base salary at a level it believes is competitive based upon the executive officer’s experience, position, and responsibility. In setting the base salary, the Compensation Committee reviews the complexity of the job requirements and performance expectations, relevant market data, including information for the Compensation Comparison Group, and consults with its independent compensation consultant. The Compensation Committee also considers how the base salary compares to the base salaries of the other executive officers. The Compensation Committee reviews base salaries annually and adjustments may be made as appropriate based upon the executive officer’s individual performance, expanded duties, or changes in the competitive marketplace.

In 2008, in connection with the annual review of base salaries, Mr. Fellows received a $50,000 increase in his base salary as a result of a review of comparative market data and his 2007 performance, including the Company’s increase in earnings by over 100% as compared to 2006. Messrs. Laverty and Yang each received a base salary increase of $25,000 based upon a review of comparative market data and their respective individual performance in 2007 as well as for retention purposes and to improve the relative compensation structure among the senior officers reporting to the Chief Executive Officer. The review of the comparative market data confirmed that the base salaries of Messrs. Holiday and McCracken were well placed at their current levels. The base salary for each of the named executive officers during 2008 was as follows:

Name	Base Salary
George Fellows	$925,000	*
Bradley J. Holiday	$500,000
Steven C. McCracken	$550,000
David A. Laverty	$360,000	*
Thomas T. Yang	$385,000	*

*	Beginning March 1, 2008

During the first quarter of 2009, in connection with the annual review of base salaries, the Committee and the Chief Executive Officer agreed that none of the executive officers would receive a base salary increase in 2009 in light of the current and forecasted global economic conditions.

Analysis of Annual Incentives.

In addition to a base salary, the Company’s executive compensation program includes the opportunity to earn an annual cash bonus. The bonus serves as the short-term incentive compensation element of the executive compensation program. The bonus is at-risk and subject to designated corporate and individual performance criteria. The bonus is intended to provide an incentive for an executive to drive a high level of corporate and individual performance without excessive risk taking. The payout of annual bonuses to executive officers is subject to the approval of the Compensation Committee following its review of each executive’s performance against the designated corporate and individual performance criteria.

Bonus Opportunity. For 2008, the Compensation Committee implemented a bonus program that was designed to reward the executive officers for achieving certain corporate performance goals as well as individual objectives. Under this program, the Compensation Committee set target bonuses for each of the named executive officers. The target bonus was set as a percentage of base salary and is the amount the executive officer could earn if the Company achieved its target corporate performance goals and the executive officer achieved his individual objectives. Bonus targets for 2008 were as follows:

Name	Target Bonus as a % of Base Salary
George Fellows	100%
Bradley J. Holiday	55%
Steven C. McCracken	55%
David A. Laverty	55%
Thomas T. Yang	55%

The target bonus percentages were set following a review of comparative market data, including the Compensation Comparison Group, and were consistent with the total direct compensation that was targeted for each officer. The target bonus percentage for Mr. Fellows for 2008 was unchanged from the 2007 bonus percentage. The target bonus percentage decreased from 60% to 55% for Messrs. Holiday and McCracken, and increased from 50% to 55% for Messrs. Laverty and Yang. These adjustments in the target bonus percentages were supported by market data and were intended to improve the relative compensation structure among the senior officers reporting to the Chief Executive Officer. The target bonus percentages are included as part of each named executive officer’s employment agreement (each of which was entered into or amended and restated during 2008).

Performance Goals. The amount of an officer’s bonus is generally based upon the achievement of corporate performance goals, although the final amount paid to the executive is subject to reduction based upon an officer’s performance with regard to his individual objectives (“MBOs”). In January 2008, the Compensation Committee set the corporate performance goals for 2008 based upon designated levels of adjusted corporate net income and corporate sales. The adjusted corporate net income goal was weighted more than the corporate sales goal to emphasize the importance of profitability and that any sales should be profitable sales. Each of the executive officers had a portion of his overall bonus opportunity based upon adjusted corporate net income and corporate sales because as the Company’s executive officers they are collectively responsible for the overall financial performance of the Company. In addition, Mr. Yang, the Senior Vice President, International, had his corporate performance goals split among adjusted corporate net income, corporate sales growth, and a foreign subsidiary contribution to profit goal, to better align his annual incentive with the portion of the business for which he is directly responsible. As a result, for Messrs. Fellows, Holiday, Laverty, and McCracken, the corporate performance goals were weighted as follows:

Adjusted Corporate Net Income	Corporate Sales	Foreign Subsidiary Contribution to Profit	Total
75%	25%	0%	100%

For Mr. Yang, the corporate performance goals were weighted as follows:

Adjusted Corporate Net Income	Corporate Sales	Foreign Subsidiary Contribution to Profit	Total
50%	16.67%	33.33%	100%

In setting the performance goals for 2008, the Compensation Committee considered, among other things, the Company’s strong performance in 2007 and the Company’s operational goals and budget for 2008. Investors should note that the goals were set during much better global economic conditions than those which prevailed during the second half of 2008. Prior to setting the 2008 goals, the Compensation Committee discussed the goals with management and with the Company’s independent compensation consultant and reviewed comparative market data, including performance data for the corporations in the Performance Comparison Group. Following such discussion, the Compensation Committee set the 2008 performance goals as follows:

(In millions)	Threshold	Target	Maximum
Adjusted Corporate Net Income	$69.3	$81.5	$93.7
Corporate Sales	$1,124.6	$1,150.0	$1,192.6
Foreign Subsidiary Contribution to Profit	$115.35	$153.80	$230.7

Subject to satisfactory performance of individual objectives, achievement of target performance generally results in a 100% bonus; achievement of threshold performance generally results in a 50% bonus; and achievement of maximum performance generally results in a 150% bonus. For example, Mr. Fellows’ bonus opportunity equals 100% of his base salary. If only threshold performance is achieved, Mr. Fellows’ bonus opportunity would be reduced to 50% of his base salary and if maximum performance is achieved his bonus opportunity would be increased to 150% of his base salary. Amounts between threshold and target and target and maximum are interpolated accordingly. Notwithstanding the foregoing, the Compensation Committee also set a minimum adjusted corporate net income threshold of $69.3 million that had to be achieved before any bonus was paid under any performance criteria.

Adjusted corporate net income excludes charges for equity-based award compensation under SFAS No. 123R and charges for the Company’s restructuring and gross margin initiatives previously announced. The Compensation Committee based the performance goals on adjusted net income (as opposed to net income calculated in accordance with generally accepted accounting principles) because the Company and the Committee considered this to be the best measure of operating performance for 2008. Foreign subsidiary contribution to profit is an internal measure the Company uses to evaluate its international operating subsidiaries. Mr. Yang’s goals are based upon the aggregate contribution of all of the Company’s international operating subsidiaries. The contribution to profit measure is based upon pre-tax profitability but excludes charges incurred under SFAS No. 123R, charges for restructuring and gross margin initiatives, and significant other charges that are recorded in cost centers for which Mr. Yang is not responsible. The contribution to profit measure is generally adjusted based upon pre-established formulas upward to the extent corporate performance exceeds target performance and downward to the extent corporate performance is below target performance.

With regard to the MBOs for the named executive officers, in January 2008 the Compensation Committee approved the 2008 MBOs for the Chief Executive Officer and reviewed and agreed with the 2008 MBOs recommended by the Chief Executive Officer for each of the other named executive officers. The approved MBOs consisted of specific initiatives for each executive officer that support and reinforce achievement of the

Company’s overall strategic goals and included (i) for Mr. Holiday, the implementation of initiatives relating to tax planning, investor relations, acquisitions, information technology and cost reductions, (ii) for Mr. McCracken, the implementation of initiatives relating to licensing, accessories, acquisitions, and growth in golf, (iii) for Mr. Laverty, the implementation of initiatives relating to the Company’s gross margin initiatives, inventory management, global distribution and manufacturing, and the operations organization, and (iv) for Mr. Yang, the implementation of initiatives relating to the development of existing international business as well as new markets. Mr. Fellows’ MBOs were generally a compilation of selected MBOs of the other executive officers. In January 2009, the Compensation Committee evaluated the performance of the Chief Executive Officer and the other executive officers against their MBOs.

2008 Bonus Payout.

The Company’s corporate sales in 2008 were $1,117.2 million, which was approximately 0.6% less than the threshold corporate sales goal as set forth above. The Company’s adjusted corporate net income for 2008 was $65.2 million, which was approximately 5.9% less than the threshold corporate net income goal as set forth above. As a result of the Company’s performance in 2008, the executive officers were not eligible for a bonus payout under the terms of the 2008 annual incentive plan as set in January 2008.

In 2008, the Company achieved results that were slightly less than the originally established threshold performance and the Compensation Committee felt these results were exceptional in light of the unforeseeable and extreme unfavorable economic events that affected all businesses in 2008. The Committee therefore approved a limited bonus payout to all of the Company’s employees, including Messrs. Fellows, McCracken, Holiday, Laverty, and Yang. This payout was based upon a straight-line interpolation of the corporate sales goals and the net income goals below the minimum threshold performance goals under the 2008 annual incentive plan. In approving the payout, the Compensation Committee considered the Company’s performance in 2008 as well as the individual performance of each of these officers. With regard to the Company’s performance, the Committee considered, among other things, (i) that the Company had achieved record sales and earnings in the first half of 2008 and was on track at that time to meet or exceed the target financial performance goals under the annual incentive plan, (ii) that the rapid decline in worldwide economic conditions in the second half of 2008 was beyond management’s control and was not factored into the original target setting, and (iii) that despite this decline in worldwide economic conditions, the Company was able to achieve for 2008 its second highest sales level ever and increase earnings by over 5% compared to 2007. With regard to individual performance, the Committee considered each of the officers’ overall individual performance in 2008, including the performance of the MBOs for 2008 as well as the actions taken to address the declining worldwide economic conditions and maximize the Company’s profitability in that environment. The Committee also considered that the Company only missed the threshold corporate sales goal by approximately 0.6% and the threshold corporate net income goal by approximately 5.9%. As a result of these factors, the Committee approved a reduced payout for each of these officers at a level that was 32% less than the payout that would have been earned for threshold performance. The amount of the annual incentive payout for 2008 for each of the executive officers as a percentage of base salary is 34% for Mr. Fellows and 18.7% for each of the other named executive officers. Based upon these percentages, the actual bonus payments were as follows:

Name	2008 Bonus Payout
George Fellows	$311,231
Bradley J. Holiday	$93,500
Steven C. McCracken	$102,850
David A. Laverty	$66,421
Thomas T. Yang	$71,096

Analysis of Long-Term Incentives.

Value of Awards. The Company’s long-term incentives are designed to drive long-term Company performance, provide a means for retaining executives through long-term vesting, and align the interests of the Company’s executive officers with the interests of the Company’s shareholders by providing an ownership stake in the Company. For each of the named executive officers a targeted long-term incentive grant value is established. The targeted value varies by position and responsibility and for the named executive officers is reviewed annually. In setting the targeted value, the Compensation Committee consults with its independent compensation consultant, compares the targeted long-term incentive awards to data from the Compensation Comparison Group, and reviews other pertinent broad industry data. It also considers the effect the long-term incentive element would have upon the executive’s total direct compensation. The targeted grant value for each of the named executive officers for 2008 was as follows:

Name	2008 Long-term Incentive Award Target Value
George Fellows	$3,200,000
Bradley J. Holiday	$350,000
Steven C. McCracken	$350,000
David A. Laverty	$350,000
Thomas T. Yang	$350,000

The targeted value of the long-term incentive awards were set following a review of comparative market data, including the Compensation Comparison Group, and were consistent with the total direct compensation that was targeted for each officer. The value for 2008 is the same as in 2007 for Mr. Fellows, and the values were reduced from $400,000 to $350,000 for Messrs. McCracken and Holiday, and were increased from $300,000 to $350,000 for Messrs. Laverty and Yang. The primary reason for the decrease for Messrs. McCracken and Holiday (despite their strong individual performance in 2007) and the increase for Messrs. Laverty and Yang were to improve the relative compensation structure among the senior officers reporting to the Chief Executive Officer. After discussing this matter with the Chief Executive Officer, the Compensation Committee agreed that there should not be a difference in the value of the long–term incentive awards for the executive officers reporting to the Chief Executive Officer and therefore changed their values as indicated. The Committee believes that the revised values remained consistent with the total direct compensation that was targeted for each officer. The disparity in targeted grant values for the Chief Executive Officer compared to the other named executive officers reflects the flat nature of the organization reporting to the Chief Executive Officer as well as differences in comparative market data.

The following is a summary of the long-term incentive awards granted to the named executive officers during 2008 as part of the 2008 executive compensation program:

Name	Date of Grant	No. Shares Underlying RSUs	No. Performance Cash Units	No. Shares Underlying Stock Options
George Fellows	01/14/08	71,493	1,066,667	267,805
Bradley J. Holiday	01/14/08	7,820	116,667	29,292
Steven C. McCracken	01/14/08	7,820	116,667	29,292
David A. Laverty	01/14/08	7,820	116,667	29,292
Thomas T. Yang	01/14/08	7,820	116,667	29,292

In addition, Mr. Fellows received an additional long-term incentive award grant in connection with the amendment of his employment agreement in September 2008. See below under the discussion of Mr. Fellows’ amended employment agreement for information relating to these additional long-term incentive awards. See the equity award grant table in this Proxy Statement for additional information concerning all of the long-term incentive awards granted to the named executive officers in 2008.

Types of Awards. Consistent with the Compensation Committee’s balanced approach to long-term compensation in 2008 (as discussed above), the Compensation Committee determined that the targeted long-term incentive award value for each executive officer would be allocated equally among three different types of awards, namely restricted stock units, performance cash units and stock options. Together these awards are designed to motivate an executive to remain with the Company, to achieve strong operational performance and to increase shareholder value. Each of the components of the long-term incentive awards is designed to motivate and reward the Company’s executives in different ways. The restricted stock unit awards provide a retention incentive as they vest solely based upon continued service without regard to Company performance or stock price and upon vesting provide an ownership stake in the Company. These awards also align the interests of the Company’s executives with those of the Company’s shareholders as the executives generally have the same long-term benefits and risks as does a holder of the Company’s stock. The performance cash units provide an incentive to achieve strong operational performance as they are paid to an executive only if the Company achieves predetermined operational performance goals over a multiple year horizon. The stock option portion provides an incentive to increase shareholder value directly through stock appreciation as the stock options provide no realizable value in the absence of stock appreciation. These awards remain consistent with the Compensation Committee’s guiding principles in that a majority of these long-term incentives are performance-based and a majority are equity-based. Additional information concerning each of these awards follows:

Stock Options. A stock option award is the grant of a right to purchase the Company’s Common Stock at a fixed purchase price per share and is designed to reward an executive for absolute stock appreciation. Stock options are performance based awards in that they have no realizable value unless there is stock appreciation. The stock options granted to the named executive officers in 2008 vest ratably over a three-year period (with 1/3 vesting in each of the first three years on the anniversary of the grant date) and are for a ten-year term, subject to earlier cancellation in connection with a termination of employment. The number of shares subject to the stock option is determined based upon the targeted stock option value for the named executive officer divided by the estimated value of a stock option for one share. The estimated value is based upon the Black-Scholes option valuation model used by the Company for financial reporting purposes. The stock options were granted at exercise prices equal to the fair market value of the Company’s stock on the date of grant (i.e., the closing stock price as reported on the New York Stock Exchange).

Restricted Stock Units. A restricted stock unit is a contingent right to receive one share of Common Stock of the Company upon vesting of the award. A restricted stock unit generally provides the same incentive as restricted stock, except that the holder of a restricted stock unit is not entitled to voting rights or cash dividends. The holders of the restricted stock units, however, do accrue dividend equivalent rights in the form of additional restricted stock units. The additional units only vest to the extent the underlying units vest. The number of units granted to the named executive officers in 2008 was based upon the targeted restricted stock unit value divided by the closing price of the Company’s Common Stock on the date of grant. The restricted stock units granted in 2008 vest and the restrictions lapse on the third anniversary of the date of grant. If a named executive officer voluntarily leaves the Company without good reason or is terminated for substantial cause prior to the third anniversary of the date of grant, he forfeits his right to receive the Company’s stock.

Performance Cash Units. A performance cash unit is a right to receive $1 cash for each unit subject to the Company achieving agreed-upon Company financial performance goals. These awards are designed to achieve strong long-term operational performance. The number of units granted to the named executive officers in 2008 is based upon the targeted performance unit value which is equal to $1 per unit. The financial performance goals for the performance units are based upon Adjusted Return On Invested Capital (AROIC) over the three-year performance period beginning January 1, 2008 through December 31, 2010. AROIC is defined as Net Operating Profit After Tax (NOPAT) divided by average invested capital. AROIC excludes one-time charges, such as charges related to the Company’s gross margin initiatives that are approved by the Compensation Committee, charges for long-term incentive compensation expenses, and deferred compensation expenses. The Compensation Committee selected this performance measure because it emphasizes profitable operational performance and is highly correlative with shareholder value creation over the long-term. The Compensation Committee set the AROIC performance targets after considering the performance of corporations in the Performance Comparison

Group. Performance at or below threshold will result in zero payout. Performance at Target will result in a payout of 100% of the target award. Performance at Maximum will result in a payout of 200% of the target award. Performance between payout levels will be interpolated on a straight line basis. Subject to achieving the required performance targets, the units are paid out and issued shortly after the end of the performance period.

The AROIC goals for the performance cash units granted in January 2008 were set at the time of grant and were set as follows: 11.7% for threshold performance; 14.7% for target performance and 17.7% for maximum performance. At the time the goals were set they were intended to be challenging. The goals were set based upon very different assumptions as to global economic conditions than those which have persisted since last summer. As a result, in the current environment, the goals are even more challenging and the Company is not currently expected to achieve threshold performance under this plan.

Performance Share Units. A performance share unit is a right to receive one share of stock for each unit subject to the Company achieving agreed-upon Company financial performance goals. In 2006, the Company granted to the named executive officers performance share unit awards based upon financial performance goals over the three year period ending December 31, 2008. The Committee has determined that the Company did not achieve those goals and those awards have been cancelled.

Approval and Timing of Grants. The Compensation Committee has adopted specific guidelines that govern the approval and timing of equity awards, including stock options, restricted stock and restricted stock units. The guidelines provide that all equity award grants must be approved by the Compensation Committee. In 2008, the guidelines provided that the annual equity award grants would be approved at the first regularly scheduled meeting of the Compensation Committee in January each year, which meeting is generally scheduled at least six months in advance, with the effective date of grant being the date on which the Compensation Committee approves the grant. In accordance with these guidelines, the annual long-term incentive awards for 2008 were approved by the Compensation Committee on January 14, 2008 and the awards were effective on that date. The closing price of the Company’s Common Stock on the date of approval was $14.92.

In January 2009, in order to conform to emerging best practices, the Company revised its guidelines. Under the new guidelines, (i) the annual equity awards will be approved at a regularly scheduled or special meeting of the Compensation Committee with the effective date of grant being the second trading day following the Company’s announcement of actual full year financial results, (ii) promotion or other special award grants will be approved at the first regularly scheduled meeting of the Compensation Committee following the applicable event with the effective date of grant being on the first trading day of the month following the month in which such approval is obtained, and (iii) new hire award grants will be approved at a regularly scheduled or special meeting of the Compensation Committee prior to the date the employee commences employment or the first regularly scheduled meeting of the Compensation Committee following the date of hire. The effective date of grant of the new hire awards will be the date the employee commences employment if the approval occurred prior to such date or the first trading day of the month following the month in which approval is obtained if the approval occurs subsequent to the date on which the employee commences employment. The Compensation Committee’s approval includes the eligible participants, type of awards (e.g., stock options, restricted stock units, performance cash units), the size of award for each participant, the performance criteria where applicable, as well as the other terms of the awards and program.

Benefits and Perquisites.

Various benefits are established for the named executive officers to enhance productivity, provide for healthcare needs, and encourage work/life balance. The Company’s primary benefits for executives include participation in the Company’s employee stock purchase plan (which enables employees to purchase a limited amount of Company stock at a 15% discount through payroll deductions), the Company’s health, dental and vision plans, the executive deferred compensation plan, and various insurance plans, including life, long-term disability, and accidental death and dismemberment insurance, as well as paid time off. The Company also covers the costs of an annual physical, the costs of tax and estate planning fees and provides an annual automobile allowance. Consistent with the Company’s position as a leader in the golf industry, many executives are provided subsidized country club memberships and free use of the Company’s products. In connection with the hiring of a new executive officer, the Company may also provide relocation assistance when necessary. See the Summary Compensation Table and related notes in this Proxy Statement for additional information about the value of benefits and perquisites received in 2008.

Retirement Plans.

The Company does not provide the executive officers with any defined benefit pension plans or supplemental executive retirement plans (SERPS), or other similar types of retirement benefits. The only retirement benefit the Company provides the named executive officers is the right to participate in the Company’s 401(k) Retirement Investment Plan and the Company’s executive deferred compensation plan. Both of these plans are funded primarily through employee contributions.

The Company’s 401(k) plan allows participants to contribute a portion of their compensation into the Plan. In 2008, the Company provided a matching contribution up to 6% of the participant’s compensation (subject to a maximum matching contribution of up to $13,800 in 2008). In 2009, in light of the unfavorable economic conditions, the Company suspended the Company’s matching contributions under the plan. The funds held in the 401(k) plan are invested through Vanguard in various funds selected by the participant.

The Company’s executive deferred compensation plan allows participants to defer receipt of their base salary and/or short-term (annual) incentive payments into cash accounts that mirror the gains and/or losses of several different investment funds selected by the Company. The Company is not required to make any contributions to the executive deferred compensation plan and to date the Company has not made any discretionary contributions. The plan is not funded by the Company, and participants have an unsecured contractual commitment by the Company to pay the amounts due under the plan from the general assets of the Company.

Employment Agreements.

The Company has entered into an employment agreement with each of the named executive officers. The Company’s employment contracts are generally based upon a standard form of agreement with some differences for the Chief Executive Officer. Each employment agreement generally requires the executive officer to devote his full productive time and best efforts to the Company, to hold in confidence all trade secrets and proprietary information he receives from the Company and to disclose and assign to the Company any inventions and innovations he develops during the course of employment with the Company. The employment agreements set forth the base salary, incentive compensation, and in general terms the benefits and perquisites that the executive officer is entitled to as described above. The employment agreements also set forth the benefits and rights the executive officer is entitled to upon termination of employment and upon a change-in-control of the Company. These rights are described below and tables quantifying the potential payments to the named executive officers upon the occurrence of such events are included with the other compensation tables included in this Proxy Statement. The employment agreements for the Company’s executive officers are on file with the Securities and Exchange Commission.

CEO Employment Agreement. Mr. Fellows was recruited by the Company in 2005 to serve as the Company’s Chief Executive Officer. In connection with the recruiting process, the Committee negotiated with Mr. Fellows an employment agreement for a term ending December 31, 2008. This agreement provided, among other things, that the Company was required to offer to Mr. Fellows by August 31, 2008 a new two-year employment agreement on substantially the same economic terms, and if it did not, then Mr. Fellows had the right to treat the Company’s failure to offer a new agreement as grounds for terminating the existing agreement with severance benefits.

As a result of Mr. Fellows’ exceptional performance, the Board of Directors desired to retain Mr. Fellows and therefore, with the assistance of the Committee’s independent compensation consultant, negotiated amendments to his employment agreement effective September 3, 2008 that, among other things, extended the term of his employment agreement until December 15, 2011. In consideration for Mr. Fellows extending his employment agreement for an additional three years and consistent with the Company’s obligation to offer Mr. Fellows a new employment agreement upon at least the same economic terms as the original agreement, the Committee approved the grant to Mr. Fellows of additional long-term incentive awards with an aggregate grant date value of $3,000,000 as follows: (i) a stock option with a grant date value of $1,000,000 consisting of an option to purchase 258,598 shares with an exercise price of $14.04, (ii) a restricted stock unit award with a grant date value of $1,000,000 consisting of 71,225 restricted stock units with each unit representing the contingent right to receive one share of the Company’s common stock upon vesting on December 15, 2011, and (iii) a cash unit award consisting of one million cash units with each unit representing the contingent right to receive $1 per unit upon vesting on December 15, 2011. The amended agreement also provided that Mr. Fellows would continue to receive long-term incentive awards of not less than $3.2 million for each of 2009 and 2010 and $2.13 million for 2011.

Internal Revenue Service Ruling. In a 2008 private letter ruling, the Internal Revenue Service reversed its long-standing position and advised that compensation payable upon termination of service without regard to performance will no longer qualify as performance-based compensation under section 162(m) of the Internal Revenue Code, subject to transition periods. As a result of this new IRS position, annual incentive payments paid under the Company’s current form of officer employment agreement for performance periods beginning after January 1, 2009 would not qualify as performance-based compensation under section 162(m) of the Code. As a result, when Mr. Fellows employment agreement was amended, his compensation payable upon termination of service was amended such that it is no longer based upon a multiple of base salary and bonus but merely upon a multiple of base salary. This change did not have any effect upon the amounts to which Mr. Fellows would be entitled upon termination of service but was changed for the purpose of complying with the new ruling. The Company continues to monitor developments in this area and may in the future make similar changes to the employment agreements for the other named executive officers.

Forfeitures. Each of the employment agreements for the named executive officers also contains certain forfeiture provisions. If the Company is required to prepare an accounting restatement due to material noncompliance of the Company with any financial reporting requirements under the United States Securities laws as a result of the intentional misconduct or gross negligence of a named executive officer, or if the named executive officer is one of the persons subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, then, in addition to any penalty prescribed by Section 304, the named executive officer is required to forfeit (i) any bonus paid within the 12 month period following the filing of the misstated document, (ii) any gain on the sale of Company securities during the same period, (iii) the right to receive special severance and incentive payments, and (iv) any unvested and/or unexercised long-term incentive compensation awards.

Severance Arrangements.

Whether an executive officer is entitled to any severance benefits upon termination of employment depends upon the reason for the termination of employment. If an executive officer voluntarily resigns or is terminated by the Company for “substantial cause,” then the executive officer is generally not entitled to any severance benefits. In this case, the term “substantial cause” means the executive officer’s (i) failure to substantially perform his duties, (ii) material breach of the employment agreement, (iii) misconduct, including use or possession of illegal drugs during work and/or any other action that is damaging or detrimental in a significant manner to the Company, (iv) conviction of, or plea of guilty or nolo contendere to, a felony, or (v) failure to cooperate with, or any attempt to obstruct or improperly influence, any investigation authorized by the Board of Directors or any governmental or regulatory agency.

If the executive officer’s employment is terminated by the Company without “substantial cause,” or by the employee because the Company materially breached the employment agreement or failed to renew the employment agreement upon expiration of its term, then the executive officer is generally entitled to severance benefits. These severance benefits are based upon an assessment of competitive market terms and a determination of what is needed to attract and retain the executive officers. Having negotiated these terms in advance allows for an orderly and amicable separation of an executive, including the obtainment for the Company’s benefit of a release of claims and the provision of an incentive for the executive not to compete with the Company as discussed below. The severance benefits consist of (i) a payment equal to the executive officer’s annual base salary in the case of Mr. Fellow or a portion of the executive officer’s annual base salary and target bonus in the case of the other named executive officers, pro rated based upon the number of days worked that year, (ii) accelerated vesting of certain long-term equity awards, (iii) “special severance,” provided the executive officer executes a release of claims in favor of the Company and provided the executive officer does not engage in any disparaging conduct or communications, and (iv) “incentive payments,” provided the executive officer chooses not to engage in any business that competes with the Company. Special severance consists of (a) the payment of COBRA and/or CalCOBRA premiums for the severance period, (b) (except for Mr. Fellows) the continuation of the tax and estate financial planning services benefit for the severance period, (c) (except for Mr. Fellows) outplacement services for one year, (d) (except for Mr. Fellows) the payment of a portion of the executive officer’s salary and target bonus for the severance period, and (e) in the case of Mr. Fellows, the continuation of his then current annual base salary from the date of termination through his severance period, prorated for any partial years of services. Incentive payments consist of (except in the case of Mr. Fellows) the payment of a portion of the executive officer’s salary and target bonus for the severance period, and in the case of Mr. Fellows the payment of his then current annual base salary for the severance period. Set forth below for each named executive officer is the severance period, the equity awards that would be subject to accelerated vesting, and the amount of special severance and incentive payments to be paid during the severance period:

Name of Officer	Severance Period	Accelerated Vesting	Special Severance	Incentive Payments
George Fellows	Through December 15, 2011	All outstanding unvested equity and non-equity Long Term Incentive awards	An amount equal to base salary for the remainder of severance period	An amount equal to base salary for the remainder of severance period

Steven C. McCracken Bradley J. Holiday	18 months	All outstanding unvested equity and non-equity Long Term Incentive awards	.75 times annual base salary and target bonus payable over 18 months	.75 times annual base salary and target bonus payable over 18 months

David A. Laverty Thomas T. Yang	12 months	All equity and non-equity Long Term Incentive awards that would have vested within 12 months of the termination of employment	.50 times annual base salary and target bonus payable over 12 months	.50 times annual base salary and target bonus payable over 12 months

In addition, in the case of Mr. Fellows, the Company also provides severance benefits when the termination of employment is due to a permanent disability. These benefits are generally less in amount as they are primarily designed to provide financial assistance to the executive until the Company’s long-term disability insurance benefits commence. As a result, these benefits consist of (i) the continuation of base salary for six months, (ii) the payment of a lump sum equal to the then current annual base salary prorated for that portion of the year worked, (iii) the immediate vesting of all unvested equity and non-equity Long Term Incentive awards, and (iv) the payment of COBRA insurance premiums for 12 months.

Change-in-Control Arrangements.

To provide independent leadership consistent with the shareholders’ best interests in the event of an actual or threatened change in control of the Company, the Company’s employment agreements with its officers, including the named executive officers, provide certain protections in the event of a change in control. A “change in control” of the Company is defined, in general, as the acquisition by any person of beneficial ownership of 30% or more of the voting stock of the Company, the incumbent members of the Board of Directors cease to constitute a majority of the Board of Directors, certain business combinations of the Company, or any shareholder-approved or court-ordered plan of liquidation of the Company.

The Company’s change-in-control benefits provide for a double trigger prior to payment. In other words, there must be both a change in control and a “termination event” (described below) within one year following a change in control. In the event there is such a change in control and termination event with respect to Messrs. Fellows, McCracken, Holiday, Laverty or Yang, then the affected executive officer is generally entitled to the benefits to which he is entitled for a termination by the Company without substantial cause as described above, except that the amount of special severance and incentive payments shall be increased. The special severance and incentive payments for each of the named executive officers upon a termination event following a change in control would be as follows:

Name of Officer	Change-in-Control Special Severance	Change-in-Control Incentive Payments
George Fellows*	3.0 times annual base salary payable over 36 months	3.0 times annual base salary payable over 36 months

Steven C. McCracken Bradley J. Holiday	1.495 times annual base salary and target bonus payable over 36 months	1.495 times annual base salary and target bonus payable over 36 months

David A. Laverty Thomas T. Yang	1.0 times annual base salary and target bonus payable over 24 months	1.0 times annual base salary and target bonus payable over 24 months

*	As discussed above under Employment Agreements, in order to comply with certain Internal Revenue Service rulings, Mr. Fellows Special Severance and Incentive Payments are based upon a multiple of base salary only and not based upon a multiple of base salary and bonus as is the case for the other executive officers. The aggregate payments, however, do not exceed 3x Mr. Fellows’ base salary and target bonus.

For this purpose, a “termination event” means the occurrence of any of the following: (i) the termination or material breach of the employment agreement by the Company, (ii) failure by the successor company to assume the employment agreement, (iii) any material diminishment in the position or duties of the executive officer, (iv) any reduction in compensation or benefits, or (v) any requirement that the executive officer relocate his principal residence. Finally, if a change in control occurs six months following Mr. Fellows’ termination of employment and that change in control is the direct result of discussions that were ongoing at the date of termination, then he will be entitled to receive special severance and incentive payments each in the amount of 3.0 times his most recent annual base salary, payable over a 36 month period.

In addition, the terms governing the long-term incentive awards granted to each of the named executive officers generally provide for the vesting of the awards immediately prior to a change in control, subject to the Compensation Committee taking action to provide that they do not vest. The Company’s 401(k) Retirement Investment Plan also provides for full vesting of all participant accounts immediately prior to a change in control.

Excise Taxes.

At the time Mr. Fellows’ joined the Company in 2005, his negotiated employment agreement provided that, to the extent any change in control payments and benefits provided to Mr. Fellows under the employment agreement or any other agreement constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code or are otherwise subject to the excise tax imposed by Section 4999 of the Code, then the Company would indemnify Mr. Fellows for the amount of any such excise taxes. When Mr. Fellows’ employment agreement was amended in September 2008 (as discussed above), consistent with the Company’s obligation to offer Mr. Fellows a new employment agreement upon substantially the same economic terms, this provision was not changed. Upon the expiration of Mr. Fellows’ current employment agreement, the Company has no further obligation to indemnify him for any such excise taxes.

Consistent with current trends in compensation practices, the Compensation Committee has discontinued its practice of providing indemnification for excise taxes for the Company’s other officers. As a result, the employment agreements for the other named executive officers do not obligate the Company to provide indemnification for excise taxes. Furthermore, the employment agreements for the named executive officers, excluding Mr. Fellows, provide that to the extent that any or all of the change in control payments and benefits provided to the executive under the employment agreement or any other agreement constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and would otherwise be subject to the excise tax imposed by Section 4999 of the Code, then the aggregate amount of such change in control payments and benefits would be reduced by the minimum amounts necessary to equal one dollar less than the amount which would result in such payments and benefits being subject to such excise tax.

For additional information regarding the Company’s severance and change in control arrangements with the named executive officers, see the Potential Payments Upon Termination or Change in Control section of this Proxy Statement.

Stock Ownership Requirements.

In order to promote ownership of the Company’s Common Stock by the Company’s non-management directors and executive officers and thereby more closely align their interests with the interests of the Company’s shareholders, the Board of Directors has adopted stock ownership guidelines requiring the Company’s non-management directors and executive officers to hold the Company’s Common Stock in at least the following minimum amounts:

Chief Executive Officer	3x Base Salary
Other Executive Officers
Senior Executive Vice Presidents	1x Base Salary
Senior Vice Presidents	1x Base Salary
Non-Employee Directors	3x Annual Retainer

The minimum share ownership amounts are required to be achieved within five years of an individual first becoming subject to these guidelines. All shares for which an executive officer is deemed to be the beneficial owner under Section 16 of the Exchange Act, including shares held in a living trust for the executive’s benefit, count towards this ownership requirement. Restricted stock and restricted stock unit awards held by the executive count towards the holding requirements; whereas stock options and performance share units do not count toward this ownership requirement until the shares are issued. Unless a non-management director or executive officer is in compliance with these guidelines, he is required to retain and hold 50% of any “net shares” of Common Stock issued in connection with any equity-based awards granted under the Company’s executive compensation plans after such non-management director or executive officer first becomes subject to these guidelines. “Net shares” are those shares that remain after shares are sold or withheld (i) to pay the exercise price and withholding taxes in the case of stock options or (ii) to pay withholding taxes in the case of restricted stock, restricted stock units or performance shares.

Compensation Committee Interlocks and Insider Participation

In 2008, the Company’s executive officer compensation matters were handled by the Compensation and Management Succession Committee and the Rule 16b-3 and Section 162(m) Subcommittee. The Compensation Committee is comprised of the following directors: Messrs. Armacost, Beard, Cushman, Rosenfield and Thornley. The subcommittee is comprised of Messrs. Armacost, Beard, Rosenfield and Thornley. During the times of their committee service during 2008 all of the members of the Compensation Committee and the subcommittee were determined to be independent and there were no compensation committee interlocks.

Summary Compensation Table

The following table summarizes the fiscal years 2008, 2007 and 2006 compensation of the Company’s (i) principal executive officer, (ii) principal financial officer, and (iii) three other most highly compensated executive officers, as required by the applicable Securities and Exchange Commission disclosure requirements. For a description of the components of the Company’s 2008 executive compensation program and the material terms of the named executive officers’ individual employment agreements, see “Compensation Discussion and Analysis — Components of the 2008 Executive Compensation Program” and “— Employment Agreements.”

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Option Awards(2)	Non-Equity Incentive Plan Compen- sation(3)	Change in Pension Value and Nonqualified Deferred Compen- sation Earnings(4)	All Other Compen- sation(5)(6)		Total
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)		(j)
George Fellows	2008	$923,654	$—	$1,497,294	$1,180,861	$311,231	$—	$145,269	(7)	$4,058,309
President and Chief Executive Officer	2007	$874,038	$—	$1,038,822	$976,109	$1,312,500	$—	$134,007		$4,335,476
	2006	$850,000	$—	$699,156	$636,352	$—	$—	$1,228,803	(8)	$3,414,311

Bradley J. Holiday	2008	$500,000	$—	$74,957	$137,397	$95,500	$—	$44,375	(9)	$852,229
Senior Executive Vice President and Chief Financial Officer	2007	$500,000	$—	$118,890	$240,005	$441,000	$—	$54,275		$1,354,170
	2006	$500,000	$—	$94,370	$376,549	$—	$—	$44,183		$1,015,102

Steven C. McCracken	2008	$550,000	$—	$74,957	$137,397	$102,850	$—	$66,050	(10)	$931,254
Senior Executive Vice President and Chief Administrative Officer	2007	$550,000	$—	$118,890	$240,005	$479,531	$—	$64,996		$1,453,422
	2006	$550,000	$—	$94,370	$378,506	$—	$—	$52,014		$1,074,890

David A. Laverty	2008	$358,538	$—	$71,568	$103,425	$66,421	$—	$52,954	(11)	$652,906
Senior Vice President, Operations	2007	$334,558	$—	$60,402	$45,164	$248,738	$—	$125,664		$814,526
	2006	$136,250	$57,625	$23,387	$10,119	$—	$—	$434,476		$661,857

Thomas T. Yang	2008	$383,731	$—	$66,979	$95,104	$71,096	$—	$237,015	(12)	$853,925
Senior Vice President, International	2007	$359,654	$25,000	$72,459	$55,997	$267,300	$—	$47,729		$828,139
	2006	$157,500	$25,000	$25,053	$10,848	$—	$—	$26,142		$244,543

(1)	Represents the compensation costs of restricted stock, restricted stock units and performance share units calculated for financial reporting purposes for the year utilizing the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123R, rather than an amount paid to or realized by the named executive officer. With respect to the performance share units granted in 2006, the Company determined in 2008 that the specified performance goals would not be achieved. As a result, in 2008 the Company reversed the total aggregate compensation expense recognized in the financial statements in connection with these awards. Accordingly, the amounts presented above include the portion of the reversal relative to each officer. See Note 12, “Share-Based Compensation,” to the Company’s Audited Consolidated Financial Statements set forth in the Company’s Form 10-K for the year ended December 31, 2008 (the “10-K”) for information concerning the SFAS No. 123R values, which are based on the fair value of the Company’s Common Stock on the date of grant, with the exception that for the purposes of this table estimated forfeitures related to service-based vesting are disregarded. Ratable amounts expensed during 2008 for grants that were made in prior years are included. There can be no assurance that the SFAS No. 123R amounts will ever be realized by the named executive officer.
(2)	Represents the compensation costs of stock options calculated for financial reporting purposes for the year utilizing the provisions of SFAS No. 123R, rather than an amount paid to or realized by the named executive officer. See Note 12, “Share-Based Compensation”, to the Company’s Audited Consolidated Financial Statements set forth in the Company’s 10-K for the assumptions made in determining SFAS No. 123R values, with the exception that for the purposes of this table estimated forfeitures related to service-based vesting are disregarded. Ratable amounts expensed during 2008 for grants that were made in prior years are included. There can be no assurance that the SFAS No. 123R amounts will ever by realized by the named executive officer.
(3)	The amounts in this column represent the actual amounts earned under the Company’s annual cash incentive program for 2007 and 2008. For additional information regarding this program, see “Compensation Discussion and Analysis — Components of the 2008 Executive Compensation Program — Analysis of Annual Incentives.”
(4)	The Company’s nonqualified deferred compensation plan is not subject to above market or Company-subsidized returns. For additional information see the “Nonqualified Deferred Compensation in Fiscal Year 2008” table.
(5)

Includes perquisites and personal benefits. All named executive officers are eligible to elect any or all of the following perquisites, subject to certain cost and other limitations set forth in the Company’s internal policies: (i) tax and estate planning services, (ii) annual physical, (iii) country club dues reimbursement, (iv) supplemental long-term disability insurance, and (v) certain of the Company’s products (e.g. golf clubs and balls) for personal use. Additional types of perquisites and personal benefits granted to individual named executive officers are disclosed and quantified in additional footnotes to this table, in accordance with applicable Securities and Exchange Commission disclosure requirements.

(6)	The Company believes the dollar value of any dividends and other earnings paid or accrued on unvested restricted stock and restricted stock unit awards is factored into the grant date fair value calculated in accordance with FAS No. 123R and reported in column (i) of the table entitled “Grants of Plan-Based Awards.” Accordingly, neither the dollar values of the cash dividends paid on the named executive officers’ restricted stock awards in 2008 nor the dollar values of dividend equivalent rights accrued with respect to the named executive officers’ restricted stock units in 2008 are reported as “All Other Compensation” in column (i) of this table. For each of the named executive officers other than Mr. Fellows, the aggregate dollar value of dividends paid and dividend rights accrued during 2008 was less than $10,000. During 2008, Mr. Fellows was paid cash dividends of $44,800 on unvested shares of restricted stock which were granted in 2005 and vested on December 31, 2008 and accrued $51,482 in dividend equivalent rights on unvested restricted stock units. In 2007, the Company discontinued its practice of granting restricted stock to executive officers and in lieu thereof began granting restricted stock units. The restricted stock units accrue dividend equivalent rights, which only vest if the underlying award vests.
(7)	Includes a $13,800 Company matching contribution to its 401(k) Retirement Investment Plan, $11,725 of term life insurance premiums and a payment of $66,500 to assist Mr. Fellows with travel expenses not otherwise reimbursable under the Company’s policies. Also includes $47,044 of total perquisites and other personal benefits including $21,090 in country club dues reimbursement, $12,000 in auto allowance, $6,200 in payroll tax reimbursements for income imputed to him in connection with the Company’s payment of certain spousal travel expenses incurred in attending Company events, as well as items (i) and (v) described above in footnote 5.
(8)	Includes (i) $639,304 for reimbursement of expenses related to his relocation to California as a result of his appointment as President and Chief Executive Officer, including costs for temporary housing and reasonable and customary real estate costs (including broker commissions) associated with buying and selling a principal residence and (ii) $544,180 payroll tax reimbursements for income imputed under IRS regulations in connection with such reimbursement of expenses and the Company’s term life insurance benefits to him.
(9)	Includes a $13,800 Company matching contribution to its 401(k) Retirement Investment Plan and $30,542 of total perquisites and other personal benefits comprised of $12,331 in tax and estate planning services, $12,000 in auto allowance, as well as items (ii), (iii), (iv) and (v) described above in footnote 5.
(10)	Includes a $13,800 Company matching contribution to its 401(k) Retirement Investment Plan and a $10,577 cash payment for accrued but unused paid time off pursuant to the Company’s Paid Time Off policy. Also includes $41,673 of total perquisites and other personal benefits comprised of $12,331 in tax and estate planning services, $12,000 in auto allowance, $10,131 in country club dues reimbursement, as well as items (ii), (iv) and (v) described above in footnote 5.
(11)	Includes a $13,800 Company matching contribution to its 401(k) Retirement Investment Plan and a $13,846 cash payment for accrued but unused paid time off pursuant to the Company’s Paid Time Off policy. Also includes $25,308 of total perquisites and other personal benefits comprised of $12,000 in auto allowance, as well as items (i), (iii), (iv) and (v) described above in footnote 5.
(12)	Includes a $13,800 Company matching contribution to its 401(k) Retirement Investment Plan, a $14,808 cash payment for accrued but unused paid time off pursuant to the Company’s Paid Time Off policy and $52,850 in payroll tax reimbursements for income imputed under IRS regulations in connection with relocation costs. Also includes $155,557 of total perquisites and other personal benefits comprised of $126,233 in reimbursements of actual costs in connection with his relocation to California as a result of his initial employment by the Company, which amount includes reasonable and customary real estate costs associated with buying and selling a principal residence, $12,000 in auto allowance, as well as items (i), (ii), (iii), (iv) and (v) described above in footnote 5.

Grants of Plan-Based Awards in Fiscal Year 2008

The following table sets forth certain information with respect to grants of awards to the named executive officers under the Company’s non-equity and equity incentive plans during fiscal year 2008. For additional information concerning the annual and long-term incentives included in the Company’s executive compensation programs, see “Compensation Discussion and Analysis — Components of the 2008 Executive Compensation Program.”

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Sh)(3)	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
George Fellows	N/A	(4)	462,500	925,000	1,387,500	—	—	—	—	—	—	—
President and Chief Executive Officer	9/3/2008	(6)	N/A	1,000,000	N/A	—	—	—	—	—	—	—
	9/3/2008		—	—	—	—	—	—	71,225	—	—	$999,999
	9/3/2008		—	—	—	—	—	—	—	258,598	$14.04	$1,000,309
	1/14/2008	(5)	0	1,066,667	2,133,334	—	—	—	—	—	—	—
	1/14/2008		—	—	—	—	—	—	71,493	—	—	$1,066,676
	1/14/2008		—	—	—	—	—	—	—	267,805	$14.92	$1,067,203

Bradley J. Holiday	N/A	(4)	137,500	275,000	412,500	—	—	—	—	—	—	—
Senior Executive Vice President and Chief Financial Officer	1/14/2008		0	116,667	233,334	—	—	—	—	—	—	—
	1/14/2008		—	—	—	—	—	—	7,820	—	—	$116,674
	1/14/2008		—	—	—	—	—	—	—	29,292	$14.92	$116,729
Steven C. McCracken	N/A	(4)	151,250	302,500	453,750	—	—	—	—	—	—	—
Senior Executive Vice President and Chief Administrative Officer	1/14/2008	(5)	0	116,667	233,334	—	—	—	—	—	—	—
	1/14/2008		—	—	—	—	—	—	7,820	—	—	$116,674
	1/14/2008		—	—	—	—	—	—	—	29,292	$14.92	$116,729

David A. Laverty	N/A	(4)	99,000	198,000	297,000	—	—	—	—	—	—	—
Senior Vice President, Operations	1/14/2008	(5)	0	116,667	233,334	—	—	—	—	—	—	—
	1/14/2008		—	—	—	—	—	—	7,820	—	—	$116,674
	1/14/2008		—	—	—	—	—	—	—	29,292	$14.92	$116,729
Thomas T. Yang	N/A	(4)	105,875	211,750	317,625	—	—	—	—	—	—	—
Senior Vice President, International	1/14/2008	(5)	0	116,667	233,334	—	—	—	—	—	—	—
	1/14/2008		—	—	—	—	—	—	7,820	—	—	$116,674
	1/14/2008		—	—	—	—	—	—	—	29,292	$14.92	$116,729

(1)	The amounts shown in column (i) reflect the number of units underlying restricted stock unit awards granted pursuant to the 2004 Equity Incentive Plan. Each unit represents the right to receive one share of the Company’s Common Stock upon vesting of the award. These RSUs are subject to cliff vesting on the third anniversary of the grant date. RSUs do not have voting rights, but do accrue dividend equivalent rights in the form of additional restricted stock units. The additional units vest only to the extent the underlying units vest. The RSUs granted in 2008 accrued dividend equivalent rights during 2008, but the amounts shown in column (i) do not include the additional units accrued. See column (g) of the table below entitled “Outstanding Equity Awards at Fiscal Year-End 2008” for information regarding accrued dividend equivalent rights.
(2)	The amounts shown in column (j) reflect the number of shares underlying stock options granted pursuant to the 2004 Equity Incentive Plan. Stock options vest ratably over a three-year period and have a ten-year term.

(3)	The exercise price per share of all options granted in 2008 equals the closing market price per share of the Company’s Common Stock on the grant date. As reported by the New York Stock Exchange, the closing price per share of the Company’s Common Stock was $14.92 on January 14, 2008 and $14.04 on September 3, 2008.
(4)	The amounts shown in columns (c), (d) and (e) of this row reflect the estimated possible threshold, target and maximum amounts payable under the Company’s 2008 annual cash incentive program, the material terms of which are described under “Compensation Discussion and Analysis — Components of the 2008 Executive Compensation Program — Analysis of Annual Incentives.” The actual amount earned in 2008 by the named executive officer under this program is set forth in column (g) (“Non-Equity Incentive Plan Compensation”) of the Summary Compensation Table.
(5)	The amounts shown in columns (c), (d) and (e) of this row reflect the estimated future threshold, target and maximum amounts payable with respect to performance cash units granted by the Company pursuant to the 2004 Equity Incentive Plan. The amount shown in column (c) reflects the minimum payment level for this award which is 0% of the target amount shown in column (d). The amount shown in column (e) is the maximum payment level which is 200% of such target amount. This award is not earned or payable until the end of the performance period, which began on January 1, 2008 and ends on December 31, 2010. The material terms of this award are described under “Compensation Discussion and Analysis — Components of the 2008 Executive Compensation Program — Analysis of Long-Term Incentives.”
(6)	The amount in this row represents the 1,000,000 cash units granted to Mr. Fellows in consideration of Mr. Fellows extending his employment for an additional three years. Each unit represents the contingent right to receive $1 per unit upon vesting. If Mr. Fellows remains employed by the Company through December 15, 2011, the cash units will vest in full.

Outstanding Equity Awards at Fiscal Year-End 2008

		Option Awards(1)					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date(2)	Number of Shares or Units of Stock That Have Not Vested (#)(3)		Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (4)($)

(a)		(b)	(c)	(d)	(e)	(f)	(g)		(h)	(i)	(j)
George Fellows	9/3/2008	—	258,598	—	$14.04	9/3/2018	—		—	—	—
President and Chief Executive Officer	9/3/2008	—	—	—	—	—	72,112	(6)	$669,920	—	—
	1/14/2008	—	267,805	—	$14.92	1/14/2018	—		—	—	—
	1/14/2008	—	—	—	—	—	73,198	(7)	$680,009	—	—
	1/16/2007	92,257	184,512	—	$14.37	1/16/2017	—		—	—	—
	1/16/2007	—	—	—	—	—	77,254	(8)	$717,690	—	—
	8/1/2005	400,000	—	—	$14.93	8/1/2015	—		—	—	—
	8/1/2005	—	—	—	—	—				—	—

Bradley J. Holiday	1/14/2008	—	29,292	—	$14.92	1/14/2018	—		—	—	—
Senior Executive Vice President and Chief Financial Officer	1/14/2008	—	—	—	—	—	8,007	(9)	$74,385	—	—
	1/16/2007	11,533	23,064	—	$14.37	1/16/2017	—		—	—	—
	1/16/2007	—	—	—	—	—	9,657	(10)	$89,714	—	—
	1/27/2006	21,118	10,559	—	$15.04	1/27/2016	—		—	—	—
	1/27/2006	—	—	—	—	—	10,173		$94,507	—	—
	1/27/2006	—	—	—	—	—	—		—	10,173	$94,507
	1/18/2005	77,778	—	—	$12.94	1/18/2015	—		—	—	—
	1/30/2004	100,000	—	—	$17.91	1/30/2014	—		—	—	—
	1/21/2003	50,000	—	—	$12.25	1/21/2013	—		—	—	—
	1/29/2002	75,000	—	—	$16.56	1/29/2012	—		—	—	—
	1/19/2001	50,000	—	—	$19.69	1/19/2011	—		—	—	—

Steven C. McCracken	1/14/2008	—	29,292	—	$14.92	1/14/2018	—		—	—	—
Senior Executive Vice President and Chief Administrative Officer	1/14/2008	—	—	—	—	—	8,007	(9)	$74,385	—	—
	1/16/2007	11,533	23,064	—	$14.37	1/16/2017	—		—	—	—
	1/16/2007	—	—	—	—	—	9,657	(10)	$89,714	—	—
	1/27/2006	21,118	10,559	—	$15.04	1/27/2016	—		—	—	—
	1/27/2006	—	—	—	—	—	10,173		$94,507	—	—
	1/27/2006	—	—	—	—	—	—		—	10,173	$94,507
	1/18/2005	33,333	—	—	$12.94	1/18/2015	—		—	—	—
	1/30/2004	96,500	—	—	$17.91	1/30/2014	—		—	—	—
	1/19/2001	50,000	—	—	$19.69	1/19/2011	—		—	—	—

David A. Laverty	1/14/2008	—	29,292	—	$14.92	1/14/2018	—		—	—	—
Senior Vice President, Operations	1/14/2008	—	—	—	—	—	8,007	(9)	$74,385	—	—
	8/22/2007	6,048	12,094	—	$17.20	8/22/2017	—		—	—	—
	8/22/2007	—	—	—	—	—	5,023	(11)	$46,664	—	—
	1/16/2007	2,602	5,204	—	$14.37	1/16/2017	—		—	—	—
	1/16/2007	—	—	—	—	—	2,179	(12)	$20,243	—	—
	8/1/2006	6,967	6,967	—	$13.03	8/1/2016	—		—	—	—
	8/1/2006	—	—	—	—	—	5,871		$54,542	—	—
	8/1/2006	—	—	—	—	—	—		—	5,871	$54,542

		Option Awards(1)					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date(2)	Number of Shares or Units of Stock That Have Not Vested (#)(3)		Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (4)($)

(a)		(b)	(c)	(d)	(e)	(f)	(g)		(h)	(i)	(j)
Thomas T. Yang	1/14/2008	—	29,292	—	$14.92	1/14/2018	—		—	—	—
Senior Vice President, International	1/14/2008	—	—	—	—	—	8,007	(9)	$74,385	—	—
	1/16/2007	8,650	17,298	—	$14.37	1/16/2017	—		—	—	—
	1/16/2007	—	—	—	—	—	7,243	(13)	$67,287	—	—
	7/20/2006	14,656	7,327	—	$12.31	7/20/2016	—		—	—	—
	7/20/2006	—	—	—	—	—	6,214		$57,728	—	—
	7/20/2006	—	—	—	—	—	—		—	6,214	$57,728

(1)	Stock options generally vest and become exercisable ratably over a three-year period (with 1/3 of the underlying shares vesting on each of the first three anniversaries of the grant date), and have a ten-year term, subject to accelerated vesting upon termination of employment by the Company without substantial cause or by the named executive officer for good reason or in the event of a change in control of the Company as described under “Compensation Discussion and Analysis — Employment Agreements — Severance Arrangements” and “— Change-in-Control Arrangements.”
(2)	Upon termination of employment, the named executive officer generally has until the earlier of one year from the date of termination or the option expiration date to exercise his vested options. However, the options may be cancelled and rescinded and proceeds may be forfeited if the named executive officer improperly discloses or misuses confidential information or trade secrets of the Company. In addition, the terms of Mr. Fellows’ option granted to him on September 3, 2008 provides that if he remains employed with the Company through December 15, 2011, then upon termination of employment he would have until the earlier of three years after termination or the expiration of the options to exercise those options.
(3)	Amounts in column (g) represent restricted stock awards and restricted stock unit awards that generally vest in full on the third anniversary of the grant date (except that Mr. Fellows’ September 3, 2008 restricted stock unit grant is scheduled to vest on December 15, 2011). No portion of the awards vest prior to the third anniversary of the grant date, subject to accelerated vesting upon termination of employment by the Company without substantial cause or by the named executive officer for good reason or in the event of a change in control of the Company as described under “Compensation Discussion and Analysis — Employment Agreements — Severance Arrangements” and “— Change-in-Control Arrangements.”
(4)	Market value based on $9.29 per share, which was the closing market price of the Company’s Common Stock on December 31, 2008.
(5)	Amounts in column (i) represent performance share unit awards that are subject to vesting upon achievement of certain target performance objectives for the period beginning January 1, 2006 and ending December 31, 2008. These awards were cancelled in January 2009 as the financial performance goals were not achieved.
(6)	Includes 887 units reflecting additional shares that may be issued pursuant to accrued dividend equivalent rights.
(7)	Includes 1,705 units reflecting additional shares that may be issued pursuant to accrued dividend equivalent rights.
(8)	Includes 3,025 units reflecting additional shares that may be issued pursuant to accrued dividend equivalent rights.
(9)	Includes 187 units reflecting additional shares that may be issued pursuant to accrued dividend equivalent rights.
(10)	Includes 378 units reflecting additional shares that may be issued pursuant to accrued dividend equivalent rights.
(11)	Includes 158 units reflecting additional shares that may be issued pursuant to accrued dividend equivalent rights.
(12)	Includes 85 units reflecting additional shares that may be issued pursuant to accrued dividend equivalent rights.
(13)	Includes 284 units reflecting additional shares that may be issued pursuant to accrued dividend equivalent rights.

Option Exercises and Stock Vested in Fiscal Year 2008

The following table sets forth information regarding options exercised and stock awards vested during fiscal year 2008 for the named executive officers.

	Option Awards		Stock Awards
Name (1)	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of shares acquired on vesting (#)	Value Realized on Vesting ($)(3)
(a)	(b)	(c)	(d)	(e)
George Fellows President and Chief Executive Officer(2)	—	—	160,000	$1,486,400

(1)	There were no exercises or vesting events in 2008 for any named executive officer other than as set forth in this table.
(2)	In connection with the vesting of a previous restricted stock award, 73,200 shares of restricted stock were withheld by the Company to satisfy the Company’s tax withholding obligation with respect to such awards.
(3)	The value realized is based upon the number of shares acquired on vesting (160,000) multiplied by the closing price of the Company’s Common Stock on the date of vesting ($9.29).

Nonqualified Deferred Compensation in Fiscal Year 2008

Executive Deferred Compensation Plan.

Pursuant to the Company’s executive deferred compensation plan (“DCP”), certain employees, including the named executive officers, may defer receipt of up to 75% of base salary and/or 100% of short-term (annual) incentive payments into cash accounts that mirror the gains and/or losses of several different publicly-available mutual funds selected by a committee consisting of members of senior management. In consultation with Clark Consulting, an independent benefits consultant, this committee periodically assesses and makes changes to its selection of possible funds for investment. Each participant makes investment allocation decisions from among the funds selected by the committee and the participant’s deferrals are deemed to be invested in such funds as requested. The participant does not actually own any share of the investment options the participant selects and all balances are unsecured contractual commitments by the Company. Other than as described above with respect to base salary, there are no limits on the amount of compensation that can be deferred under the DCP, contributions are made on a pre-tax basis, investment selections may be changed by the participant on a daily basis, and withdrawals may be taken while employed if scheduled in advance during the open enrollment period before each plan (calendar) year, subject to limitations provided by federal tax regulations. Distribution elections for lump sum payments, installment payments or combinations of these types of payments are available for distributions at death, disability or termination of employment, subject to limitations imposed as a result of federal tax regulations. The Company is not required, and to date has not elected, to make any contributions to the DCP. The DCP is not subject to above-market or Company-subsidized returns.

Name	Executive Contributions in 2008 ($)	Registrant Contributions in 2008 ($)	Aggregate Earnings in 2008 ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2008 ($)
(a)	(b)	(c)	(d)	(e)	(f)
George Fellows President and Chief Executive Officer	—	—	—	—	—

Bradley J. Holiday Senior Executive Vice President and Chief Financial Officer	—	—	$17,246	—	$376,469

Steven C. McCracken Senior Executive Vice President and Chief Administrative Officer	—	—	($225,979)	—	$1,090,294

David A. Laverty Senior Vice President, Operations	—	—	—	—	—

Thomas T. Yang Senior Vice President, International	—	—	($123,728)	—	$223,337

(1)	The earnings reported in column (d) are not above-market or preferential and therefore are not reported in the Summary Compensation Table.

Potential Payments Upon Termination or Change in Control

Each of the named executive officers has an employment agreement with the Company that provides for potential payments to such executive officer or other benefits (e.g., acceleration of vesting of long-term incentive awards) under certain circumstances following termination of employment or upon a change in control of the Company. The types and amounts of these potential payments vary depending on the following circumstances: (i) voluntary resignation by the executive officer or termination by the Company for substantial cause, (ii) termination by the Company without substantial cause, termination by the executive officer following material breach by the Company of the employment agreement or the Company failing to renew the employment agreement within 45 days of expiration of its term, (iii) a termination event within one year following (or for Mr. Fellows in certain circumstances within six months prior to or one year following) a change in control or (iv) permanent disability of the executive officer. In addition, the terms governing the long-term incentive awards granted to each of the named executive officers generally provide for the immediate vesting of the awards immediately prior to a change in control, subject to the Compensation Committee taking action to provide they do not vest. The Company’s 401(k) Retirement Investment Plan provides for full vesting of all Company matching contribution payments for all plan participants, including the named executive officers, immediately prior to a change in control and in the event of a termination due to permanent disability. The potential payments to be made under these varying circumstances, including the conditions and schedules for such payments, are described in this Proxy Statement under “Compensation Discussion and Analysis — Employment Agreements.” That description also provides the relevant definitions of “substantial cause,” “special severance,” “incentive payments,” “change in control,” and “termination event.”

Payments Made Upon Any Termination.

Regardless of the manner in which a named executive officer’s employment terminates, he is entitled to receive amounts earned during his term of employment. These amounts include:

•	Accrued but unpaid base salary;

•	Accrued but unused paid time off; and

•	Any balance held in the Company’s executive deferred compensation plan on behalf of the named executive officer (see also “Nonqualified Deferred Compensation in Fiscal Year 2008”).

Basis of Presentation and Underlying Assumptions.

The tables below quantify the potential payments and benefits that would be provided to each named executive officer under each termination or change in control circumstance listed. The amounts shown are based on the assumption that the triggering event took place on December 31, 2008, which was the last business day of 2008, and are based on the $9.29 per share closing market price of the Company’s Common Stock on such date. It also assumes the triggering event resulted in the immediate vesting of all unvested long-term incentives. For the purposes of the following tables, the values for stock options are the intrinsic values of the unvested portion of the stock options accelerated as a result of the applicable triggering event, calculated based on the “spread” (if any) between the closing market price of the Company’s Common Stock on December 31, 2008, and the exercise prices of such accelerated option shares. Such incremental amounts are in addition to the value of the vested portion of these options, if any, and other options held by the named executive officer that were fully vested as of December 31, 2008, as reflected in the “Outstanding Equity Awards at Fiscal Year-End 2008” table. A different valuation method for such accelerated options would be used for purposes of evaluating any excise tax liability pursuant to 280G of the Internal Revenue Code (“IRC”). The values for the performance cash unit awards reflect the cash values of the awards for target performance, the level at which the awards would have been paid out upon the triggering event. The values for the performance share unit awards reflect the aggregate market value (based on the per share closing market price) at December 31, 2008 of the number of shares issuable under the awards for target performance, the level at which the awards would have been paid out upon the triggering event. The values for restricted stock awards reflect the aggregate market value (based on the per share closing market price) at December 31, 2008 of the number of shares for which vesting would have accelerated and restrictions would have lapsed upon the triggering event. The values for restricted stock unit awards reflect the aggregate market value (based on the per share closing market price) at December 31, 2008 of the number of shares underlying the units for which vesting would have accelerated and restrictions would have lapsed upon the triggering event. The values of dividend equivalent rights accrued as of December 31, 2008, including fractional shares, are included in the values shown for restricted stock unit awards. Amounts shown for COBRA and CalCOBRA insurance benefits are calculated through the applicable severance period and are based on premiums for COBRA coverage for health, dental, vision and prescription for up to 18 months following termination and thereafter the premiums for CalCOBRA coverage for health and prescription. Such COBRA and CalCOBRA premiums are calculated based on the coverage selected by the executive officers as of December 31, 2008 and are based on premium rates in effect at that time, which rates may vary during a severance period. Amounts shown for special severance and incentive payments assume continuous compliance with the conditions for payment set forth in the applicable employment agreement. Special severance and incentive payments may be delayed for six months following a termination event pursuant to Section 409A of the IRC and the rules and regulations promulgated thereunder, such amounts for which payment is delayed will be paid promptly after six months with interest calculated at the applicable one-year Treasury Bill rate. Amounts payable to each named executive officer (other than Mr. Fellows) with respect to a change in control or a termination event within one year of a change in control, are subject to reduction in accordance with the officer’s employment agreement to avoid imposition of excise tax for “parachute payments” within the meaning of Section 280G of the IRC. In accordance with his employment agreement, the Company will indemnify and reimburse Mr. Fellows by way of “gross up” payment for any excise taxes imposed on him with respect to payments and benefits provided to him upon the specified termination events related to a change in control. See above, “Compensation Discussion and Analysis—Employment Agreements—Excise Taxes.” The following tables are based upon a theoretical triggering event. The actual amounts to be paid to any named executive officer in the event of his termination or a change in control, and the timing of such payments, and the value of any equity award acceleration benefits can only be determined at the time of, and under the circumstances of, an actual triggering event and in accordance with applicable law then in effect and reasonable interpretations thereof.

George Fellows.

The following table shows the potential payments and values of equity award acceleration benefits to Mr. Fellows, the Company’s President and Chief Executive Officer, assuming the triggering event took place on December 31, 2008:

	Termination by the Company without substantial cause, termination by employee following material breach by the Company, or failure by the Company to renew expired employment agreement	Termination due to permanent disability	Termination event within one year following change in control or termination occurs up to six months prior to qualifying change in control	Change in Control (without termination of employment)
Current annual base salary	$925,000	$925,000	$925,000	—
Continuation of base salary for six months following disability	—	$462,500	—	—
Twelve months’ COBRA premiums	—	$12,364	—	—
Long-term equity awards
Stock options	$0	$0	$0	$0
Performance cash units	$2,133,334	$0	$2,133,334	$2,133,334
Restricted stock units	$2,067,610	$0	$2,067,610	$2,067,610
Special severance
Current annual base salary through Dec. 11, 2011	$2,739,423	—	$2,775,000	—
COBRA and CalCOBRA premiums	$37,230	—	$37,230	—
Incentive payments	$2,739,423	—	$2,775,000	—
401(k) accelerated vesting	—	—	—	—
280G excise tax gross up	—	—	$2,669,086	—

Total	$10,642,020	$1,399,864	$13,382,260	$4,200,944

Bradley J. Holiday.

The following table shows the potential payments and values of equity award acceleration benefits to Mr. Holiday, the Company’s Senior Executive Vice President and Chief Financial Officer, assuming the triggering event took place on December 31, 2008:

	Termination by the Company without substantial cause, termination by employee following material breach by the Company, or failure by the Company to renew expired employment agreement	Termination event within one year following change in control	Change in Control (without termination of employment)
Pro rated target short term incentive award	$275,000	$275,000
Long-term equity awards
Stock Options	$0	$0	$0
Performance cash units	$250,000	$250,000	$250,000
Restricted stock	$94,507	$94,507	$94,507
Restricted stock units	$164,089	$164,089	$164,089
Special severance
Portion of salary and target bonus	$581,250	$1,158,625	—
COBRA and CalCOBRA premiums	$26,638	$53,543	—
Tax and financial planning services	$11,600	$34,800	—
Outplacement services	$15,000	$15,000	—
Incentive payments	$581,250	$1,158,625	—
401(k) accelerated vesting	—	—	—
280G cutback amount	—	$(676,040)	—

Total	$1,999,334	$2,528,149	$508,596

Steven C. McCracken.

The following table shows the potential payments and values of equity award acceleration benefits to Mr. McCracken, the Company’s Senior Executive Vice President and Chief Administrative Officer, assuming the triggering event took place on December 31, 2008:

	Termination by the Company without substantial cause, termination by employee following material breach by the Company, or failure by the Company to renew expired employment agreement	Termination event within one year following change in control	Change in Control (without termination of employment)
Short term incentive award	$302,500	$302,500	—
Long-term equity awards
Stock options	$0	$0	$0
Performance cash units	$250,000	$250,000	$250,000
Restricted stock	$94,507	$94,507	$94,507
Restricted stock units	$164,089	$164,089	$164,089
Special severance
Portion of salary and target bonus	$639,375	$1,274,488	—
COBRA and CalCOBRA premiums	$26,638	$53,543	—
Tax and financial planning services	$11,600	$34,800	—
Outplacement services	$15,000	$15,000	—
Incentive payments	$639,375	$1,274,488	—
401(k) accelerated vesting	—	—	—

Total	$2,143,084	$3,463,414	$508,596

David A. Laverty.

The following table shows the potential payments and values of equity award acceleration benefits to Mr. Laverty, the Company’s Senior Vice President, Operations, assuming the triggering event took place on December 31, 2008:

	Termination by the Company without substantial cause, termination by employee following material breach by the Company, or failure by the Company to renew expired employment agreement	Termination event within one year following change in control	Change in Control (without termination of employment)
Pro rated target short term incentive award	$198,000	$198,000	—
Long-term equity awards
Stock options	$0	$0	$0
Performance cash units	—	$0	$216,667
Restricted stock	$54,542	$54,542	$54,542
Restricted stock units	—	$0	$141,273
Special severance
Portion of salary and target bonus	$279,000	$558,000	—
COBRA and CalCOBRA premiums	$17,759	$35,608	—
Tax and financial planning services	$11,600	$23,200	—
Outplacement services	$15,000	$15,000	—
Incentive payments	$279,000	$558,000	—
401(k) accelerated vesting	—	$9,594	$9,594

Total	$854,900	$1,451,946	$422,077

Thomas T. Yang.

The following table shows the potential payments and values of equity award acceleration benefits to Mr. Yang, the Company’s Senior Vice President, International, assuming the triggering event took place on December 31, 2008:

	Termination by the Company without substantial cause, termination by employee following material breach by the Company, or failure by the Company to renew expired employment agreement	Termination event within one year following change in control	Change in Control (without termination of employment)
Short term incentive award	$211,750	$211,750	—
Long-term equity awards
Stock options	$0	$0	$0
Performance cash units	—	$0	$216,667
Restricted stock	$57,728	$57,728	$57,728
Restricted stock units	—	$0	$141,654
Special severance
Portion of salary and target bonus	$298,375	$596,750	—
COBRA and CalCOBRA premiums	$17,759	$35,608	—
Tax and financial planning services	$11,600	$23,200	—
Outplacement services	$15,000	$15,000	—
Incentive payments	$298,375	$596,750	—
401(k) accelerated vesting	—	$6,952	$6,952
280G cutback amount	—	$(144,718)	—

Total	$910,587	$1,399,020	$423,000

Director Compensation in Fiscal Year 2008

The following table summarizes the compensation of the Company’s non-employee directors for fiscal year 2008.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)		Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)(6)	Total ($)
(a)(8)	(b)	(c)		(d)	(e)	(f)	(g)	(h)
Samuel H. Armacost	$103,400	$43,695	(7)	$—	$—	$—	$—	$147,095
Ronald S. Beard	$127,200	$43,695		$—	$—	$—	$—	$170,895
John C. Cushman, III	$78,000	$43,695		$—	$—	$—	$—	$121,695
Yotaro Kobayashi	$63,000	$43,695		$—	$—	$—	$—	$106,695
Richard L. Rosenfield	$73,500	$43,695		$—	$—	$—	$—	$117,195
Anthony S. Thornley	$106,300	$43,695	(7)	$—	$—	$—	$—	$149,995

(1)	Directors who are not employees of the Company are paid annual base cash compensation, additional daily cash compensation for attendance at meetings of the Board of Directors and its committees, and are reimbursed for their expenses in attending meetings. The 2008 base cash compensation was $45,000. Directors also receive an additional $1,500 per day for each Board and committee meeting attended. Non-employee directors who serve as chairs of committees of the Board of Directors are paid an additional $300 per day for each committee meeting attended as chair. In 2008, Messrs. Armacost, Beard, Rosenfield and Thornley each served as chair of a committee and received the additional per day fee with respect to each committee meeting chaired. Also, Mr. Beard was paid an additional $30,000 in 2008 for his service as Lead Independent Director. Mr. Thornley was paid an additional $10,000 in 2008 for his service as Chair of the Audit Committee. Mr. Armacost was paid an additional $5,000 in 2008 for his service as Chair of the Compensation and Management Succession Committee.
(2)	Represents the compensation costs of restricted stock units calculated for financial reporting purposes for the year utilizing the provisions of SFAS No. 123R, rather than an amount paid to or realized by the director. See Note 12, “Share-Based Compensation,” to the Company’s Audited Consolidated Financial Statements set forth in the Company’s 10-K for information concerning the SFAS No. 123R values, which are based on the fair value of the Company’s Common Stock on the date of grant, with the exception that for the purposes of this table estimated forfeitures related to service-based vesting are disregarded. Ratable amounts expensed during 2008 for grants that were made in prior years are included. There can be no assurance that the SFAS No. 123R amounts will ever be realized. In 2008, each non-employee director was granted a restricted stock unit award for 3,791 units, with each unit representing a right to receive one share of Common Stock of the Company upon vesting of the award. The grant date fair value of each of these restricted stock unit awards was approximately $50,000. As of December 31, 2008, the only outstanding, unvested stock awards held by the non-employee directors were restricted stock unit awards. As of December 31, 2008, the aggregate number of shares underlying outstanding and unvested (i.e., restrictions had not lapsed) restricted stock units held by each non-employee director was 10,199 shares.
(3)	All stock options previously granted to non-employee board members were fully vested as of December 31, 2007. As such, no compensation expense was recognized in 2008 for financial reporting purposes utilizing the provisions of SFAS No. 123R. For each non-employee director, the aggregate number of shares underlying options outstanding and exercisable at December 31, 2008 was as follows: Mr. Armacost, 32,000; Mr. Beard, 44,000; Mr. Cushman, 32,000; Mr. Kobayashi, 38,000; Mr. Rosenfield, 38,000; and Mr. Thornley, 26,000. There were no options granted to non-employee board members during 2008.
(4)	Earnings on compensation deferred under the Company’s executive deferred compensation plan are not above-market or preferential and therefore not reported in this column.

(5)	The directors and their immediate family members received certain golf clubs and other products of the Company during 2008. The aggregate value of this personal benefit did not exceed $10,000 for any director in 2008 and is therefore not required to be reported as “All Other Compensation.”
(6)	The Company believes the dollar value of dividend equivalents accrued to unvested restricted stock units is factored into the grant date fair value of the award calculated in accordance with SFAS No. 123R. Accordingly, the dollar values of dividend equivalent rights accrued in 2008 with respect to the non-employee directors’ restricted stock units are not considered an item reportable as “All Other Compensation.” The dollar value of the dividend equivalent rights accrued in 2008 was less than $10,000 for each director.
(7)	Mr. Armacost has elected to defer receipt of the restricted stock units represented by this award beyond the vesting of such awards.
(8)	John F. Lundgren was appointed as a director on March 4, 2009 and therefore is not included in this table.

For additional information on standard director compensation arrangements, see “Board of Directors and Corporate Governance — Director Compensation.”

Transactions with Related Persons

As specified in its written charter, it is the duty of the Audit Committee to oversee the Company’s compliance programs with respect to legal and regulatory requirements and the Company’s written Code of Conduct. Such duties include review of related party transactions and other conflict of interest issues, including a review of any transaction involving the Company and named executive officers. Copies of the Audit Committee charter and the Code of Conduct are available on the Company’s website at www.callawaygolf.com under Investor Relations — Corporate Governance and — Corporate Overview, respectively.

Pursuant to the Code of Conduct, directors, officers and employees are required to disclose for approval any transactions, activities, interests or relationships that may create a conflict of interest (including financial transactions, investments and receipt of corporate gifts). The Code of Conduct sets forth the requirements of the written reporting procedure, internal review of such reports and oversight of the procedures by the Audit Committee. The Code of Conduct also requires directors, officers or employees to report any instance of suspected violations of the Code of Conduct or applicable law.

Section 16(A) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors, Section 16 officers, and greater than 10% beneficial owners to file initial reports of ownership (on Form 3) and periodic reports of changes in ownership (on Forms 4 and 5) of Company securities with the Securities and Exchange Commission. Based solely on its review of copies of such forms (and any amendments to such forms) and such written representations regarding compliance with such filing requirements as were received from its directors, executive officers and greater than 10% beneficial owners (if any), the Company believes that all such Section 16(a) reports were filed on a timely basis during 2008.

ANNUAL REPORT

A copy of the Company’s 2008 Annual Report, including financial statements, is being made available with this Proxy Statement to shareholders of record on the Record Date, but such report is not incorporated herein and is not deemed to be a part of this Proxy Statement.

A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2008, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WITHOUT EXHIBITS, WILL BE FURNISHED WITHOUT CHARGE TO ANY SHAREHOLDER OF THE COMPANY UPON WRITTEN REQUEST TO THE COMPANY AT CALLAWAY GOLF COMPANY, ATTN: INVESTOR RELATIONS, 2180 RUTHERFORD ROAD, CARLSBAD, CALIFORNIA 92008.

SHAREHOLDER PROPOSALS

If a shareholder desires to nominate someone for election to the Board of Directors at, or to bring any other business before, the 2010 annual meeting of shareholders, then such shareholder must comply with the procedures set forth in Article II of the Company’s bylaws in addition to any other applicable requirements and must give timely written notice of the matter to the corporate secretary of the Company. To be timely, written notice must be delivered to the corporate secretary at the principal executive offices of the Company not less than 90 days nor more than 120 days prior to the first anniversary of this year’s Annual Meeting, provided, however, that in the event that the date of the 2010 annual meeting is more than 30 days before or more than 60 days after such anniversary date, then such notice to be timely must be delivered to the corporate secretary not more than 120 days prior to the 2010 annual meeting and not less than the later of (i) 90 days prior to such annual meeting or (ii) 10 days following the date of the first public announcement of the scheduled date of the 2010 annual meeting. Any such notice to the corporate secretary must include all of the information specified in the Company’s Bylaws.

If a shareholder desires to have a proposal included in the Company’s proxy statement and proxy card for the 2010 annual meeting of shareholders, then, in addition to the notices required by the immediately preceding paragraph and in addition to other applicable requirements (including certain rules and regulations promulgated by the Securities and Exchange Commission), the Company must receive notice of such proposal in writing at the Company’s principal executive offices in Carlsbad, California no later than December 10, 2009, provided, however, that if the date of the 2010 annual meeting of shareholders is more than 30 days before or after the first anniversary of this year’s Annual Meeting (i.e., the 2009 Annual Meeting of Shareholders), then such notice must be received by the corporate secretary of the Company a reasonable time before the Company begins to print and mail its proxy materials for the 2010 annual meeting.

OTHER MATTERS

Management knows of no matters other than those listed in the attached Notice of the Annual Meeting which are likely to be brought before the Annual Meeting. However, if any other matters should properly come before the Annual Meeting or any adjournment or postponement thereof, the persons named in the proxy will vote all proxies given to them in accordance with the recommendation of the Board of Directors.

Each shareholder is urged to return a proxy as soon as possible. Any questions should be addressed to Callaway Golf Company, ATTN: Investor Relations, at 2180 Rutherford Road, Carlsbad, California 92008, telephone (760) 931-1771.

By Order of the Board of Directors,

Brian P. Lynch
Corporate Secretary

Carlsbad, California

April 2, 2009

EXHIBIT A

CALLAWAY GOLF COMPANY

AMENDED AND RESTATED 2004 INCENTIVE PLAN, AS AMENDED

(AMENDMENT EFFECTIVE AS OF MAY 19, 2009)

SECTION 1. PURPOSES OF THE PLAN

The Callaway Golf Company 2004 Incentive Plan (the “Plan”) is established to (a) promote the long-term interests of Callaway Golf Company (the “Company”) and its shareholders by strengthening the Company’s ability to attract, motivate and retain employees, officers, consultants, agents, advisors, independent contractors and other persons who provide valuable services to the Company, (b) encourage such persons to hold an equity interest in the Company and (c) enhance the mutuality of interest between such persons and shareholders in improving the value of the Company’s common stock. The Plan seeks to promote the highest level of performance by providing an economic interest in the long-term performance of the Company.

SECTION 2. DEFINITIONS

As used in the Plan:

“Acquisition Price” means the fair market value of the securities, cash or other property, or any combination thereof, receivable upon consummation of a Change in Control in respect of a share of Common Stock.

“Award” means any Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Share, Performance Unit, dividend equivalent, cash-based award or other incentive payable in cash or in shares of Common Stock as may be designated by the Committee from time to time under the Plan.

“Board” means the Board of Directors of the Company.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Committee” has the meaning set forth in Section 3.1.

“Common Stock” means the common stock, $0.01 par value, of the Company.

“Company” means Callaway Golf Company, a Delaware corporation.

“Change in Control” means the following and shall be deemed to occur if any of the following events occurs:

(a)	Any person, entity or group, within the meaning of Section 13(d) or 14(d) of the Exchange Act, but excluding the Company and its subsidiaries and any employee benefit or stock ownership plan of the Company or its subsidiaries and also excluding an underwriter or underwriting syndicate that has acquired the Company’s securities solely in connection with a public offering thereof (such person, entity or group being referred to herein as a “Person”) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either the then outstanding shares of Common Stock or the combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of directors; or

(b)

Individuals who, as of the Effective Date hereof, constitute the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors of the Company, provided that any individual who becomes a director after the Effective Date hereof whose election, or nomination for election by the Company’s shareholders, is approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered to be a member of the Incumbent Board unless that individual was nominated or elected by any Person having the power to exercise, through beneficial ownership, voting agreement and/or proxy, 20% or more of either the outstanding shares of Common Stock or the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors, in which case that individual shall not be considered to be a member of the Incumbent Board unless such individual’s election or nomination for election by the Company’s shareholders is approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board; or

(c)	Consummation by the Company of the sale or other disposition by the Company of all or substantially all of the Company’s assets or a reorganization or merger or consolidation of the Company with any other person, entity or corporation, other than:

(i)	a reorganization or merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto (or, in the case of a reorganization or merger or consolidation that is preceded or accomplished by an acquisition or series of related acquisitions by any Person, by tender or exchange offer or otherwise, of voting securities representing 5% or more of the combined voting power of all securities of the Company, immediately prior to such acquisition or the first acquisition in such series of acquisitions) continuing to represent, either by remaining outstanding or by being converted into voting securities of another entity, more than 50% of the combined voting power of the voting securities of the Company or such other entity outstanding immediately after such reorganization or merger or consolidation (or series of related transactions involving such a reorganization or merger or consolidation), or

(ii)	a reorganization or merger or consolidation effected to implement a recapitalization or reincorporation of the Company (or similar transaction) that does not result in a material change in beneficial ownership of the voting securities of the Company or its successor; or

(d)	Approval by the shareholders of the Company or an order by a court of competent jurisdiction of a plan of liquidation of the Company.

“Covered Employee” means a “covered employee” as that term is defined in Section 162(m)(3) of the Code, or any successor provision.

“Effective Date” has the meaning set forth in Section 18.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Extraordinary Items” means (a) extraordinary, unusual and/or nonrecurring items of gain or loss, (b) gains or losses on the disposition of a business, (c) changes in tax or accounting regulations or laws, or (d) the effects of a merger or acquisition, (e) asset write-downs, (f) litigation or claim judgments or settlements, (g) any accruals for reorganization and restructuring programs, and (h) any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30, all of which must be identified in the audited financial statements, including footnotes, or in the Management’s Discussion and Analysis section of the Company’s annual report.

“Fair Market Value” means the closing price for the Common Stock on the New York Stock Exchange during regular session trading for a single trading day as reported for such day in The Wall Street Journal or other reliable source. The applicable trading day for determining Fair Market Value (a) in connection with the grant of Awards shall be the Grant Date and (b) otherwise shall be as determined by the Committee in its sole discretion. If no reported price for the Common Stock exists for the applicable trading day, then such price on the last preceding date for which such price exists shall be determinative of Fair Market Value.

“Grant Date” means the effective date on which the Committee completes the corporate action authorizing the grant of an Award or such later date specified by the Committee, provided that conditions to the exercisability or vesting of Awards shall not defer the Grant Date.

“Incentive Stock Option” means an Option granted with the intention that it qualify as an “incentive stock option” as that term is defined in Section 422 of the Code or any successor provision.

“Nonqualified Stock Option” means an Option other than an Incentive Stock Option.

“Option” means a right to purchase Common Stock granted under Section 7.

“Participant” means any eligible person set forth in Section 5 to whom an Award is granted.

“Performance Criteria” has the meaning set forth in Section 11.1.

“Performance Share” has the meaning set forth in Section 10.1.

“Performance Unit” has the meaning set forth in Section 10.2.

“Plan” means this Callaway Golf Company Amended and Restated 2004 Incentive Plan, including its predecessor Plan, the Callaway Golf 2004 Equity Incentive Plan, as the context or date of grant of any Award may require.

“Related Company” means (a) any entity that directly or indirectly controls, or is controlled by, or is under common control with, the Company or (b) any entity in which the Company has a significant equity interest, as determined by the Committee.

“Restricted Stock” means an Award of shares of Common Stock granted under Section 9, the rights of ownership of which may be subject to restrictions prescribed by the Committee.

“Restricted Stock Unit” means an Award granted under Section 9 denominated in units of Common Stock.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Stock Appreciation Right” has the meaning set forth in Section 8.1.

“Successor Company” means the surviving company, the successor company or its parent, as applicable, in connection with a Change in Control.

“Termination of Service” means a termination of employment or service relationship with the Company or a Related Company for any reason, whether voluntary or involuntary, including by reason of death, disability or retirement. Any question as to whether and when there has been a Termination of Service for the purposes of an Award and the cause of such Termination of Service shall be determined by the Committee, whose determinations shall be conclusive and binding. Transfer of a Participant’s employment or service relationship between Related Companies, or between the Company and any Related Company, shall not be considered a Termination of Service for purposes of an Award. Unless the Committee determines otherwise, a Termination of Service shall be deemed to occur if the Participant’s employment or service relationship is with an entity that has ceased to be a Related Company.

SECTION 3. ADMINISTRATION

3.1 Administration of the Plan

The Plan shall be administered by the Compensation and Management Succession Committee of the Board, or any successor thereto (the “Committee”). The Committee shall have full power and authority, subject to such resolutions not inconsistent with the provisions of the Plan or applicable law as may from time to time be adopted by the Board, to (a) interpret and administer the Plan and any instrument or agreement entered into under the Plan, (b) establish such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan, and (c) make any determination and take any other action that the Committee deems necessary or desirable for administration of the Plan. Decisions of the Committee shall be final, conclusive and binding. Notwithstanding the foregoing, the Board or the Committee may delegate the responsibility for administering the Plan with respect to designated classes of eligible persons to different committees consisting of two or more members of the Board, subject to such limitations as the Board or the Committee deems appropriate. Members of any such committee shall serve for such term as the Board may determine, subject to removal by the Board at any time. Furthermore, to the extent consistent with applicable law, the Board or the Committee may delegate to one or more senior executive officers of the Company the authority to grant Awards to designated classes of eligible persons, within limits specifically prescribed by the Board or the Committee, as applicable; provided, however, that no such officer shall have or obtain authority to grant Awards to himself or herself or to any person subject to the reporting requirements of Section 16 of the Exchange Act. All references in the Plan to the “Committee” shall be, as applicable, to the Committee or any other committee or officer to whom the Board or the Committee has delegated authority to administer the Plan.

3.2 Administration and Interpretation by Committee

Except for the terms and conditions explicitly set forth in the Plan, the Committee shall have full power and exclusive authority, subject to such orders or resolutions not inconsistent with the provisions of the Plan as may from time to time be adopted by the Board or the Committee, to (a) select the eligible persons as set forth in Section 5 to whom Awards may from time to time be granted under the Plan; (b) determine the type or types of Award to be granted to each Participant under the Plan; (c) determine the number of shares of Common Stock to be covered by each Award granted under the Plan; (d) determine the terms and conditions of any Award granted under the Plan; (e) approve the forms of agreements for use under the Plan; (f) determine whether, to what extent and under what circumstances Awards may be settled in cash, shares of Common Stock or other property or canceled or suspended; (g) determine whether, to what extent and under what circumstances cash, shares of Common Stock, other property and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the Participant; (h) interpret and administer the Plan and any instrument or agreement entered into under the Plan; (i) establish such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (j) make any other determination and take any other action that the Committee deems necessary or desirable for administration of the Plan. Decisions of the Committee shall be final, conclusive and binding on all persons, including the Company, any Participant, any shareholder and any person eligible to receive an Award hereunder.

SECTION 4. STOCK SUBJECT TO THE PLAN

4.1 Authorized Number of Shares

Subject to adjustment from time to time as provided in Section 15, the maximum number of shares of Common Stock available for issuance under the Plan shall be 17,500,000 shares (such number consisting of (i) 12,250,000 shares previously approved by shareholders for issuance under the Plan, and (ii) an additional 5,250,000 shares to be approved by the stockholders at the annual meeting of stockholders of the Company scheduled to be held on May 19, 2009 as part of the approval of this Plan). The number of shares authorized for issuance under this Plan shall be decreased by 2.0 shares for each share issued on or after May 19, 2009 pursuant to full value share Awards that are Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units or any other full value share awards (excluding Options, Stock Appreciation Rights or any other non-full value share awards). For shares issued prior to May 19, 2009, the number of shares authorized for issuance under this Plan shall be decreased by 2.5 shares for each share issued with respect to full value Awards. Likewise, if any such shares are issued in respect of full value share awards and subsequently reacquired by the Company under the terms of this Plan as a result of the expiration, termination or cancellation of the related Award, or otherwise, then the shares authorized for issuance will be increased for each share reacquired by the Company under the terms of the Plan by the same number of shares for which the shares authorized for issuance were reduced at the time the Award was granted (e.g. 2.0x or 2.5x for each full value award).

4.2 Share Usage

(a) Shares of Common Stock covered by an Award shall be counted as used at the time the Award is granted to a Participant. If any Award lapses, expires, terminates or is canceled prior to the issuance of shares thereunder or if shares of Common Stock are issued under the Plan to a Participant and are thereafter reacquired by the Company, the shares subject to such Awards and the reacquired shares shall again be available for issuance under the Plan. In addition to the shares of Common Stock that are actually issued to a Participant, the following items shall be counted against the total number of shares available for issuance under the Plan: (i) shares of Common Stock subject to an Award that are not delivered to a Participant because the Award is exercised through a reduction of shares of Common Stock subject to the Award (i.e., “net exercised”) (including an appreciation distribution in respect of a Stock Appreciation Right that is paid in shares of Common Stock); (ii) shares of Common Stock subject to an Award that are not delivered to a Participant because such shares are withheld in satisfaction of the withholding of taxes incurred in connection with the exercise of an Option or Stock Appreciation Right, or the issuance of shares under a Restricted Stock Award or Restricted Stock Unit Award or other Award; and (iii) shares that are tendered to the Company (either by actual delivery or attestation) to pay the exercise price of any Stock Award. The following items shall not be counted against the total number of shares available for issuance under the Plan: (i) the payment in cash of dividends or dividend equivalents; and (ii) any Award that is settled in cash rather than by issuance of Common Stock. All shares issued under the Plan may be either authorized and unissued shares or issued shares reacquired by the Company or shares held in trust for issuance under the Plan.

(b) The Committee shall have the authority to grant Awards as an alternative to or as the form of payment for grants or rights earned or due under other compensation plans or arrangements of the Company.

(c) Notwithstanding the foregoing, the maximum number of shares that may be issued upon the exercise of Incentive Stock Options shall equal the aggregate share number stated in Section 4.1, subject to adjustment as provided in Section 15; and provided, further, that for purposes of Section 4.3, any such shares shall be counted in accordance with the requirements of Section 162(m) of the Code.

4.3 Limitations

Subject to adjustment as provided in Section 15, no Participant shall be eligible to receive in any one calendar year Awards relating to more than 2,000,000 shares of Common Stock.

SECTION 5. ELIGIBILITY

An Award may be granted to any employee or officer of the Company or a Related Company whom the Committee from time to time selects. An Award may also be granted to any consultant, agent, advisor, independent contractor or other person who renders or who has rendered bona fide services to the Company or any Related Company that (a) are not in connection with the offer and sale of the Company’s securities in a capital-raising transaction and (b) do not directly or indirectly promote or maintain a market for the Company’s securities.

SECTION 6. AWARDS

6.1 Form and Grant of Awards

The Committee shall have the authority, in its sole discretion, to determine the type or types of Awards to be granted under the Plan. Such Awards may be granted either alone, in addition to or in tandem with any other type of Award. The provisions governing Awards need not be the same with respect to each recipient.

6.2 Evidence of Awards

Awards granted under the Plan shall be evidenced by a written instrument that shall contain such terms, conditions, limitations and restrictions as the Committee shall deem advisable and are not inconsistent with the Plan or applicable law.

6.3 Deferrals

The Committee may permit or require a Participant to defer receipt of the payment of any Award. If any such deferral election is permitted or required, the Committee, in its sole discretion, shall establish rules and procedures for such payment deferrals, which may include provisions for the payment or crediting of interest, or dividend equivalents, including converting such credits to deferred stock unit equivalents.

SECTION 7. OPTIONS

7.1 Grant of Options

The Committee may grant Options designated as Incentive Stock Options or Nonqualified Stock Options. Options shall vest and be fully exercisable as may be determined by the Committee, provided that in no event shall Options vest and be fully exercisable at any time earlier than one year from the Grant Date except as may be specifically provided as a result of acceleration upon a Change in Control, Termination of Service or other event providing for accelerated vesting.

7.2 Option Exercise Price

The exercise price for shares purchased under an Option shall be as determined by the Committee, but shall not be less than the Fair Market Value of the Common Stock for the Grant Date, except in the case of substitute awards issued by the Company in connection with an acquisition or other corporate transaction. In no event shall the Committee (i) cancel any outstanding Option for the purpose of reissuing the Option to the Participant at a lower exercise price or reduce the exercise price of an outstanding Option or (ii) cancel any outstanding Option with the purpose of issuing another Award in exchange for the cancelled Option, unless the stockholders of the Company have approved such an action within twelve (12) months prior to such an event.

7.3 Term of Options

Subject to earlier termination in accordance with the terms of the Plan and the instrument evidencing the Option, the maximum term of an Option shall be as established for that Option by the Committee but in no event shall be greater than ten years from the Grant Date.

7.4 Exercise of Options

The Committee shall establish and set forth in each instrument that evidences an Option the time at which, or the installments in which, the Option shall vest and become exercisable, any of which provisions may be waived or modified by the Committee at any time. To the extent an Option has vested and become exercisable, the Option may be exercised in whole or from time to time in part by delivery to the Company or its designee of a written stock option exercise agreement or notice, in a form and in accordance with procedures established by the Committee, setting forth the number of shares with respect to which the Option is being exercised, the restrictions imposed on the shares purchased under such exercise agreement, if any, and such representations and agreements as may be required by the Committee, accompanied by payment in full as described in Section 7.5. An Option may be exercised only for whole shares and may not be exercised for less than a reasonable number of shares at any one time, as determined by the Committee.

7.5 Payment of Exercise Price

The exercise price for shares purchased under an Option shall be paid in full to the Company by delivery of consideration equal to the product of the Option exercise price and the number of shares purchased, together with any amounts required to be withheld for tax purposes under Section 13 of this Plan. Such consideration must be paid before the Company will issue the shares being purchased and must be in a form or a combination of forms acceptable to the Committee for that purchase, which forms may include

(a) cash;

(b) check or wire transfer;

(c) tendering (either actually or by attestation) shares of Common Stock already owned by the Participant, provided that the shares have been held for the minimum period, if any, required by applicable accounting rules to avoid a charge to the Company’s earnings for financial reporting purposes or were not acquired from the Company as compensation;

(d) to the extent permitted by applicable law, delivery of a properly executed exercise notice, together with irrevocable instructions to a brokerage firm designated by the Company to deliver promptly to the Company the aggregate amount of sale or loan proceeds to pay the Option exercise price and any withholding tax obligations that may arise in connection with the exercise; or

(e) such other consideration as the Committee may permit in its sole discretion.

7.6 Post-Termination Exercises

(a) The Committee shall establish and set forth in each instrument that evidences an Option whether the Option shall continue to be exercisable, and the terms and conditions of such exercise, after a Termination of Service, any of which provisions may be waived or modified by the Committee at any time.

(b) A Participant’s change in status from an employee to a consultant, board member, agent, advisor, independent contractor or other person who renders bona fide services to the Company or any Related Company, or a change in status from a consultant, board member, agent, advisor, independent contractor or other person who renders bona fide services to the Company or any Related Company to an employee, shall not be considered a Termination of Service for purposes of this Section 7.

7.7 Incentive Stock Options

The terms of any Incentive Stock Options shall comply in all respects with the provisions of Section 422 of the Code, or any successor provision, and any regulations promulgated thereunder. Individuals who are not employees of the Company or one of its parent or subsidiary corporations (as such terms are defined for purposes of Section 422 of the Code) may not be granted Incentive Stock Options. To the extent that the aggregate Fair Market Value of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year exceeds $100,000 or, if different, the maximum limitation in effect at the time of grant under the Code (the Fair Market Value being determined as of the Grant Date for the Option), such portion in excess of $100,000 shall be treated as Nonqualified Stock Options. This provision shall be applied by taking Incentive Stock Options into account in the order in which they were granted.

SECTION 8. STOCK APPRECIATION RIGHTS

8.1 Grant of Stock Appreciation Rights

The Committee may grant stock appreciation rights (“Stock Appreciation Rights” or “SARs”) to Participants at any time. A SAR may be granted in tandem with an Option or alone (“freestanding”). Subject to the other provisions of this Section 8, freestanding SARs shall generally be subject to the same terms and conditions that are applicable to Options pursuant to Section 7 of the Plan (including the restrictions on cancelling and reissuing awards set forth in Section 7.2). The grant price of a tandem SAR shall be equal to the exercise price of the related Option, and the grant price of a freestanding SAR shall be equal to the Fair Market Value of the Common Stock for the Grant Date. A SAR may be exercised upon such terms and conditions and for the term as the Committee may determine, in its sole discretion; provided, however, that, subject to earlier termination in accordance with the terms of the Plan and the instrument evidencing the SAR, the term of a freestanding SAR shall be as established for that SAR by the Committee but in no event shall be greater than ten years, and in the case of a tandem SAR, (a) the term shall not exceed the term of the related Option and (b) the tandem SAR may be exercised for all or part of the shares subject to the related Option upon the surrender of the right to exercise the equivalent portion of the related Option, except that the tandem SAR may be exercised only with respect to the shares for which its related Option is then exercisable.

8.2 Payment of SAR Amount

Upon the exercise of a SAR, a Participant shall, subject to the provisions of Section 13, be entitled to receive payment from the Company in an amount determined by multiplying: (a) the difference between the Fair Market Value of the Common Stock for the date of exercise over the grant price by (b) the number of shares with respect to which the SAR is exercised. At the discretion of the Committee, the payment upon exercise of a SAR may be in cash, in shares of Common Stock of equivalent value, in some combination thereof or in any other manner approved by the Committee in its sole discretion.

SECTION 9. RESTRICTED STOCK AND RESTRICTED STOCK UNITS

9.1 Grant of Restricted Stock and Restricted Stock Units

The Committee may grant Restricted Stock and Restricted Stock Units on such terms and conditions and subject to such repurchase or forfeiture restrictions, if any (which may be based on continuous service with the Company or a Related Company or the achievement of any of the Performance Criteria set forth in Section 11.1), as the Committee shall determine in its sole discretion, which terms, conditions and restrictions shall be set forth in the instrument evidencing the Award.

In no event shall an Award of Restricted Stock or Restricted Stock Units payable in shares vest sooner than one year after the date of grant, except that an Award of Restricted Stock or Restricted Stock Units that vests based solely on continued status as an employee or other status requiring continued services to the Company shall not vest sooner than three years after the date of grant. Notwithstanding the foregoing, the Committee may accelerate vesting of any Award in the event of a Participant’s Termination of Service or a Change in Control.

9.2 Issuance of Shares

Upon the satisfaction of any terms, conditions and restrictions prescribed with respect to Restricted Stock or Restricted Stock Units, or upon a Participant’s release from any terms, conditions and restrictions of Restricted Stock or Restricted Stock Units, as determined by the Committee, and subject to the provisions of Section 13, (a) the shares of Restricted Stock covered by each Award of Restricted Stock shall become freely transferable by the Participant and (b) Restricted Stock Units shall be paid in cash, shares of Common Stock or a combination of cash and shares of Common Stock as the Committee shall determine in its sole discretion. Any fractional shares subject to such Awards shall be paid to the Participant in cash.

9.3 Dividends and Distributions

Participants holding shares of Restricted Stock or Restricted Stock Units may, if the Committee so determines, be credited with dividends paid with respect to the underlying shares or dividend equivalents while they are so held in a manner determined by the Committee in its sole discretion. The Committee may apply any restrictions to the dividends or dividend equivalents that the Committee deems appropriate. The Committee, in its sole discretion, may determine the form of payment of dividends or dividend equivalents, including cash, shares of Common Stock, Restricted Stock or Restricted Stock Units.

9.4 Waiver of Restrictions

Notwithstanding any other provisions of the Plan, the Committee, in its sole discretion, may waive the repurchase or forfeiture period and any other terms, conditions or restrictions on any Restricted Stock or Restricted Stock Unit under such circumstances and subject to such terms and conditions as the Committee shall deem appropriate; provided, however, that the Committee may not adjust performance goals for any Restricted Stock or Restricted Stock Unit intended to be exempt under Section 162(m) of the Code for the year in which the Restricted Stock or Restricted Stock Unit is settled in such a manner as would increase the amount of compensation otherwise payable to a Participant.

SECTION 10. PERFORMANCE SHARES AND PERFORMANCE UNITS

10.1 Grant of Performance Shares

The Committee may grant Awards of performance shares (“Performance Shares”) and designate the Participants to whom Performance Shares are to be awarded and determine the number of Performance Shares, the length of the performance period and the other terms and conditions of each such Award. Each Award of Performance Shares shall, subject to the provisions of Section 13, entitle the Participant to a payment in the form of shares of Common Stock upon the attainment of performance goals and other terms and conditions specified by the Committee. Notwithstanding satisfaction of any performance goals, the number of shares issued under an Award of Performance Shares may be adjusted on the basis of such further consideration as the Committee shall determine, in its sole discretion. However, the Committee may not, in any event, increase the number of shares earned upon satisfaction of any performance goal by any Covered Employee. The Committee, in its discretion, may make a cash payment equal to the Fair Market Value of the Common Stock otherwise required to be issued to a Participant pursuant to an Award of Performance Shares.

10.2 Grant of Performance Units

The Committee may grant Awards of performance units (“Performance Units”) and designate the Participants to whom Performance Units are to be awarded and determine the number of Performance Units and the terms and conditions of each such Award. Performance Units shall, subject to the provisions of Section 13, entitle the Participant to a payment in cash upon the attainment of performance goals and other terms and conditions specified by the Committee. Notwithstanding the satisfaction of any performance goals, the amount to be paid under an Award of Performance Units may be adjusted on the basis of such further consideration as the Committee shall determine, in its sole discretion. However, the Committee may not, in any event, increase the amount earned under Performance Unit Awards upon satisfaction of any performance goal by any Covered Employee, and the maximum amount that may be granted to a Covered Employee in any calendar year shall not exceed $10,000,000. The Committee, in its discretion, may substitute actual shares of Common Stock for the cash payment otherwise required to be made to a Participant pursuant to a Performance Unit.

SECTION 11. PERFORMANCE GOALS

11.1 Awards Subject to Performance Goals

Awards of Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units and other Awards made pursuant to the Plan may be made subject to the attainment of performance goals relating to one or more business criteria within the meaning of Section 162(m) of the Code. For purposes of this Plan, such business criteria shall mean any one or more of the following performance criteria, either individually, alternatively or in any combination: (a) cash flow; (b) earnings (including gross margin, earnings before interest and taxes (“EBIT”), earnings before taxes (“EBT”), and net earnings); (c) earnings per share; (d) growth in earnings or earnings per share; (e) stock price; (f) return on equity or average stockholders’ equity; (g) total stockholder return; (h) return on capital; (i) return on assets or net assets; (j) return on investment; (k) sales, growth in sales or return on sales; (l) income or net income; (m) operating income or net operating income; (n) operating profit or net operating profit; (o) operating margin; (p) return on operating revenue; (q) economic profit (including economic profit margin), (r) market share; (s) overhead or other expense reduction; (t) growth in stockholder value relative to various indices, including but not limited to the S&P 500 Index or S&P 400 mid-cap Index and (u) strategic plan development and implementation (collectively, the “Performance Criteria”).

11.2 Use and Calculation of Performance Criteria

Any Performance Criteria may be used to measure the performance of the Company as a whole or with respect to any business unit, subsidiary or business segment of the Company, either individually, alternatively or in any combination, and may be measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous period results or to a designated comparison group, in each case as specified by the Committee in the Award. The Committee may appropriately adjust any evaluation of performance under the Performance Criteria to exclude any Extraordinary Items. Prior to the payment of any compensation under an Award intended to qualify as “performance-based compensation” under Code Section 162(m) the Committee shall certify the extent to which any such Performance Criteria and any other material terms under such Award have been satisfied (other than in cases where such relate solely to the increase in the value of the Company’s Common Stock). The Committee may not in any event increase the amount of compensation payable to a Covered Employee upon the satisfaction of any Performance Criteria.

SECTION 12. OTHER STOCK OR CASH-BASED AWARDS

In addition to the Awards described in Sections 7 through 10, and subject to the terms of the Plan, the Committee may grant other incentives payable in cash or in shares of Common Stock under the Plan as it determines to be in the best interests of the Company and subject to such other terms and conditions as it deems appropriate. The Committee may grant such other Awards and designate the Participants to whom such Awards are to be awarded and determine the number of shares of Common Stock or the amount of cash payment subject to such Awards and the terms and conditions of each such Award. Such other Awards may, subject to the provisions of Section 13, entitle the Participant to a payment in cash or Common Stock only upon the attainment of performance goals and other terms and conditions specified by the Committee. Notwithstanding the satisfaction of any performance goals, the amount to be paid under such other Award may be adjusted on the basis of such further consideration as the Committee shall determine, in its sole discretion. However, the Committee may not, in any event, increase the amount earned under such other Awards upon satisfaction of any performance goal by any Covered Employee, and the maximum amount that may be granted to a Covered Employee in any calendar year shall not exceed $10,000,000, if payable in cash.

SECTION 13. WITHHOLDING

13.1 Payment of Taxes

The Company may require the Participant to pay to the Company the amount of any taxes that the Company is required by applicable federal, state, local or foreign law to withhold with respect to the grant, vesting or exercise of an Award. The Company shall not be required to issue any shares of Common Stock under the Plan until such obligations are satisfied.

13.2 Form of Payment

The Committee may permit or require a Participant to satisfy all or part of his or her tax withholding obligations by (a) paying cash to the Company, (b) having the Company withhold an amount from any cash amounts otherwise due or to become due from the Company to the Participant, (c) having the Company withhold a number of shares of Common Stock that would otherwise be issued to the Participant (or become vested in the case of Restricted Stock), having a Fair Market Value equal to the tax withholding obligations, (d) surrendering a number of shares of Common Stock the Participant already owns, having a Fair Market Value equal to the tax withholding obligations, or (e) entering into such other arrangement as is acceptable to the Committee in its discretion. The value of any shares withheld or surrendered may not exceed the employer’s minimum tax withholding obligation and, to the extent such shares were acquired by the Participant from the Company as compensation, the shares must have been held for the minimum period required by applicable accounting rules to avoid a charge to the Company’s earnings for financial reporting purposes.

SECTION 14. ASSIGNABILITY

No Award or interest in an Award may be sold, assigned, pledged (as collateral for a loan or as security for the performance of an obligation or for any other purpose) or transferred by the Participant or made subject to attachment or similar proceedings otherwise than by will or by the applicable laws of descent and distribution, except to the extent a Participant designates one or more beneficiaries on a Company-approved form who may exercise the Award or receive payment under the Award after the Participant’s death. During a Participant’s lifetime, an Award may be exercised only by the Participant. Notwithstanding the foregoing and to the extent permitted by Section 422 of the Code, the Committee, in its sole discretion, may permit a Participant to assign or transfer an Award; provided, however, that (i) any Award so assigned or transferred shall be subject to all the terms and conditions of the Plan and the instrument evidencing the Award and (ii) no Award may be sold or otherwise transferred by the Participant for consideration. Notwithstanding any other provision hereof and to the extent permitted by Section 422 of the Code to the extent applicable, the Committee or its delegate may honor a domestic relations order that requires transfer of an Award in connection with a Participant’s divorce.

SECTION 15. ADJUSTMENTS

15.1 Adjustment of Shares

(a) In the event, at any time or from time to time, a stock dividend, stock split, spin-off, combination or exchange of shares, recapitalization, merger, consolidation, distribution to shareholders other than a normal cash dividend, or other change in the Company’s corporate or capital structure results in (i) the outstanding shares of Common Stock, or any securities exchanged therefor or received in their place, being exchanged for a different number or kind of securities of the Company or any other company or (ii) new, different or additional securities of the Company or any other company being received by the holders of shares of Common Stock, then the Committee shall make proportional adjustments in (A) the maximum number and kind of securities available for issuance under the Plan; (B) the maximum number and kind of securities that may be issued to an individual in any one calendar year as set forth in Section 4.3; (C) the maximum number and kind of securities that may be made subject to the different types of Awards available under the Plan; and (D) the number and kind of securities that are subject to any outstanding Award and the per share price of such securities, without any change in the aggregate price to be paid therefor.

(b) The determination by the Committee as to the terms of any of the foregoing adjustments shall be conclusive and binding.

(c) Notwithstanding the foregoing, the issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property, or for labor or services rendered, either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, outstanding Awards. Also notwithstanding the foregoing, a dissolution or liquidation of the Company or a Change in Control shall not be governed by this Section 15.1 but shall be governed by Sections 15.2 and 15.3, respectively.

15.2 Dissolution or Liquidation

To the extent not previously exercised or settled, and unless otherwise determined by the Committee in its sole discretion, Options and Restricted Stock Units shall terminate immediately prior to the dissolution or liquidation of the Company. To the extent a forfeiture provision or repurchase right applicable to an Award has not been waived by the Committee, the Award shall be forfeited immediately prior to the consummation of the dissolution or liquidation.

15.3 Change in Control

15.3.1 Options

In the event of a Change in Control, except as otherwise provided in the instrument evidencing an Option or in any other written agreement between a Participant and the Company or a Related Company, each outstanding Option shall terminate, provided that, immediately prior to any such Change in Control, the vesting of all Options held by a Participant shall accelerate and the Participant shall have the right to exercise his or her Options in whole or in part whether or not the vesting requirements set forth in the instrument evidencing the Option have been satisfied. Notwithstanding the foregoing, the Committee, in its sole discretion, may instead provide that a Participant’s outstanding Options shall terminate upon consummation of such Change in Control and that each such Participant shall receive, in exchange therefor, a cash payment equal to the amount (if any) by which (a) the Acquisition Price multiplied by the number of shares of Common Stock subject to such outstanding Options (whether or not then exercisable) exceeds (b) the aggregate exercise price for such Options. Also notwithstanding the foregoing, the Committee, in its sole discretion, may instead provide that Options shall be assumed or that an equivalent option or right shall be substituted by a Successor Company, in which case the amount and price of such assumed or substituted options shall be determined by adjusting the amount and price of the Options in the same proportion as used for determining the number of shares of stock of the Successor Company the holders of shares of Common Stock receive in such Change in Control, and the vesting schedule set forth in the instrument evidencing the Option shall continue to apply to the assumed or substituted options.

15.3.2 Restricted Stock and Restricted Stock Units

In the event of a Change in Control, except as otherwise provided in the instrument evidencing the Award and unless otherwise provided in any written agreement between a Participant and the Company or a Related Company, the vesting of shares subject to Restricted Stock or Restricted Stock Units shall accelerate, and the forfeiture provisions to which such shares are subject shall lapse, if and to the same extent that the vesting of outstanding Options accelerates in connection with the Change in Control. If unvested Options are to be assumed or substituted by a Successor Company without acceleration upon the occurrence of a Change in Control, the terms and conditions of the foregoing Awards shall continue with respect to shares of the Successor Company that may be issued in exchange or upon settlement of such Awards, and the number of shares subject to such assumed or substituted restricted stock or restricted stock unit awards shall be adjusted in the same manner as provided in Section 15.3.1 for Options.

15.4 Further Adjustment of Awards

Subject to Sections 15.2 and 15.3, the Committee shall have the discretion, exercisable at any time before a sale, merger, consolidation, reorganization, liquidation, dissolution or change in control of the Company, as defined by the Committee, to take such further action as it determines to be necessary or advisable with respect to Awards. Such authorized action may include (but shall not be limited to) establishing, amending or waiving the type, terms, conditions or duration of, or restrictions on, Awards so as to provide for earlier, later, extended or additional time for exercise, lifting restrictions and other modifications, and the Committee may take such actions with respect to all Participants, to certain categories of Participants or only to individual Participants. The Committee may take such action before or after granting Awards to which the action relates and before or after any public announcement with respect to such sale, merger, consolidation, reorganization, liquidation, dissolution or change in control that is the reason for such action.

15.5 Limitations

The grant of Awards shall in no way affect the Company’s right to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

15.6 No Fractional Shares

In the event of any adjustment in the number of shares covered by any Award, each such Award shall cover only the number of full shares resulting from such adjustment.

SECTION 16. AMENDMENT AND TERMINATION

16.1 Amendment, Suspension or Termination of the Plan

The Board or the Committee of the Board may amend, suspend or terminate the Plan or any portion of the Plan at any time and in such respects as it shall deem advisable; provided, however, that, to the extent required by applicable law, regulation or stock exchange rule, shareholder approval shall be required for any amendment to the Plan.

16.2 Term of the Plan

(a) Unless sooner terminated as provided herein, the Plan shall terminate on May 24, 2014. Notwithstanding the foregoing, no Incentive Stock Options may be granted more than ten years after the earlier of (i) the adoption of the Plan by the Board and (ii) the Effective Date.

(b) After the Plan is terminated, no future Awards may be granted, but Awards previously granted shall remain outstanding in accordance with their applicable terms and conditions and the Plan’s terms and conditions.

16.3 Consent of Participant

The amendment, suspension or termination of the Plan or a portion thereof or the amendment of an outstanding Award shall not, without the Participant’s consent, materially adversely affect any rights under any Award theretofore granted to the Participant under the Plan. Any change or adjustment to an outstanding

Incentive Stock Option shall not, without the consent of the Participant, be made in a manner so as to constitute a “modification” that would cause such Incentive Stock Option to fail to continue to qualify as an Incentive Stock Option. Notwithstanding the foregoing, any adjustments made pursuant to Sections 15.1 through 15.4 shall not be subject to these restrictions.

SECTION 17. GENERAL

17.1 No Individual Rights

(a) No individual or Participant shall have any claim to be granted any Award under the Plan, and the Company has no obligation for uniformity of treatment of Participants under the Plan.

(b) Furthermore, nothing in the Plan or any Award granted under the Plan shall be deemed to constitute an employment contract or confer or be deemed to confer on any Participant any right to continue in the employ of, or to continue any other relationship with, the Company or any Related Company or limit in any way the right of the Company or any Related Company to terminate a Participant’s employment or other relationship at any time, with or without Cause.

17.2 Issuance of Shares

(a) Notwithstanding any other provision of the Plan, the Company shall have no obligation to issue or deliver any shares of Common Stock under the Plan or make any other distribution of benefits under the Plan unless, in the opinion of the Company’s counsel, such issuance, delivery or distribution would comply with all applicable laws (including, without limitation, the requirements of the Securities Act or the laws of any state or foreign jurisdiction) and the applicable requirements of any securities exchange or similar entity.

(b) The Company shall be under no obligation to any Participant to register for offering or resale or to qualify for exemption under the Securities Act, or to register or qualify under the laws of any state or foreign jurisdiction, any shares of Common Stock, security or interest in a security paid or issued under, or created by, the Plan, or to continue in effect any such registrations or qualifications if made. The Company may issue certificates for shares with such legends and subject to such restrictions on transfer and stop-transfer instructions as counsel for the Company deems necessary or desirable for compliance by the Company with federal, state and foreign securities laws. The Company may also require such other action or agreement by the Participants as may from time to time be necessary to comply with applicable securities laws.

(c) To the extent the Plan or any instrument evidencing an Award provides for issuance of stock certificates to reflect the issuance of shares of Common Stock, the issuance may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange.

17.3 Indemnification

(a) Each person who is or shall have been a member of the Board, or a Committee appointed by the Board, or an officer of the Company to whom authority was delegated in accordance with Section 3 shall be indemnified and held harmless by the Company against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit or proceeding against him or her; provided that he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf, unless such loss, cost, liability or expense is a result of his or her own willful misconduct or except as expressly provided by statute.

(b) The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s articles of incorporation or bylaws, as a matter of law, or otherwise, or of any power that the Company may have to indemnify them or hold them harmless.

17.4 No Rights as a Shareholder

Unless otherwise provided by the Committee or in the instrument evidencing the Award or in a written employment agreement, no Option or Award denominated in units shall entitle the Participant to any cash dividend, voting or other right of a shareholder unless and until the date of issuance under the Plan of the shares that are the subject of such Award.

17.5 Compliance With Laws and Regulations

Notwithstanding anything in the Plan to the contrary, the Committee, in its sole discretion, may bifurcate the Plan so as to restrict, limit or condition the use of any provision of the Plan to Participants who are officers subject to Section 16 of the Exchange Act without so restricting, limiting or conditioning the Plan with respect to other Participants. Additionally, in interpreting and applying the provisions of the Plan, any Option granted as an Incentive Stock Option pursuant to the Plan shall, to the extent permitted by law, be construed as an “incentive stock option” within the meaning of Section 422 of the Code.

17.6 Participants in Other Countries

The Committee shall have the authority to adopt such modifications, procedures and subplans as may be necessary or desirable to comply with provisions of the laws of other countries in which the Company or any Related Company may operate to ensure the viability of the benefits from Awards granted to Participants employed in such countries, to comply with applicable foreign laws and to meet the objectives of the Plan.

17.7 No Trust or Fund

The Plan is intended to constitute an “unfunded” plan. Nothing contained herein shall require the Company to segregate any monies or other property, or shares of Common Stock, or to create any trusts, or to make any special deposits for any immediate or deferred amounts payable to any Participant, and no Participant shall have any rights that are greater than those of a general unsecured creditor of the Company.

17.8 Successors

All obligations of the Company under the Plan with respect to Awards shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all the business and/or assets of the Company.

17.9 Severability

If any provision of the Plan or any Award is determined to be invalid, illegal or unenforceable in any jurisdiction, or as to any person, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or, if it cannot be so construed or deemed amended without, in the Committee’s determination, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, person or Award, and the remainder of the Plan and any such Award shall remain in full force and effect.

17.10 Choice of Law

The Plan, all Awards granted thereunder and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by the laws of the United States, shall be governed by the laws of the State of Delaware without giving effect to principles of conflicts of law.

SECTION 18. EFFECTIVE DATE

The Callaway Golf Company 2004 Equity Incentive Plan became effective following shareholder approval of it on May 25, 2004 (the “Effective Date”). This Callaway Golf Company Amended and Restated 2004 Incentive Plan shall become effective immediately following shareholder approval of it and thereafter this Amended and Restated 2004 Incentive Plan shall constitute the Plan.

Callaway Golf Company
2009 Annual Meeting of
Shareholders
Tuesday, May 19, 2009
10:00 a.m. PDT
N
W
E
S
Cannon Rd.
Cannon Rd.
Paseo Del Norte
Car Country Dr.
Legoland Dr.
Grand Pacific Dr.
48
5
Car Country Dr.
Grand Pacific Dr.
Armada Dr.
Fleet St.
Legoland Dr.
The Crossing Dr.
Topeka & Santa Fe
47
Paseo Del Norte
mar Airport Rd.
Palomar Airport Rd.
Carlsbad Blvd.
Friendly Pl.

Location

The Sheraton Carlsbad
5480 Grand Pacific Drive
Carlsbad, CA 92008
760-827-2400

From Interstate 5:

Exit Palomar Airport Road
Go East on Palomar Airport Road to The Crossing Drive
Turn left onto The Crossing Drive
Turn left onto Grand Pacific Drive

APPENDIX A

Please mark here for Address Change or Comments ☐
SEE REVERSE SIDE

THIS PROXY CARD IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY. YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES LISTED BELOW AND “FOR” PROPOSALS 2 AND 3.	I PLAN TO ATTEND THE MEETING ☐

1.	ELECTION OF DIRECTORS:

01 George Fellows	04 John C. Cushman, III	07 Richard L. Rosenfield
02 Samuel H. Armacost	05 Yotaro Kobayashi	08 Anthony S. Thornley
03 Ronald S. Beard	06 John F. Lundgren

FOR all nominees listed (except as marked to the contrary)	WITHHOLD AUTHORITY to vote for all nominees listed
☐	☐

(INSTRUCTION: To withhold authority to vote for any individual nominee, write the nominee’s name on the line provided below.) *Exceptions

2. Amendment to our Amended and Restated 2004 Incentive Plan to increase the maximum number of shares of Common Stock available for issuance thereunder from 12,250,000 to 17,500,000 shares and make certain other changes.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3. Ratification of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm.

☐ FOR	☐ AGAINST	☐ ABSTAIN

In	their discretion, Steven C. McCracken and Brian P. Lynch, or either of them, are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders to be held May 19, 2009 and the Proxy Statement furnished with this card.

Signature	Signature	Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. This proxy revokes all proxies previously given.

— FOLD AND DETACH HERE —

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING.

BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting are available through 11:59 P.M. Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet		Telephone
http://www.proxyvoting.com/ely		1-866-540-5760
Use the Internet to vote your proxy. Have your proxy card in hand when you access the website.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Choose MLinkTM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect ® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

The Annual Report and Proxy Statement can be viewed on the Internet at

http://bnymellon.mobular.net/bnymellon/ely

CALLAWAY GOLF COMPANY

The undersigned shareholder of CALLAWAY GOLF COMPANY hereby appoints STEVEN C. McCRACKEN and BRIAN P. LYNCH, or either of them, proxies of the undersigned, each with full power to act without the other and with the power of substitution, to represent the undersigned at the Annual Meeting of Shareholders of Callaway Golf Company to be held at the Sheraton Carlsbad, 5480 Grand Pacific Drive, Carlsbad, California 92008 at 10:00 a.m. (PDT) on Tuesday, May 19, 2009, and at any adjournment or postponement thereof, and to vote all shares of stock of the Company standing in the name of the undersigned with all the powers the undersigned would possess if personally present, in accordance with the instructions below and on the reverse hereof, and in their discretion upon such other business as may properly come before the meeting; provided, however, that such proxies, or either of them, shall have the power to cumulate votes and distribute them among the nominees listed in the manner directed herein, as they see fit, and to drop any such nominees, in order to ensure the election of the greatest number of such nominees.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF THIS PROXY IS PROPERLY EXECUTED AND RETURNED BUT NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE NOMINEES LISTED ON THE REVERSE HEREOF AND “FOR” ALL OTHER PROPOSALS IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.

IMPORTANT: SIGNATURE REQUIRED ON REVERSE SIDE

Address Change/Comments (Mark the corresponding box on the reverse side)

— FOLD AND DETACH HERE —

http://bnymellon.mobular.net/bnymellon/ely

APPENDIX B

April 2, 2009

TO:	PARTICIPANTS IN THE CALLAWAY GOLF COMPANY EMPLOYEE STOCK PURCHASE PLAN AND EMPLOYEE STOCK OPTION PLANS

The Company has issued shares of Callaway Golf Company Common Stock to a Grantor Stock Trust to fund benefits under, among other things, the above referenced stock plans. The Grantor Stock Trust will be entitled to vote 1,177,906 shares at the 2009 Annual Meeting of Shareholders. As a participant this past year in one or more of the stock plans, you have certain rights to direct the voting of these shares. Your voting rights are based upon the number of unexercised options you hold under the stock option plans and/or shares you purchased during the last twelve months under the Employee Stock Purchase Plan.

To exercise your voting rights, please complete the enclosed green Voting Instruction Card. It directs the Trustee, Union Bank of California, N.A., how to vote. YOU MUST RETURN THE VOTING INSTRUCTION CARD TO THE TRUSTEE USING THE ENCLOSED RETURN ENVELOPE PRIOR TO THE ANNUAL MEETING, WHICH WILL BE HELD ON MAY 19, 2009 IN ORDER TO EXERCISE YOUR VOTING RIGHTS UNDER THE TRUST. THE TRUSTEE, HOWEVER, CANNOT GUARANTEE THAT VOTING INSTRUCTIONS RECEIVED AFTER MAY 13, 2009 WILL BE COUNTED. IF YOUR VOTING INSTRUCTIONS ARE NOT RECEIVED PRIOR TO MAY 13, 2009, THE SHARES FOR WHICH YOU HAD THE RIGHT TO DIRECT THE VOTE WILL BE VOTED IN PROPORTION TO THE WAY THE OTHER SHARES ARE DIRECTED, EXCEPT AS MAY OTHERWISE BE REQUIRED BY LAW.

Your Board of Directors recommends a vote “FOR” each of the nominees for director set forth on the green Voting Instruction Card. Information concerning these nominees is set forth in the enclosed Proxy Statement.

Your Board of Directors also recommends a vote “FOR” amendment to our Amended and Restated 2004 Incentive Plan to increase the maximum number of shares of Common Stock available for issuance thereunder from 12,250,000 to 17,500,000 shares and make certain other changes and “FOR” ratification of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2009.

You may receive more than one package of materials regarding the upcoming Annual Meeting. For example, if as of March 23, 2009 you owned any shares of the Company’s Common Stock directly, you will receive a separate mailing related to these shares. YOU MUST SEPARATELY VOTE THE SHARES HELD BY YOU AS A SHAREHOLDER IN ACCORDANCE WITH THE INSTRUCTIONS YOU RECEIVE FOR THOSE SHARES.

If you need further assistance, please contact Jean Saidy at (760) 931-1771. Thank you for your cooperation.

Sincerely,

/s/ George Fellows
George Fellows
President and Chief Executive Officer

APPENDIX C

CALLAWAY GOLF COMPANY

Stock Plan Participant Voting Instruction Card

TO:	Union Bank of California, N.A.,
Trustee of the Callaway Golf Company Grantor Stock Trust

With respect to the voting at the Annual Meeting of Shareholders of Callaway Golf Company to be held on May 19, 2009, or any adjournment or postponement thereof, the undersigned participant in the Callaway Golf Company Stock Option Plans and/or Employee Stock Purchase Plan hereby directs Union Bank of California, N.A., as Trustee of the Callaway Golf Company Grantor Stock Trust, to vote all of the votes to which the undersigned is entitled to direct under the Trust in accordance with the following instructions:

THE VOTES TO WHICH THE UNDERSIGNED STOCK PLAN PARTICIPANT IS ENTITLED TO DIRECT UNDER THE TRUST WILL BE VOTED AS INSTRUCTED BELOW. IF A VOTING INSTRUCTION CARD IS SIGNED AND RETURNED BUT NO INSTRUCTIONS ARE INDICATED, SUCH VOTES WILL BE VOTED “FOR” ALL NOMINEES AND “FOR” PROPOSALS 2 AND 3.

1.	ELECTION OF DIRECTORS

Nominees:	George Fellows, Samuel H. Armacost, Ronald S. Beard, John C. Cushman, III, Yotaro Kobayashi, John F. Lundgren, Richard L. Rosenfield and Anthony S. Thornley.

☐ FOR all nominees listed	☐ WITHHOLD AUTHORITY
(except as marked to the contrary)	to vote for all nominees listed

INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name on the line provided below.

IMPORTANT: SIGNATURE REQUIRED ON REVERSE SIDE

(Continued and to be signed on other side)

2.	Amendment to our Amended and Restated 2004 Incentive Plan to increase the maximum number of shares of Common Stock available for issuance thereunder from 12,250,000 to 17,500,000 shares and make certain other changes.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3. Ratification of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm.

☐ FOR	☐ AGAINST	☐ ABSTAIN

In their discretion, Steven C. McCracken and Brian P. Lynch, or either of them, are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders to be held May 19, 2009, and the Proxy Statement furnished herewith.

Signature

Please sign exactly as name appears hereon.

Date , 2009
PLEASE MARK, DATE, SIGN AND RETURN THIS VOTING INSTRUCTION CARD PROMPTLY IN THE ENCLOSED RETURN ENVELOPE. THE TRUSTEE CANNOT GUARANTEE THAT INSTRUCTIONS RECEIVED AFTER MAY 13, 2009 WILL BE COUNTED.